UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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COMVERSE TECHNOLOGY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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COMVERSE TECHNOLOGY, INC.

810 Seventh Avenue

New York, NY 10019

May 18, 2012

Dear Shareholder:

You are cordially invited to attend Comverse Technology, Inc.’s 2012 Annual Meeting of Shareholders. The meeting will be held on June 28, 2012, at 10:00 a.m., local time, at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, NY 10153.

The notice of annual meeting and proxy statement accompanying this letter describes the business to be acted upon at the meeting. Our Annual Report on Form 10-K for the fiscal year ended January 31, 2012, which constitutes our annual report to our shareholders, is also enclosed. To ensure that your shares are represented at the meeting, you are urged to vote as described in the accompanying proxy statement.

Cadian Fund LP and certain other entities affiliated with Cadian Capital Management, LLC (collectively referred to as Cadian) have stated their intention to propose four alternative director nominees for election at the 2012 Annual Meeting. You may receive solicitation materials from Cadian seeking your proxy to vote for Cadian’s nominees. THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE BOARD’S NOMINEES ON THE ENCLOSED WHITE PROXY CARD AND URGES YOU NOT TO SIGN OR RETURN OR VOTE ANY PROXY CARD SENT TO YOU BY CADIAN. If you have already voted using a proxy card sent to you by Cadian, you can subsequently revoke it by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided or by voting via the Internet or by telephone by following the instructions provided on the enclosed WHITE proxy card. Only your last-dated proxy card will be counted.

Thank you for your support.

Sincerely,

Charles J. Burdick

Chairman of the Board and Chief Executive Officer

COMVERSE TECHNOLOGY, INC.

810 Seventh Avenue

New York, NY 10019

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held June 28, 2012

To the Shareholders of Comverse Technology, Inc.:

The 2012 Annual Meeting of Shareholders (referred to as the 2012 Annual Meeting) of Comverse Technology, Inc. will be held on June 28, 2012, at 10:00 a.m., local time, at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, NY 10153. At the meeting, you will be requested to consider and vote upon the following proposals to:

1.	elect six nominees to serve as directors until the 2013 annual meeting of shareholders and until their successors have been duly elected and qualified;

2.	ratify the appointment of Deloitte & Touche LLP to serve as Comverse Technology, Inc.’s independent registered public accounting firm for the fiscal year ending January 31, 2013;

3.	approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion in the accompanying Proxy Statement; and

4.	transact any other business that may properly come before the meeting and any adjournments or postponements thereof.

These items are more fully described in the following pages. Shareholders of record at the close of business on May 10, 2012 are entitled to attend and vote at the 2012 Annual Meeting. Whether or not you plan to attend the annual meeting, your vote is important. We urge you to read the accompanying Proxy Statement carefully and to vote for the Board’s nominees and to vote in accordance with the Board’s recommendations on the other proposals, as soon as possible.

Shareholders of record may vote their shares by using the Internet or the telephone. Instructions for using these convenient services are set forth on the enclosed WHITE proxy card. You may also vote your shares by marking your votes on the enclosed WHITE proxy card, signing and dating it, and mailing it in the enclosed postage-paid envelope.

Cadian Fund LP and certain other entities affiliated with Cadian Capital Management, LLC (collectively referred to as Cadian) have stated their intention to propose four alternative director nominees for election at the 2012 Annual Meeting. You may receive solicitation materials from Cadian seeking your proxy to vote for Cadian’s nominees. THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE BOARD’S NOMINEES ON THE ENCLOSED WHITE PROXY CARD AND URGES YOU NOT TO SIGN OR RETURN OR VOTE ANY PROXY CARD SENT TO YOU BY CADIAN. If you have already voted using a proxy card sent to you by Cadian, you can subsequently revoke it by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided or by voting via the Internet or by telephone by following the instructions provided on the enclosed WHITE proxy card. Only your last-dated proxy card will be counted.

Any shareholder attending the meeting may vote in person, even if you have already voted on the proposals described in this Proxy Statement, and proof of identification will be required to enter the meeting. If your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on May 10, 2012, the record date for voting. If you hold your shares through a broker, bank or other nominee and wish to vote your shares at the annual meeting, you must obtain a legal proxy from your broker, bank or other nominee. Please note that cameras and other recording equipment will not be permitted at the meeting.

By Order of the Board of Directors,

New York, New York May 18, 2012	Shefali A. Shah Senior Vice President, General Counsel and Corporate Secretary

This Proxy Statement and the accompanying form of proxy card are being mailed beginning on or about May 18, 2012 to all shareholders entitled to vote. The Comverse Technology, Inc. Annual Report on Form 10-K for the fiscal year ended January 31, 2012, which constitutes our annual report to our shareholders (referred to as our 2011 Annual Report to Shareholders), is being mailed with this Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be held on June 28, 2012: The Notice of Annual Meeting of Shareholders, the Proxy Statement and our 2011 Annual Report to Shareholders are available at www.proxyvote.com.

YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES

YOU OWN

If you have questions about how to vote your shares, or need additional assistance, please contact D.F. King & Co., Inc., which is assisting Comverse Technology, Inc. in the solicitation of proxies:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Shareholders please call toll-free: (888) 605-1958

All others please call collect: (212) 269-5550

i

(continued)

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COMVERSE TECHNOLOGY, INC.

810 Seventh Avenue

New York, NY 10019

PROXY STATEMENT

FOR

Annual Meeting of Shareholders

to be held on June 28, 2012

INFORMATION ABOUT THE ANNUAL MEETING

Our Board of Directors (or the Board) is soliciting proxies for the annual meeting of shareholders of Comverse Technology, Inc. (or CTI) to be held on June 28, 2012 (or the 2012 Annual Meeting), and at any adjournments or postponements thereof. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

This Proxy Statement and the accompanying form of WHITE proxy card are being mailed beginning on or about May 18, 2012 to all shareholders entitled to vote.

Why am I receiving these materials?

You have received these proxy materials because our Board is soliciting your vote at the 2012 Annual Meeting. This Proxy Statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (or the SEC) and that is designed to assist you in voting your shares.

When and where is the annual meeting?

The 2012 Annual Meeting will be held on June 28, 2012 at 10:00 a.m., local time, at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, NY 10153.

Who may vote at the meeting?

Shareholders of record at the close of business on May 10, 2012 (referred to as the record date) may attend and vote at the meeting. Each shareholder is entitled to one vote for each share of common stock held on all matters to be voted. As of the close of business on the record date, 219,046,954 shares of our common stock were outstanding. A list of our shareholders entitled to vote at the 2012 Annual Meeting will be available for inspection at our corporate offices at 810 Seventh Avenue, New York, New York prior to the meeting.

How many shares must be present to hold the meeting?

A majority of our issued and outstanding shares of common stock that are entitled to vote as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum.

For purposes of determining whether a quorum exists, we count as present any shares that are properly represented in person at the meeting or that are represented by a valid proxy properly submitted over the Internet, by telephone or by mail. Further, for purposes of establishing a quorum, we will count as present shares that are properly represented even if the shareholder abstains from voting on one or more of the matters to be voted on.

What proposals will be voted on at the meeting?

There are three proposals scheduled to be voted on at the meeting:

•

the election of six nominees to serve as directors and hold office until the 2013 annual meeting of shareholders and until their successors have been duly elected and qualified (Please see “Proposal 1—Election of Directors”);

•

the ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending January 31, 2013 (Please see “Proposal 2—Ratification of the Appointment of Independent Registered Public Accounting Firm”); and

•

the approval, on a non-binding advisory basis, of the compensation of our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion in this Proxy Statement (Please see “Proposal 3—A Non-Binding Advisory Vote on the Compensation of Our Named Executive Officers”).

How does the Board of Directors recommend that I vote?

Our Board unanimously recommends that you vote your shares as follows:

•	FOR the election of each of the Board’s nominees to serve on our Board;

•	FOR the ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending January 31, 2013; and

•

FOR the approval, on a non-binding advisory basis, of the compensation paid to the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion in this Proxy Statement.

If you are a shareholder of record (that is, you do not hold shares in “street name”) and you sign your WHITE proxy card without giving specific instructions, your shares will be voted in accordance with the recommendations of our Board.

What are broker non-votes and what is the effect of broker non-votes?

A “broker non-vote” occurs when a broker, a bank or other nominee who holds shares on behalf of a beneficial owner (sometimes referred to as holding shares in “street name”) does not vote on a particular proposal because the broker, bank or other nominee does not have discretionary power to vote on that particular proposal and has not received voting instructions from the beneficial owner. If a broker, bank or other nominee indicates on the proxy card that it does not have discretionary authority to vote on a particular matter, those shares will be counted as shares present for purposes of determining the presence of a quorum but will otherwise have no effect.

If your shares are held through a broker and you do not provide voting instructions, your broker has discretionary authority to vote those uninstructed shares on Proposal 2, the ratification of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending January 31, 2013, but does not have authority to vote those shares on any of the other proposals to be voted on at the 2012 Annual Meeting. Your vote is very important, whether you hold your shares directly or through a broker, bank or other nominee. We encourage you to read the Proxy Statement and the 2011 Annual Report carefully and, if you are a beneficial owner, please be sure to give voting instructions to your broker, bank or other nominee if you want your votes to count.

What vote is required to approve each matter and how are votes counted?

Proposal 1—Election of Directors. Our By-Laws provide for the election of directors by a “plurality of votes cast” in contested elections. A “plurality of votes cast” means that the six nominees who receive the greatest number of shares voted “For” their election will be elected. You may vote “For” one or more nominees, “Withhold” your vote for one or more of the nominees, or you may “Abstain” from voting for one or more of the nominees. Abstentions, if any, will have no effect.

Cadian Fund LP and certain other entities affiliated with Cadian Capital Management, LLC (collectively referred to as Cadian) have stated their intention to propose four alternative director nominees for election at the 2012 Annual Meeting. THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE BOARD’S NOMINEES ON THE ENCLOSED WHITE PROXY CARD AND URGES YOU NOT TO SIGN OR RETURN OR VOTE ANY PROXY CARD SENT TO YOU BY CADIAN.

Proposal 2—Ratification of the Appointment of Deloitte & Touche LLP to Serve as our Independent Registered Public Accounting Firm for the Fiscal Year Ending January 31, 2013. The affirmative vote of a majority of the shares of common stock present or represented at the 2012 Annual Meeting and entitled to vote as of May 10, 2012 will be required to approve the ratification of our independent registered public accounting firm. You may vote “For” or “Against” the proposal or you may “Abstain” from voting on the proposal. Abstaining from the voting on this proposal will have the effect of a vote “Against” this proposal.

Proposal 3—A Non-Binding, Advisory Vote on the Compensation of Our Named Executive Officers. Votes on the compensation of our named executive officers are non-binding. However, our Board and the Compensation and Leadership Committee will review and consider the outcome of this vote when making future compensation decisions for our named executive officers. The affirmative vote of a majority of the shares of common stock present or represented at the 2012 Annual Meeting and entitled to vote as of May 10, 2012 will be required to approve, on an advisory basis, the compensation of our named executive officers. You may vote, on an advisory basis, “For,” “Against” or “Abstain” from voting on this proposal. Abstaining from the voting on this proposal will have the effect of a vote “Against” this proposal.

How can I vote my shares in person at the meeting?

Shares held directly in your name as the shareholder of record may be voted in person at the meeting. If you choose to attend the meeting, please bring the enclosed WHITE proxy card and proof of identification for entrance to the meeting. If you hold your shares in street name (for example, the shares are held for you by a broker, bank or other nominee), in order to attend the meeting you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on the record date (May 10, 2012). If you hold your shares in street name and you would like to vote your shares in person at the meeting, you must obtain a legal proxy from your broker, bank or other nominee.

How can I vote my shares without attending the meeting?

Whether you hold shares directly as a shareholder of record or beneficially in street name, you may vote without attending the meeting. If you are a shareholder of record, you may vote in any of the following ways:

•

You may vote by mail. You may complete, date and sign the WHITE proxy card and promptly mail it in the postage-prepaid envelope that you received. The persons named in the WHITE proxy card will vote the shares you own in accordance with your instructions on the WHITE proxy card you return. If you return the WHITE proxy card but do not give any instructions on a particular matter described in this Proxy Statement, the persons named in the WHITE proxy card will vote the shares you own in accordance with the recommendations of our Board.

•

You may vote over the Internet. If you have Internet access, you may vote your shares from any location in the world by following the instructions set forth on your WHITE proxy card. If you vote on the Internet, you do not need to return your WHITE proxy card.

•

You may vote by telephone. If you are located in the United States or Canada, you may vote your shares by following the instructions set forth on your WHITE proxy card. If you vote by telephone, you do not need to return your WHITE proxy card.

You may receive solicitation materials from Cadian seeking your proxy to vote for Cadian’s nominees. THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE BOARD’S NOMINEES ON THE ENCLOSED WHITE PROXY CARD AND URGES YOU NOT TO SIGN OR RETURN OR VOTE ANY PROXY CARD SENT TO YOU BY CADIAN. If you have already voted using a proxy card sent to you by Cadian, you can subsequently revoke it by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided or by voting via the Internet or by telephone by following the instructions provided on the enclosed WHITE proxy card. Only your last-dated proxy card will be counted.

Proxy cards must be received by no later than 10:00 a.m. (New York City time) on June 28, 2012. Telephone and Internet voting will be available until 11:59 p.m., New York City time, on June 27, 2012.

If your shares are held in the name of a broker, bank or other nominee, please follow the voting instructions on the forms you receive from your record holder. The availability of voting by Internet or telephone will depend upon their voting procedures.

What does it mean if I receive more than one proxy card?

If you hold your shares in multiple registrations, or in both registered and street name, you will receive a WHITE proxy card for each account. Please sign, date and return all WHITE proxy cards you receive. If you choose to vote by phone or Internet, please vote each WHITE proxy card you receive. Only your latest dated proxy for each account will be voted.

You may also receive proxy cards from Cadian soliciting proxies in favor of its slate of director nominees for election at the 2012 Annual Meeting.

If you receive any proxy cards from Cadian, we urge you NOT to sign that proxy card because only the latest-dated proxy card is counted. Shareholders may receive more than one WHITE proxy card from us regardless of whether or not they have previously voted. To ensure shareholders have our latest proxy information and materials to vote, we may conduct multiple mailings prior to the 2012 Annual Meeting. To vote as the Board of Directors recommends, shareholders must use the WHITE proxy card. Voting against the nominees of Cadian on its proxy card will not be counted as a vote in accordance with the recommendation of our Board and can result in the revocation of any previous proxies you may have granted on the WHITE proxy card. If you have signed a proxy card sent to you by Cadian, you still have every right and the ability to change your vote by executing our WHITE proxy card. Only the latest-dated proxy card you vote will be counted.

Please note that we are not responsible for the accuracy of any information provided by, or relating to, Cadian contained in any proxy solicitation materials filed or disseminated by Cadian, or any other statements that Cadian or any of its representatives may otherwise make.

If you have any questions or need assistance voting, please call D.F. King & Co., Inc., our proxy solicitor assisting us in connection with the Annual Meeting. Shareholders please call toll-free: (888) 605-1958. All others please call collect: (212) 269-5550.

How can I change my vote?

You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may do this by signing and submitting a new WHITE proxy card with a later date, voting by telephone or using the Internet (your latest telephone or Internet proxy is counted), by attending the meeting and voting in person or by notifying the inspectors of election in writing of such revocation. Attending the meeting will not revoke your proxy unless you specifically request it.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within CTI or to third parties, except:

•	as necessary to meet applicable legal requirements;

•	to allow for the tabulation and certification of votes; and

•	to facilitate a successful proxy solicitation.

Occasionally, shareholders provide written comments on their proxy cards, which may be forwarded to management and our Board.

Will the proposed Comverse share distribution be considered at the 2012 Annual Meeting?

As previously disclosed, CTI intends to distribute 100% of the shares of its wholly-owned subsidiary, Comverse, Inc., to CTI’s shareholders on a pro rata basis (referred to as the Comverse share distribution). Shareholders are not being asked to vote on the Comverse share distribution at the 2012 Annual Meeting. CTI expects to submit the Comverse share distribution to shareholders for approval at a special meeting of shareholders in the second half of the fiscal year ending January 31, 2013. In addition to shareholder approval, the Comverse share distribution is subject to a number of conditions, including final approval of the transaction by CTI’s Board, filings with, and the completion of a review process by, the Securities and Exchange Commission, the approval of CTI shareholders and final approval of certain material agreements by the boards of each of CTI and Comverse, Inc. The Comverse share distribution may also be conditioned upon receipt of a favorable ruling from the Internal Revenue Service regarding certain tax aspects of the distribution.

If the proposed Comverse share distribution is implemented, then prior to the effect of any transaction that would eliminate the CTI holding company structure, CTI shareholders at the time of the distribution would continue to hold their equity in CTI as well as own 100% of the equity of Comverse, Inc.

PROPOSAL 1—ELECTION OF DIRECTORS

Board of Directors

Our Board has nominated six directors for election at this Annual Meeting to hold office until the 2013 annual meeting and the election and qualification of their successors. All of the nominees are currently directors and five of the nominees are independent within our director independence standards, which meet, and in some cases exceed, the director independence standards of the Marketplace Rules of the NASDAQ Stock Market (or NASDAQ). Each nominee agreed to be named in this Proxy Statement and to serve on the Board if elected. We have no reason to believe that any of the nominees will be unable or unwilling for good cause to serve if elected. However, if any nominee should become unable for any reason or unwilling for good cause to serve, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of directors.

In addition to the biographical information set forth below under “—Nominees for Election—Background and Qualifications,” Appendix A sets forth information relating to the Board’s director nominees as well as certain of our officers and employees who are considered “participants” in our solicitation under the Securities Exchange Act of 1934, as amended (or the Exchange Act), and the rules promulgated thereunder by reason of their position as directors or director nominees of CTI or because they may be soliciting proxies on our behalf.

Director Criteria, Qualifications and Experience

The Board is responsible for recommending the nominees to shareholders for their election to serve as its members. The Board has delegated to the Corporate Governance and Nominating Committee the responsibility to identify and evaluate director candidates to be elected or re-elected by shareholders and to fill any vacancies on the Board. In addition, the Corporate Governance and Nominating Committee reviews periodically the composition of the Board as a whole, including whether the directors reflect an appropriate level of independence, sound judgment, business specialization, technical skills, diversity and other desired qualities and whether the Board is of the appropriate size at that point in time. Our By-Laws and our Corporate Governance Guidelines and Principles set forth certain criteria for the nomination of directors. Our Corporate Governance Guidelines and Principles provide that it is the expectation of the Board that all members of the Board, other than the Chief Executive Officer, be independent. In addition, director candidates must exhibit high personal and professional ethics, integrity and values, experience relevant to the Board’s oversight of the business and a commitment to the long-term interests of the shareholders. They must be capable of objective and mature judgment grounded in an inquisitive perspective and practical wisdom. To fulfill these objectives, the Board has determined that it is important to nominate directors with the experiences, qualifications and skills that include, among others:

•

Leadership Experience. We believe that directors with experience in significant leadership positions over an extended period, especially chief executive officer positions, generally possess strong abilities to motivate and manage others and to identify and develop leadership qualities in others. They also generally possess a practical understanding of organizations, processes, strategy, risk management and the methods to drive change and growth.

•

Financial and Accounting Experience. In recent years, our Board required significant financial and accounting expertise in conducting the Special Committee investigations and overseeing the revenue recognition evaluations as well as our efforts to become current in our periodic reporting obligations under the federal securities laws. In addition, we believe that an understanding of finance and financial reporting processes enables our directors to evaluate and understand the impact of business decisions on our financial statements and capital structure.

•	Industry Experience. We seek to have directors with experience as executives, directors or in other leadership positions in industries relevant to our business.

•

Operational Experience. We believe that directors who are current or former executives with direct operational responsibilities bring valuable practical insight to helping develop, implement and assess our operations, operating plan and business strategy.

•

Global Experience. Our future success depends, in part, on our success in maintaining and growing our businesses outside the United States. We believe that directors with significant global experience bring valuable insight in developing and assessing our international business strategy.

•

Investment and Transactional Experience. We have been in the process of evaluating strategic alternatives for our company and how to maximize value for our shareholders. Consequently, we believe that directors with experience in public and private investments and transactions bring valuable insight in analyzing the options that are available to us.

•

Public Company Board and Corporate Governance Experience. Directors with experience as executives or directors of other publicly-traded companies generally are well prepared to fulfill the Board’s responsibilities of overseeing and providing insight and guidance to management, and help further our goals of greater transparency, accountability for management and the Board, and protection of shareholder interests.

The Board seeks to reflect diverse experience and candidates are selected with this balance in mind. We believe that the composition of our Board is balanced and that the diverse experiences, qualifications and skills of our directors enable us to adequately address our current challenges and execute our strategies.

The Corporate Governance and Nominating Committee considers candidates recommended for nomination by our shareholders using the same criteria as it applies to recommendations from existing directors and members of the Company’s management. Shareholders are invited to submit recommendations by writing to: Corporate Governance and Nominating Committee, Comverse Technology, Inc., 810 Seventh Avenue, 32nd Floor, New York, New York 10019.

Nominees for Election—Background and Qualifications

Below is a summary of the qualifications and experience of each nominee, including biographical data for at least the last five years and an assessment of the experience, qualifications and skills of each such nominee.

We urge you to vote for the nominees proposed by the Board using only the enclosed WHITE proxy card and not to sign and return or vote any proxy card sent to you by Cadian. If you have already voted using a proxy card sent to you by Cadian, you can revoke it by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided or by voting via the Internet or by telephone by following the instructions provided on the enclosed WHITE proxy card. Only your last-dated proxy will count, and any proxy may be revoked at any time before the final vote at the meeting.

Our Board of Directors unanimously recommends a vote “FOR” the election to the

Board of each of the following nominees.

Susan D. Bowick. Ms. Bowick, age 63, has served as a member of our Board since December 2006. Ms. Bowick served as a consultant to the joint venture of Nokia Corporation and Siemens A.G. during 2006. From 2004 to 2007, Ms. Bowick served as an independent consultant to SAP A.G., a provider of software solutions, and Nokia Corporation, a manufacturer of mobile devices. From 1977 to 2004, Ms. Bowick served at various executive positions with Hewlett-Packard Company, a provider of information technology, infrastructure, personal computing, global services and imaging and printing, most recently as its Executive Vice President, Human Resources and Workforce Development. Ms. Bowick serves as a director and the Chair of the Compensation Committee of each of Verint Systems Inc. (which we refer to as Verint Systems or, together with its subsidiaries, as Verint), a majority-owned subsidiary of CTI, and EarthLink, Inc., an Internet service provider. In addition, Ms. Bowick formerly served as a guest lecturer at Stanford Graduate School of Business and was a founding Board member of the Washington state M.E.S.A. program engaged in the identification and retention of high potential junior high school students. Ms. Bowick holds a B.S., Business Administration and Education from the University of Nebraska. Ms. Bowick is an independent director. Ms. Bowick’s qualifications to serve on the Board include her leadership, operational and global experience as a consultant and executive in the area of executive compensation and human resources at publicly-held companies. Ms. Bowick also has public company board and corporate governance experience attributable to her service as an independent director of a NASDAQ-listed company.

Charles J. Burdick (Chairman of the Board and Chief Executive Officer). Mr. Burdick, age 60, has served as our Chairman and Chief Executive Officer since March 2011, as a member of our Board since December 2006 and as Chairman of the Board since March 2008. Until July 2005, he was Chief Executive Officer of HIT Entertainment Plc, a publicly listed provider of pre-school children’s entertainment. From 1996 to 2004, Mr. Burdick worked for Telewest Communications, the second largest cable television company in the United Kingdom, serving as Chief Financial Officer and Chief Executive Officer. In these roles, Mr. Burdick oversaw the financial and operational restructuring of Telewest and was responsible for leading and financing the acquisitions of a number of cable companies. Mr. Burdick has also held a series of financial positions with TimeWarner, US WEST and MediaOne, specializing in corporate finance, mergers and acquisitions, and international treasury. Mr. Burdick currently serves as an independent non-executive director of Transcom WorldWide S.A. (or Transcom), a Luxembourg based global provider of outsourced customer and credit management services. Mr. Burdick notified Transcom of his intention not to stand for re-election and his term of office will end in May 2012. Mr. Burdick formerly served as a director of Bally Total Fitness Holding Corporation, HIT Entertainment plc, QXL plc, Singer and Friedlander (owned by the Kaupthing Group) and CTC Media, and as the Chairman of the Board of Directors of Verint Systems within the last five years. Mr. Burdick holds a M.B.A. from the University of California, Los Angeles and a B.A. in Economics from the University of California, Santa Barbara. Mr. Burdick’s qualifications to serve on the Board include his leadership, financial and accounting, industry, operational, global and public company board and corporate governance experience attributable to his service as our Chief Executive Officer and as an executive officer and director of telecommunications and media companies with more than 25 years in the industry.

Robert Dubner. Mr. Dubner, age 69, has served as a member of our Board since January 2009. Mr. Dubner is presently an independent consultant providing senior advisory services to companies, including Berry Plastics Corp., a manufacturer and marketer of plastic packaging products (since December 2010), and Noranda Aluminum Holding Corporation, a leading North American integrated producer of primary aluminum products and rolled aluminum coils (since March 2008) and a senior advisor to the global leader of PricewaterhouseCoopers Consulting (since June 2008). Mr. Dubner previously served as an independent consultant to Covalence Specialty Materials Corp., a company which manufactures plastic packaging (from September 2006 until July 2007). From October 2002 until December 2004, Mr. Dubner was a management consulting partner and member of IBM Corporation’s Business Consulting Services Global Middle Market leadership team. Mr. Dubner had previously been a partner of Coopers & Lybrand International from 1991 to 1998, and then was a partner with PricewaterhouseCoopers LLP from 1998 to 2002, serving as the U.S. and global leader of its middle market consulting practice. He served as an elected member of Coopers & Lybrand’s Board of Partners from 1995 to 1998 and PricewaterhouseCoopers’ U.S. and Global Board of Partners from 1998 to 2001. In addition, Mr. Dubner serves as a director of Hudson Highland Group, Inc., a temporary and permanent staffing company. Mr. Dubner formerly served as a director of Perf Go Green Holdings, Inc. within the last five years. Mr. Dubner holds a B.A. from Franklin & Marshall College and an M.B.A. from New York University. Mr. Dubner is an independent director. Mr. Dubner’s qualifications to serve on the Board include his operational experience attributable to his service as a strategic and management consultant for companies in a variety of industries and his financial and accounting experience as a partner in prominent accounting firms.

Augustus K. Oliver. Mr. Oliver, age 62, has served as a member of our Board since May 2007 and as the Board’s Independent Lead Director since March 2011. Since March 2005, Mr. Oliver has been a managing member of Oliver Press Partners, LLC, an investment advisor, and, prior to that, a Senior Managing Director of

WaterView Advisors LLC, a private equity investment firm since October 1999. Mr. Oliver currently serves as a director of Scholastic Corporation, a global children’s publishing, education and media company, The Phoenix Companies, Inc., a provider of life insurance and annuity products and as Chairman of the Board of Directors of Verint Systems. In addition, Mr. Oliver serves as a Trustee and Chairman of the Executive Committee of the Lincoln Center Theater. Mr. Oliver formerly served as a director of Emageon, Inc. within the last five years. Mr. Oliver holds a J.D. from American University and a B.A. from Yale University. Mr. Oliver is an independent director. Mr. Oliver’s qualifications to serve on the Board include his investment, transactional and financial experience attributable to his background as an investor in private and publicly-traded companies. Mr. Oliver also has public company board and corporate governance experience attributable to his service as a director of publicly-traded companies.

Theodore H. Schell. Mr. Schell, age 68, has served as a member of our Board since December 2006. Mr. Schell is currently a Managing Director at Associated Partners LP, a private equity firm focusing on media and telecommunications and prior to which, he held the position of Managing Director at Apax Partners where he oversaw U.S. investments in telecommunications and related technology companies. From 1989 to 2000, Mr. Schell served as Senior Vice President of Strategy and Corporate Development and as a member of the Management Committee at Sprint Corporation. From 1983 to 1988, he served as President and Chief Executive Officer of Realcom Communications Corporation, an integrated provider of voice and data services to corporate clients, which he founded. Mr. Schell also held the position of Counselor and Chief of Staff to the U.S. Secretary of Commerce where he served from 1977 to 1981. Mr. Schell is currently a member of the Board of Directors, the Audit Committee and the Strategy Committee of Clearwire Corporation, a wireless broadband networks operator, and is currently a director of Verint Systems. Mr. Schell formerly served as a director of RCN Corporation within the last five years. Mr. Schell is a graduate of the Johns Hopkins University and of the Johns Hopkins School of Advanced International Studies, and is a member of the Council of Foreign Relations. Mr. Schell is an independent director. Mr. Schell’s qualifications to serve on the Board include his leadership, industry, operational, global and investment and transactional experience attributable to his senior positions with investment firms and in companies engaged in the telecommunications and technology industries. Mr. Schell also has public company board and corporate governance experience attributable to his service as a director of publicly-traded companies.

Mark C. Terrell. Mr. Terrell, age 66, has served as a member of our Board since July 2006. From December 2006 to March 2008, Mr. Terrell served as non-executive Chairman of the Board. Mr. Terrell served as the Partner in Charge and Executive Director of KPMG’s Audit Committee Institute (or ACI) from 2000 to 2004, in which capacity he established the ACI mission and strategy. Mr. Terrell was a KPMG audit engagement partner from 1979 to 2000 and acted, from 1985 to 2000, as the Office Managing Partner of three KPMG offices—El Paso, Texas; Albuquerque, New Mexico; and St. Petersburg, Florida. During Mr. Terrell’s thirty-five year career in public accounting he served on a number of not-for-profit boards in each of the communities in which he practiced, and he has spoken extensively on both audit committee and broader corporate governance issues. Mr. Terrell currently serves as a director of Verint Systems. Since his retirement from KPMG in 2004, Mr. Terrell has participated extensively as a faculty member of the National Association of Corporate Directors. Mr. Terrell received his Bachelor of Business Administration degree from the University of Texas at El Paso in 1967. Mr. Terrell is an independent director. Mr. Terrell’s qualifications to serve on the Board include his financial and accounting experience attributable to his service as a senior partner at a prominent accounting firm. In addition, Mr. Terrell has public company and corporate governance experience as a director for not-for-profit corporations and through his involvement in corporate governance activities.

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

We are asking our shareholders to ratify the appointment by our Audit Committee of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending January 31, 2013. Deloitte & Touche LLP has audited our financial statements since the Company’s initial public offering in December 1986.

Representatives of Deloitte & Touche LLP are expected to be present at the 2012 Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that the representatives will be available to respond to appropriate questions. If this proposal is not approved at the 2012 Annual Meeting, our Audit Committee may reconsider this appointment.

Our Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of Deloitte & Touch LLP to serve as our independent registered public accounting firm for the fiscal year ending January 31, 2013.

AUDIT COMMITTEE REPORT

The information contained under this “Audit Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any filings under the Securities Act of 1933, as amended (or the Securities Act), or under the Securities Exchange Act of 1934, as amended (or the Exchange Act), except to the extent that we specifically incorporate this information by reference into any such filing.

The following is the report of our Audit Committee with respect to our audited financial statements for the fiscal year ended January 31, 2012:

The Audit Committee has reviewed and discussed our audited financial statements with management.

The Audit Committee has discussed with Deloitte & Touche LLP, CTI’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 280), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has also received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence, and has discussed with Deloitte & Touche LLP their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2012 for filing with the Securities and Exchange Commission.

May 18, 2012

Submitted by,
AUDIT COMMITTEE:
Mark C. Terrell (Chairman)
Robert Dubner
Augustus K. Oliver

FEES FOR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM DURING FISCAL

YEARS ENDED JANUARY 31, 2012 AND 2011

Aggregate fees billed to our company for the fiscal years ended January 31, 2012 and 2011 by our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively referred to as Deloitte & Touche), which includes Deloitte Consulting, were as follows:

	Fiscal Years Ended January 31,
	2012	2011
	(In thousands)
Audit fees
CTI and subsidiaries (other than Verint, Ulticom and Starhome B.V.) (1)	$16,421	$81,309
Verint (2)	6,764	23,463
Ulticom (3)	—	725
Starhome B.V.	75	144

Total audit fees	23,260	105,641
Audit-related fees (4)
CTI and subsidiaries (other than Verint, Ulticom and Starhome B.V.)	1,015	—
Verint	—	25
Ulticom	—	—
Starhome B.V.	—	—

Total audit-related fees	1,015	25
Tax fees (5)
CTI and subsidiaries (other than Verint, Ulticom and Starhome B.V.)	82	27
Verint	580	134
Ulticom	—	—
Starhome B.V.	8	86

Total tax fees	670	247
All other fees (6)
CTI and subsidiaries (other than Verint, Ulticom and Starhome B.V.)	—	—
Verint	54	98
Ulticom	—	—
Starhome B.V.	—	—

Total all other fees	54	98
Total fees:
CTI and subsidiaries (other than Verint, Ulticom and Starhome B.V.)	17,518	81,336
Verint	7,398	23,720
Ulticom	—	725
Starhome B.V.	83	230

Total fees	$24,999	$106,011

(1)

Audit fees for professional services rendered by Deloitte & Touche to CTI and its subsidiaries (other than Verint, Ulticom and Starhome B.V.) presented for the fiscal year ended January 31, 2012 include fees for services rendered in connection with the preparation and filing of CTI’s Annual Report on Form 10-K for the fiscal year ended January 31, 2012 filed on April 2, 2012 and its Quarterly Reports on Form 10-Q for the

fiscal periods ended April 30, 2011, July 31, 2011 and October 31, 2011. Audit fees presented for the fiscal year ended January 31, 2012 also include fees for services rendered through March 31, 2012 in connection with the preparation of separate financial statements of Comverse, Inc. for the fiscal years ended January 31, 2012, 2011 and 2010 which will be included in Comverse, Inc.’s Registration Statement on Form 10 expected to be filed during the fiscal year ending January 31, 2013. Audit fees for services rendered after March 31, 2012 in connection with the preparation of the separate financial statements of Comverse, Inc. for such fiscal years, will be included in subsequent fiscal period presentation in future filings. The presentation of audit fees for the fiscal year ended January 31, 2011 has been revised to include fees for services rendered in connection with the preparation and filing of CTI’s Annual Report on Form 10-K for the fiscal year ended January 31, 2011 filed on May 31, 2011 and its Quarterly Reports on Form 10-Q for the fiscal periods ended April 30, 2010, July 31, 2010 and October 31, 2010, which were filed on July 28, 2011. Audit fees presented for the fiscal year ended January 31, 2011 also include fees for services rendered in connection with the preparation and filing of CTI’s comprehensive Annual Report on Form 10-K for the fiscal years ended January 31, 2009, 2008, 2007 and 2006 filed on October 4, 2010, and, to a lesser extent, to fees incurred in connection with the preparation and filing of CTI’s Annual Report on Form 10-K for the fiscal year ended January 31, 2010 filed on January 25, 2011.
(2)	Audit fees for professional services rendered by Deloitte & Touche to Verint presented for the fiscal year ended January 31, 2012 include fees for services rendered in connection with the preparation and filing of Verint’s Annual Report on Form 10-K for the fiscal year ended January 31, 2012 filed on April 2, 2012 and its Quarterly Reports on Form 10-Q for the fiscal periods ended April 30, 2011, July 31, 2011 and October 31, 2011. The presentation of audit fees for the fiscal year ended January 31, 2011 has been revised to include certain fees for services rendered in connection with the preparation and filing of Verint’s Annual Report on Form 10-K for the fiscal year ended January 31, 2011 filed on April 6, 2011. Audit fees presented for the fiscal year ended January 31, 2011 also include fees for services rendered in connection with the preparation and filing of Verint’s Quarterly Reports on Form 10-Q for the fiscal periods ended April 30, 2010, July 31, 2010 and October 31, 2010, and the preparation and filing of its comprehensive Annual Report on Form 10-K for the fiscal years ended January 31, 2008, 2007 and 2006, its Annual Reports on Form 10-K for the fiscal years ended January 31, 2010 and 2009, and its Quarterly Reports on Form 10-Q for the periods ended April 30, 2009, July 31, 2009 and October 31, 2009, all of which were completed and filed during that fiscal year.
(3)	Audit fees for professional services rendered by Deloitte & Touche to Ulticom, Inc. (or Ulticom), which was a majority-owned publicly-traded subsidiary of CTI until it was sold to an affiliate of Platinum Equity Advisors, LLC on December 3, 2010, represent services billed prior to such sale.
(4)	Includes fees for audit-related services rendered by Deloitte & Touche, including acquisition due diligence services and services to support divestiture activities.
(5)	Includes fees for professional services rendered by Deloitte & Touche for worldwide tax compliance, tax advice and tax planning.
(6)	Includes fees for products and services provided by Deloitte & Touche, primarily related to accounting advisory services.

CTI’s Audit Committee has determined that the provision of services described in the foregoing table to CTI and its subsidiaries (other than Verint, Ulticom and Starhome B.V.) is compatible with maintaining the independence of Deloitte & Touche. All of the services described in the foregoing table with respect to CTI and its subsidiaries (other than Verint, Ulticom and Starhome B.V.) were approved by CTI’s Audit Committee in conformity with its Pre-Approval Policy (as described below). The audit committee of each of Verint Systems and Starhome B.V. has determined that the provision of the services described in the foregoing table is compatible with maintaining the independence of Deloitte & Touche and approved all of these services with respect to Verint and Starhome B.V., respectively, in conformity with its pre-approval policies.

The audit committee of Ulticom, prior to its sale of December 3, 2010, determined that the provision of the services described in the foregoing table was compatible with maintaining the independence of Deloitte & Touche and approved all these services with respect to Ulticom in conformity with its pre-approval policies.

Policy on Audit Committee Pre-Approval of Audit, Audit-Related and Non-Audit Services

Consistent with applicable securities laws regarding auditor independence and pursuant to the Audit Committee charter, the Audit Committee has the direct and sole responsibility for the appointment, evaluation, compensation, direction and termination of any independent registered public accounting firm engaged for the purpose of performing any services to CTI and its subsidiaries (other than Verint and Starhome B.V.). For that purpose, the Audit Committee adopted a policy to pre-approve all audit, audit-related, tax and permissible non-audit services to be provided by the independent registered public accounting firm (or the Pre-Approval Policy).

Pursuant to the Pre-Approval Policy, the Audit Committee is responsible for pre-approving all audit, audit-related, tax and non-audit services to be provided by an independent registered public accounting firm, including any proposed modification or change in scope or extent of any such services previously approved by the Audit Committee. In furtherance thereof, annually, prior to the commencement of any services, the Audit Committee reviews the services expected to be rendered in the coming year, the specific engagement terms, the related fees and the conditions of the engagement of the independent registered public accounting firm. Any services to be provided must be approved by the Audit Committee in advance. Quarterly, the Audit Committee receives status reports detailing services provided and expected to be provided by the independent registered public accounting firm. At such time, or more expeditiously if the need arises during the fiscal year, the Audit Committee reviews and, if appropriate, approves any services that have not been previously pre-approved and any proposed additions or modifications to any previously approved services or lines of service to be provided, together with any changes in fees. With respect to all permissible tax or internal control-related services, the Audit Committee shall specifically consider the impact of the provision of such services on the auditor’s independence.

To ensure prompt handling of unforeseeable or unexpected matters that arise between Audit Committee meetings, the Audit Committee may delegate pre-approval authority to its chairperson and/or other members of such committee as the chairperson may from time to time designate provided that any such interim pre-approvals must be reviewed by the full Audit Committee at its next meeting and, in accordance with the Audit Committee charter, such delegation is not otherwise inconsistent with law or applicable rules of the SEC and NASDAQ. The Audit Committee cannot delegate its pre-approval authority to members of management.

PROPOSAL 3—A NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Board recognizes the significant interest of our shareholders in Board decisions about our executive compensation program, especially with respect to our named executive officers. To provide the Board with a composite of shareholder views on this issue, you are being asked to approve an advisory resolution on the compensation of the named executive officers, as reported in this Proxy Statement. This proposal, commonly known as a “say on pay” proposal, gives you the opportunity to let us know whether you generally approve our approach to executive compensation as reflected in our fiscal 2011 executive compensation program and policies for the named executive officers through the following non-binding resolution:

RESOLVED, that shareholders of Comverse Technology, Inc. (the “Company”) approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion in the Company’s Proxy Statement.

This vote is not intended to address any specific item of compensation, but rather our overall compensation policies and procedures relating to the named executive officers. Accordingly, your vote will not directly affect or otherwise limit any existing compensation or award arrangement of any of the named executive officers. Because your vote is advisory, it will not be binding upon the Board. The Board will, however, take into account the outcome of the “say on pay” vote when considering future compensation arrangements and will disclose in the Compensation Discussion and Analysis to be included in the proxy statement for the 2013 Annual Meeting how we have considered the results of the vote in determining compensation policies and decisions and how that consideration has affected our executive compensation decisions and policies.

Our Board recommends a vote “FOR” this resolution because it believes that the policies and practices described in the Compensation Discussion and Analysis are effective in achieving our goals of rewarding sustained financial and operating performance and leadership excellence, aligning the executives’ long-term interests with those of shareholders and enhancing executive retention.

We urge shareholders to read the Compensation Discussion and Analysis beginning on page 34 of this Proxy Statement, as well as the compensation tables and narrative discussion in this Proxy Statement, which provide detailed information on our compensation policies and practices and the compensation of our named executive officers.

Our Board of Directors unanimously recommends a vote “FOR” the approval, on a non-binding advisory basis, of the compensation paid to our named executive officers as disclosed in this Proxy Statement.

CORPORATE GOVERNANCE AND BOARD MATTERS

Governance Principles

The Board is committed to good corporate governance, which helps us compete more effectively, sustain our business and build long-term shareholder value. The Board has adopted the Corporate Governance Guidelines and Principles to provide a framework within which the Board, assisted by its committees, directs our affairs. The full text of the Corporate Governance Guidelines and Principles, the charters of each of the Audit, Compensation and Leadership and Corporate Governance and Nominating Committees and the Code of Business Conduct and Ethics can be found on our website www.cmvt.com/governance.cfm.

Governance is a continuing focus of our company. In this section, we describe our key governance policies and practices.

Board Leadership Structure

The Board believes there is no single best organizational model that would be most effective in all circumstances and that it is in the best interests of our company and our shareholders for the Board to retain discretion and authority to modify the Board’s leadership structure to best address our circumstances from time to time. The Corporate Governance and Nominating Committee has the responsibility to review the Board’s leadership structure in light of our specific characteristics and recommend any changes to the Board for approval. As set forth in our Corporate Governance Guidelines and Principles, as adopted by the Board on February 25, 2011, the Board believes that independent leadership of the board is critical and that, other than in exceptional circumstances, the Chairman of the Board should be an independent director. Until the resignation of Andre Dahan, our former President and Chief Executive Officer, effective March 2011, Charles Burdick served as the non-executive Chairman of the Board and was an independent director. Upon Mr. Dahan’s resignation, the Board appointed Mr. Burdick as Executive Chairman and Chief Executive Officer to ensure continuity of leadership and in view of his intimate knowledge of the exceptional circumstances facing our company, including, among others, our successful efforts to become current in our periodic reporting obligations under the federal securities laws and to resolve the administrative proceeding commenced by the SEC pursuant to Section 12(j) of the Exchange Act to suspend or revoke the registration of CTI’s common stock, as well as the company’s efforts to explore strategic and capital raising alternatives and to complete the implementation of the Phase II Business Transformation, which focuses on process re-engineering to maximize business performance, productivity and operational efficiency. At this time, in view of the actions required in connection with the proposed Comverse share distribution and previously announced exploration of alternatives to eliminate CTI’s holding company structure either simultaneously with or shortly after such distribution, the Board believes that CTI is best served by having the same individual as both Chairman of the Board and Chief Executive Officer, but intends to evaluate the appropriateness of this structure on an ongoing basis.

The Board believes that strong, independent Board leadership is a critical aspect of effective corporate governance. Our Corporate Governance Guidelines and Principles provide that when the Board determines that the positions of Chairman of the Board and Chief Executive Officer are to be held by the same person or the Chairman of the Board is a non-independent director, the Board will appoint an Independent Lead Director, who shall have certain responsibilities, including the following:

•	convene and preside at meetings of the Board at which the Chairman is not present, including executive sessions of the independent and non-management directors;

•	serve as liaison between the Chief Executive Officer and the independent and non-management directors and provide the Chief Executive Officer with feedback from executive sessions;

•	approve, in consultation with the Chairman/Chief Executive Officer, information flow to the Board;

•	approve, in consultation with the Chairman/Chief Executive Officer, Board meeting agendas and schedules;

•	recommend retention of outside advisors and consultants;

•	consult with the Corporate Governance and Nominating Committee on the appointment of chairs and members for Board committees; and

•	be available for consultation and communication with shareholders in appropriate circumstances, as instructed by the Board.

Currently, our Board leadership structure consists of a Chairman (who is also our Chief Executive Officer), an Independent Lead Director, who is elected by the independent directors, and committee chairs. In addition, Mr. Burdick, who ceased to be “independent” for purposes of serving on the Board’s Audit Committee and Corporate Governance and Nominating Committee upon his appointment as Chief Executive Officer, resigned from such committees. The Board believes this structure ensures strong independent oversight of management and is an appropriate governance and leadership structure in our circumstances.

Executive Sessions and Self-Evaluation

The independent directors meet without members of management present in “executive session” at every regularly scheduled meeting of the Board (unless they affirmatively determine that such a session is not necessary) and as otherwise determined by such directors, with the Independent Lead Director as Chair. In addition, the Board undertakes self-evaluations of the performances of the Board, its committees and, as appropriate, periodic evaluations of individual directors.

Majority and Plurality Voting for Directors

Our By-Laws provide for the election of directors by a “majority of votes cast” in uncontested elections and plurality voting in any election that is contested. An election is considered “contested” if, as determined by the Board, the number of nominees exceeds the number of directors to be elected. A “majority of votes” cast means that the number of shares voted “for” a director exceeds the number of votes cast “against” that director. Abstentions, if any, will not be counted as votes cast and therefore will have no effect. Our Corporate Governance Guidelines and Principles provide that a nominee who does not receive a majority of the votes cast shall immediately tender his or her resignation, and the Board shall decide, through a process managed by the Corporate Governance and Nominating Committee and excluding the nominee in question, whether to accept the resignation at its next regularly scheduled Board meeting and in any event within 90 days after the certification of the election results. Absent a compelling reason for the director to remain on the Board, it is expected that the Board will accept the resignation. The Board’s explanation of its decision shall be promptly disclosed in a Current Report on Form 8-K filed with the SEC.

As the election of directors at the 2012 Annual Meeting is contested, the election of directors will be by a plurality of votes cast. As a result, the six nominees who receive the greatest number of shares voted “For” their election will be elected.

The Board’s Role in Risk Oversight

The Board has overall responsibility for overseeing risk assessment, protection and mitigation processes. The Board and the committees to which it has delegated responsibility meet regularly to review and discuss specific risks facing us. Throughout the year, the Board and its committees meet regularly to review and discuss with management our financial performance, strategic plans and prospects and other important issues facing us. The Board has delegated responsibility for the oversight of specific risks to certain committees of the Board. The Board is kept abreast of the activities of its committees through reports of the committee chairperson to the full Board at regularly scheduled meetings of the Board. Specifically, the Audit Committee has the responsibility to review and discuss with management and our independent registered public accounting firm any major financial risk exposures and assess the steps and processes management has implemented to monitor and control such exposures. The Corporate Governance and Nominating Committee has the responsibility to review the Board’s leadership structure and its impact on the Board’s role in risk oversight. The Compensation and Leadership Committee oversees risks related to our compensation policies and practices, with respect to executive compensation and compensation generally, including any incentives established for risk taking, the manner in which any risks arising out of our compensation policies and practices are monitored and mitigated and any adjustments necessary to address changes in our risk profile. For a more detailed discussion, see “Executive Compensation—Compensation and Risk.”

We believe that our leadership structure supports the risk oversight function.

Director Attendance

During fiscal 2011, the Board of Directors held 26 meetings. Each of the incumbent directors attended at least 75% of the combined total meetings of the full Board and the committees on which he or she served in fiscal 2011. The average attendance of all directors in fiscal 2011 was 96.5%. The Company has a policy in place requiring that all directors attend annual meetings of shareholders, absent unusual circumstances. Each of the incumbent directors attended the 2011 annual meeting of shareholders, either in person or by telephone.

Director Independence

Our Board currently has five independent directors out of six, with all members of the Board other than our Chief Executive Officer qualifying as independent directors. Our Corporate Governance Guidelines and Principles provide that when the Board determines that the positions of Chairman of the Board and Chief Executive Officer are to be held by the same person or the Chairman of the Board is a non-independent director, the Board will appoint an Independent Lead Director. For a more comprehensive discussion, see “—Board Leadership Structure.”

The following members of the Board qualify as independent under our independence standards: Ms. Bowick and Messrs. Dubner, Oliver, Schell and Terrell. In addition, each of Messrs. Raz Alon, Richard N. Nottenburg, Joseph O’Donnell and A. Alexander Porter, Jr., who served as directors during fiscal 2011 until our 2011 annual meeting of shareholders, qualified as independent under our independence standards. Prior to being appointed as Chief Executive Officer in February 2011 to replace Mr. Dahan, Mr. Burdick served as our non-executive Chairman of the Board. Mr. Burdick currently continues to serve as our Chairman, but can no longer be considered an independent director due to his employment as our Chief Executive Officer. Consequently, Mr. Burdick resigned from the Board’s Audit Committee and Corporate Governance and Nominating Committee upon his appointment as Chief Executive Officer. Mr. Dahan served as a director until his resignation from the Board in March 2011, but was not an independent director due to his employment as our President and Chief Executive Officer. Mr. Oliver serves as the Board’s Independent Lead Director. In the course of the Board’s determinations regarding independence, it considered the arrangement discussed below under “Transactions with Related Persons.” We do not believe any of the members of the Board had a material direct or indirect interest in the arrangement set forth under “Transactions with Related Persons.”

Our Board has adopted standards for determining whether our directors are independent. Under our Corporate Governance Guidelines and Principles, for a director to be considered independent, he or she cannot be an officer or employee of our company and the Board must affirmatively determine that the director lacks a “material relationship” with us (either directly or as a partner, controlling shareholder or executive officer of an organization that has a material relationship with us) and with members of our senior management team. A “material relationship” is defined as a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In addition to the above analysis, the definition used by the Board to determine director independence (subject to the guidance provided by NASDAQ Marketplace Rules) includes certain transactions, relationships and arrangements specified in Section V(C) of the Corporate Governance Guidelines and Principles. Shareholders can access the Corporate Governance Guidelines and Principles on our website at www.cmvt.com/governance.cfm.

Furthermore, all members of the Audit Committee and the Corporate Governance and Nominating Committee must be independent in accordance with the Board’s definition of the term “independence” and with the applicable rules of the SEC and NASDAQ. All members of the Compensation and Leadership Committee must be independent in accordance with the applicable rules of the SEC and NASDAQ. The Board has determined that all members of the Audit Committee, the Corporate Governance and Nominating Committee and the Compensation and Leadership Committee are independent and satisfy the relevant company, SEC and/or NASDAQ independence requirements for membership in such committees.

In addition to the independence standards set forth above, each director is expected to act with integrity and to adhere to the policies set forth in our Code of Conduct. Under the Corporate Governance Guidelines and Principles, any waiver of the requirements of the Code of Conduct for any director or executive officer must be approved by the Board and promptly disclosed on our website.

Under the Corporate Governance Guidelines and Principles, adopted by the Board on February 25, 2011, directors have a personal obligation to disclose actual or potential conflicts of interest to the Corporate Governance and Nominating Committee and (a) where the roles of Chairman and Chief Executive Officer are combined or the Chairman is a non-independent director, the Independent Lead Director, or (b) where the Chairman of the Board is independent, the Chairman, prior to any Board decision related to the matter and, if in consultation with legal counsel it is determined a conflict exists or the perception of a conflict is likely to be significant, to recuse themselves from any discussion or vote related to the matter.

Code of Conduct

The Board has adopted a Code of Business Conduct and Ethics (or the Code of Conduct) to promote commitment to honesty, ethical behavior and lawful conduct. All directors, officers and employees are required to abide by the Code of Conduct, which provides the foundation for compliance with all corporate policies and procedures and best business practices. The policies and procedures address a wide array of professional conduct, including:

•	maintaining a safe, healthy and affirmative workplace and environment;

•	methods for avoiding and resolving conflicts of interest;

•	integrity and security;

•	safeguarding intellectual property;

•	protecting confidential information;

•	privacy and company assets;

•	network use;

•	prohibiting insider trading;

•	ensuring fair disclosure;

•	adhering to fair trade practices and anti-trust compliance;

•	prohibiting impermissible payments and ensuring Foreign Corrupt Practices Act compliance;

•	restricting political contributions and activities;

•	maintaining accounting practices;

•	reporting of audit and accounting concerns, books and records;

•	record retention; and

•	ensuring strict compliance with all laws and regulations applicable to the conduct of our business.

We intend to satisfy our obligations, imposed under the Sarbanes-Oxley Act, to disclose promptly on our website (www.cmvt.com/governance.cfm) amendments to, or waivers from, the Code of Conduct, if any, that require disclosure.

The Code of Conduct can be found on our website, www.cmvt.com/governance.cfm. This code contains procedures for the Audit Committee to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters, and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. We will provide to any person without charge, upon request, a copy of the Code of Conduct. A request can be made electronically by sending an email to compliance@comverse.com or by writing to:

Comverse Technology, Inc.

810 Seventh Avenue, 32nd Floor

New York, New York 10019

Attention: Legal Department—Corporate Secretary

Ethics Helpline

We have established an ethics helpline, managed by a third party, that gives employees and other stakeholders a way to confidentially and anonymously report any actual or perceived unethical behavior or violations or suspected violations of the Code of Conduct. Information about the ethics helpline can be found on our website (www.cmvt.com/governance.cfm).

Public Availability of Corporate Governance Documents

Our key corporate governance documents, including our Corporate Governance Guidelines and Principles, Code of Conduct and the charters of our Audit Committee, Compensation and Leadership Committee and Corporate Governance and Nominating Committee are:

•	available on our corporate website at www.cmvt.com/governance.cfm; and

•	available in print to any shareholder who requests them from our Corporate Secretary;

Committees of the Board of Directors

The Board has established various committees to assist in discharging its duties, including an Audit Committee, a Compensation and Leadership Committee and a Corporate Governance and Nominating Committee. Each of these committees operates pursuant to a charter that was approved by the Board of Directors, copies of which are available on our website (www.cmvt.com/governance.cfm). The purposes and responsibilities of each committee are summarized below, together with their current membership and number of meetings.

Audit Committee

CTI has a separately-designated standing Audit Committee within the meaning of Section 3(a)(58)(A) of the Exchange Act. The Audit Committee assists the Board in fulfilling its oversight responsibilities regarding:

•

the conduct and integrity of CTI’s accounting and financial reporting processes, audits of CTI’s financial statements and reports made to any governmental or regulatory body, shareholders, the public or other users thereof;

•	CTI’s compliance with legal and regulatory requirements;

•	the qualifications, engagement, compensation, independence and performance of CTI’s independent auditors, their conduct of the annual audit, and their engagement for any other services;

•

the performance of the internal audit function of CTI, Comverse, Inc. and subsidiaries of Comverse, Inc. (we refer to Comverse, Inc. and its subsidiaries together as Comverse) and their systems of internal accounting and financial and disclosure controls and procedures;

•	related-person transactions (as defined in the Exchange Act);

•	CTI’s code of business conduct and ethics as established by the Board of Directors;

•	the Audit Committee report required to be included in CTI’s annual proxy statement; and

•

review and discussion with management and CTI’s independent registered public accounting firm of any major financial risk exposures and assessment of the steps and processes management has implemented to monitor and control such exposures.

The Board reviewed the background, experience and independence of the Audit Committee members. Based on this review, the Board determined that all members of the Audit Committee are “independent,” within the meaning of the applicable rules of the SEC and the NASDAQ Marketplace Rules and as further defined in our Corporate Governance Guidelines and Principles. In addition, the Board determined that each member of the Audit Committee is financially literate, knowledgeable and qualified to review financial statements and that each of Messrs. Dubner, Oliver and Terrell qualifies as an audit committee financial expert as defined under the rules of the SEC.

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, evaluating, setting compensation and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. To ensure prompt handling of unforeseeable or unexpected matters that arise between Audit Committee meetings, the Audit Committee may delegate its pre-approval authority to its chairperson, or to any other member of the Audit Committee designated by the chairperson. These interim pre-approvals and any necessary corresponding change made to the authorized list of services and budget previously approved by the Audit Committee are required to be reported to and reviewed by the full Audit Committee for its ratification. The pre-approval authority may not be delegated to members of management.

Compensation and Leadership Committee

Purposes and Responsibilities

The purposes and responsibilities of the Compensation and Leadership Committee include, among other things:

•

determining and recommending for Board approval, which approval must include the affirmative vote of the majority of the independent directors, the compensation of CTI’s Chief Executive Officer and of other executive officers;

•	reviewing, approving or otherwise recommending to the Board for approval, management incentive compensation policies and programs;

•	reviewing, approving or otherwise recommending to the Board for approval, equity compensation programs for employees;

•	reviewing and recommending to the Board the submission to shareholders on executive compensation matters, including advisory votes and the frequency of such votes;

•	reviewing from a risk management perspective our compensation policies and practices for executives, management and employees generally; and

•	the Compensation Committee Report required to be included in CTI’s annual proxy statement.

Compensation Processes and Procedures

The Compensation and Leadership Committee oversees and administers our executive compensation program. The Compensation and Leadership Committee typically meets near the beginning of each fiscal year to:

•	review base salaries to determine whether any adjustments are necessary or appropriate;

•	determine the payments, if any, under the annual cash incentive award plan for the prior fiscal year;

•	approve the target and maximum annual cash incentive award opportunities;

•	review and, if appropriate, recommend for approval by our Board, including a majority of the independent directors, equity incentive awards; and

•

establish the corporate and individual performance objectives and related target levels for the current fiscal year and the respective target levels for each quantifiable performance objective for that fiscal year.

In making these compensation-related decisions, the Compensation and Leadership Committee reviews the total compensation for our senior executives to ensure consistency with our compensation philosophy and considers developments in compensation market practices. In addition, the Compensation and Leadership Committee is provided with certain compensation recommendations formulated by management and compensation data provided by its executive compensation consultant. Although the Compensation and Leadership Committee receives these recommendations and data, this information provides only a reference point for its deliberations. Ultimately, the Compensation and Leadership Committee applies its own business judgment and experience to determine the form and amount of compensation for our senior executives.

The Compensation and Leadership Committee has the authority to engage its own advisors to assist in carrying out its responsibilities. Since August 2007, the Compensation and Leadership Committee has engaged Frederic W. Cook & Co. (referred to as Cook), a national executive compensation consulting firm, to support its oversight and management of our executive compensation program. Cook provides the Compensation and Leadership Committee and our Board with guidance regarding the amount and types of compensation that we provide to our executives and how these compare to other compensation practices, and advice regarding other compensation-related matters.

Representatives of Cook attend meetings of the Compensation and Leadership Committee as requested and also communicate with committee members outside of meetings. Cook reports to the Compensation and Leadership Committee and works with management only under the direction of the Chair of the Compensation and Leadership Committee on projects in which the committee retains responsibility under its Charter. The Compensation and Leadership Committee may replace Cook or hire additional advisors at any time. During fiscal 2011, Cook has not provided any other services to us and has received no compensation other than with respect to the services described above.

The Compensation and Leadership Committee is authorized under its charter to delegate its responsibilities to subcommittees comprised of one or more directors from the committee. In accordance with our Equity Awards Policy, all equity award grants must be approved by the majority of the independent directors of our Board upon the recommendation of the Compensation and Leadership Committee.

Compensation Committee Interlocks and Insider Participation

During our 2011 fiscal year, each of Messrs. Dubner, Nottenburg and Schell and Ms. Bowick served as members of the Compensation and Leadership Committee. None of the members of the committee was, during or prior to fiscal year 2011, an officer of CTI or any of its subsidiaries or had any relationship with us other than serving as a director and as a de minimis shareholder. In addition, none of our directors has interlocking or other relationships with other boards, compensation committees or our executive officers that would require disclosure under Item 407(e)(4) of Regulation S-K.

Corporate Governance and Nominating Committee

The purposes and responsibilities of the Corporate Governance and Nominating Committee include, among other things:

•

identifying individuals qualified to serve as directors and recommending to the Board the nominees for all directorships and reviewing the process and criteria used to review and evaluate director candidates;

•	developing and recommending to the Board, and overseeing the implementation of, CTI’s Corporate Governance Guidelines and Principles;

•	reviewing, on a regular basis, CTI’s overall corporate governance, including the Board’s leadership structure, and recommending improvements, when necessary; and

•	undertaking such other matters as it, with the concurrence of the Board of Directors, deems necessary.

The Board and Committees

Director	Board	Audit Committee	Compensation and Leadership Committee	Corporate Governance and Nominating Committee
Susan D. Bowick	✓		✓ (CHAIR)
Charles J. Burdick (1)	✓ (CHAIR)
Robert Dubner	✓	✓	✓
Augustus K. Oliver	✓ (LEAD)	✓		✓ (CHAIR)
Theodore H. Schell	✓		✓	✓
Mark C. Terrell	✓	✓ (CHAIR)		✓
Fiscal 2011 Meetings	26	13	10	6

(1)	Mr. Burdick served as a member of the Audit Committee and the Corporate Governance and Nominating Committee during fiscal 2011. Upon his appointment as Chief Executive Officer effective March 4, 2011, Mr. Burdick resigned from such committees.

COMPENSATION OF DIRECTORS

Fee Arrangements for Directors

The compensation of each non-employee director during the fiscal year ended January 31, 2012 is described below.

Calendar Year 2011

During the calendar year ended December 31, 2011, the compensation of each non-employee director consisted of:

•

A cash retainer of $16,666 per month ($200,000 per annum) through December 31, 2011, with no meeting or committee fees or any additional compensation for service as a committee chair other than service as the Chairman of the Board, as described below; and

•

A deferred stock unit (or DSU) award covering 7,853 shares of CTI’s common stock with a value of $60,000 (using the average of the closing prices per share of CTI’s common stock for the thirty (30) consecutive trading days ended on December 2, 2010) that vested on January 1, 2012.

In addition, in recognition of the incremental workload, efforts and demands on the time of the non-employee Chairman of our Board, the Board, upon recommendation of the Compensation Committee, approved for the then non-employee Chairman of our Board for calendar year 2011 (i) an incremental annual cash retainer in the amount of $90,000 payable monthly and (ii) an incremental annual DSU award for the calendar year 2011 with a value of $150,000 (using the average of the closing prices per share of CTI’s common stock on the “Pink Sheets” for the thirty (30) consecutive trading days ended on December 2, 2010). The aggregate compensation for the then non-employee Chairman of our Board was comprised of an aggregate annual cash retainer of $290,000 and an annual DSU award with a value of $210,000. Upon his appointment as Chief Executive Officer effective March 4, 2011, Mr. Burdick became an employee of our company and ceased to receive the director compensation that was payable to him in his capacity as the non-employee Chairman of the Board. Mr. Burdick’s employment terms are disclosed in under “Executive Compensation—Employment Agreements and Arrangements with Named Executive Officers—Current Named Executive Officers—Charles Burdick.”

Mr. Oliver did not receive any compensation for his service as our Independent Lead Director during calendar year 2011 other than the director compensation payable to non-employee directors discussed above.

Calendar Year 2012

On September 7, 2011, our Board approved the following changes to the compensation of each non-employee director of the Company. Effective January 1, 2012, the compensation of each non-employee director consists of:

•	A cash retainer of $10,000 per month ($120,000 per annum);

•	An additional cash retainer of $25,000 per annum for service as Independent Lead Director of the Board;

•	An additional cash retainer of $25,000 per annum for service as chair of the Audit Committee;

•	An additional cash retainer of $20,000 per annum for service as chair of Compensation and Leadership Committee;

•	An additional cash retainer of $10,000 per annum for service as chair of the Corporate Governance and Nominating Committee;

•	An additional cash retainer of $12,500 per annum for members of the Audit Committee;

•	An additional cash retainer of $10,000 per annum for members of the Compensation and Leadership Committee;

•	An additional cash retainer of $5,000 per annum for members of the Corporate Governance and Nominating Committee;

•	An additional cash retainer of $50,000 for service as the non-executive Chairman of the Board;

•

A restricted stock unit (or RSU) award covering 18,026 shares of CTI’s common stock equal to the value of $120,000 per annum (using the average of the closing prices per share of CTI’s common stock for the thirty (30) consecutive trading days ended on December 8, 2011) that will vest on January 1, 2013, or earlier upon the failure of a director to be elected to the Board or a change of control of CTI (as defined in the 2011 Stock Incentive Compensation Plan, which includes, among other things, certain changes in the composition of the Board and a liquidation or dissolution of CTI); and

•

An additional equity award under the Company’s stock incentive plans covering shares of the Company’s common stock equal to the value of $50,000 per annum for the non-executive Chairman of the Board (with the number of shares to be awarded based on the average closing price per share of the Company’s common stock over the thirty calendar days ending on the date of grant) that vest on January 1st of the year following the year of service.

In addition, in view of the enhanced workload associated with the spin-off of Comverse and the unwinding of the holding company structure, the Board approved on March 28, 2012 a $75,000 cash stipend to non-employee directors payable in three installments, on each of April 2, 2012, July 1, 2012 and October 1, 2012.

For information regarding the compensation of our Chairman of the Board, who is not a non-employee director, see “Employment Agreements and Arrangements with Named Executive Officers.”

DSU awards are subject to the policy of our Board requiring directors to hold one-half of all shares of our common stock received as compensation after the sale of that portion of the shares underlying the DSU award as may be necessary for payment of the tax liabilities arising in connection with the delivery of the shares for the duration of their service on our Board.

Fiscal 2012 Director Equity Grant

On December 8, 2011, each of our non-employee directors as of such date received a DSU award covering 18,026 shares of CTI’s common stock (valued at $120,000 based upon the average of the closing prices per share of CTI’s common stock for the 30 consecutive trading days ended on December 8, 2011) for service during fiscal 2012, which will vest on January 1, 2013.

Fiscal 2011 Director Compensation

The following table presents the total compensation for each person who served as a non-employee member of our Board during fiscal 2011 (other than Mr. Burdick). Mr. Burdick, who was appointed as our Executive Chairman and Chief Executive Officer on March 4, 2011 received no compensation for his service as a director following such appointment. The compensation received by Mr. Burdick, including compensation received as the non-employee Chairman of the Board and compensation received as our Executive Chairman and Chief Executive Officer, is presented in “Executive Compensation—Summary Compensation Table.” In addition, Mr. Dahan, who served as our President and Chief Executive Officer until March 4, 2011, and received no compensation for his service as a director, is not included in this table. The compensation received by Mr. Dahan is presented in “Executive Compensation—Summary Compensation Table.”

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)(2)(3)	Total ($)
Raz Alon (4)	$166,667	$62,431	$229,098
Susan D. Bowick	$195,000	$114,285	$309,285
Robert Dubner	$195,208	$114,285	$309,493
Richard N. Nottenburg (5)	$158,889	—	$158,889
Joseph O’Donnell (4)	$166,667	$62,431	$229,098
Augustus K. Oliver	$197,291	$114,285	$311,576
A. Alexander Porter, Jr. (5)	$158,889	—	$158,889
Theodore H. Schell	$194,583	$114,285	$308,868
Mark C. Terrell	$195,833	$114,285	$310,118

(1)	The amounts reported in the Stock Awards column represent the grant date fair value of the stock-based awards made to the non-employee directors during fiscal 2011 calculated in accordance with guidance from the Financial Accounting Standards Board (or FASB), related to share-based payment awards. The grant date fair value of these stock-based awards is calculated by multiplying the number of shares in each award by the fair market value of our common stock on the award’s date of grant. The amounts reported in this column reflect the compensation expense we expect to record in our financial statements over the vesting schedule of these stock-based awards, and do not correspond to the actual economic value that may be received by the non-employee directors from the awards.
(2)	The following table sets forth (a) the grant date of the DSU awards granted to the non-employee directors in fiscal 2011, (b) the grant date fair value, calculated in accordance with the FASB’s guidance related to share-based payment awards, of the DSU awards granted to the non-employee directors in fiscal 2011, (c) the aggregate number of unvested DSUs held by the non-employee directors at fiscal year-end, January 31, 2012 and (d) the aggregate number of stock options held by the non-employee directors at fiscal year-end, January 31, 2012. For equity awards granted to Mr. Burdick during fiscal year 2011 as our Executive Chairman and Chief Executive Officer and awards held by Mr. Burdick at fiscal year end, January 31, 2012, see “Executive Compensation—Grants of Plan-Based Awards Table” and “Executive Compensation—Outstanding Equity Awards at Fiscal Year-End Table.”

Director Name	Grant Date	Grant Date Fair Value of Stock Awards Granted during Fiscal 2011	Number of Unvested Stock Awards Held at End of Fiscal 2011	Number of Stock Options Held at End of Fiscal 2011
Raz Alon	—	—	—	—
Susan D. Bowick	12/08/2011	$114,285	18,026	—
Robert Dubner	12/08/2011	$114,285	18,026	—
Richard N. Nottenburg	—	—	—	—
Joseph O’Donnell	—	—	—	—
Augustus K. Oliver	12/08/2011	$114,285	18,026	—
A. Alexander Porter, Jr.	—	—	—	—
Theodore H. Schell	12/08/2011	$114,285	18,026	—
Mark C. Terrell	12/08/2011	$114,285	18,026	—

(3)	The amounts reported in the Stock Awards column represent the grant date fair value of the stock based awards. However, the RSUs awarded to each non-employee director were equal to the quotient obtained by dividing $120,000 by the average of the closing price per share of our common stock for the 30 consecutive trading days ending on December 8, 2011, pursuant to the Comverse Technology, Inc. 2011 Stock Incentive Compensation Plan for the period commencing January 1, 2012.
(4)	On November 16, 2011, each of Mr. Alon and Mr. O’Donnell tendered his resignation from the Board of Directors of CTI following the Company’s 2011 Annual Meeting of Shareholders. Each of Messrs. Alon and O’Donnell did not receive a majority of votes cast as required by CTI’s By-Laws and, in accordance with CTI’s Corporate Governance Guidelines and Principles, tendered his resignation from the Board. In addition, the DSU awards covering 7,853 shares of CTI’s common stock granted on December 2, 2010, to each of Messrs. Alon and O’Donnell, were subject to accelerated vesting upon their resignation, pursuant to their respective DSU award agreements. The amounts reported in the Stock Award column, represents the amounts paid to Messrs. Alon and O’Donnell with respect to these DSU awards.
(5)	On September 25, 2011, Mr. Nottenburg and, on September 27, 2011, Mr. Porter, each advised CTI that, for personal reasons, he would not seek re-election as a director at the 2011 Annual Meeting of Shareholders on November 16, 2011. Each of Messrs. Nottenburg and Porter indicated that their decision was not a result of any disagreement with us. In addition, the DSU awards covering 7,853 shares of CTI’s common stock granted on December 2, 2010, to each of Messrs. Nottenburg and Porter were forfeited on November 16, 2011 due to their decision to not stand for re-election as a director of our Company.

EXECUTIVE OFFICERS OF THE REGISTRANT

The executive officers of CTI as of the date hereof are listed below.

Name	Age	Position
John Bunyan	59	Senior Vice President, Strategy & Innovation
Charles Burdick	60	Chairman and Chief Executive Officer
Oded Golan	42	Senior Vice President, Chief Operating Officer of Comverse
Eric Koza	38	Senior Vice President, Corporate Development and Financial Strategy
Joel Legon	61	Senior Vice President and Interim Chief Financial Officer
Aharon Levy	52	Senior Vice President, BSS General Manager of Comverse
Gabriel Matsliach	45	Senior Vice President, Chief Product Officer of Comverse
Shefali Shah	40	Senior Vice President, General Counsel and Corporate Secretary
Philippe Tartavull	54	President and Chief Executive Officer of Comverse

The following is a summary of the qualifications and experience of our executive officers other than Charles Burdick whose qualifications and experience are set forth under “Proposal 1—Election of Directors.”

John Bunyan. Mr. Bunyan has served as our Senior Vice President, Strategy & Innovation since March 2011. From October 2007 to February 2011, Mr. Bunyan served as our Chief Marketing Officer. Prior to joining us, Mr. Bunyan was President of Intelliventure LLC, a marketing and strategy firm, of which he remains a member, although the company is currently inactive. From November 2001 to April 2005, Mr. Bunyan served as Senior Vice President of Mobile Multimedia Services at AT&T Wireless and was responsible for the consumer wireless data business. Before then, Mr. Bunyan served as Senior Vice President of Marketing at Dun & Bradstreet, and prior to that, as Executive Vice President of Marketing at Reuters Americas, and as Senior Vice President Electronic Information Services of McGraw-Hill | Standard & Poors. Mr. Bunyan currently serves as a member of the Board of Directors of Starhome, B.V. and formerly served as a member of the Board of Directors of Verint Systems and Ulticom, Inc. within the last five years. Mr. Bunyan holds a BA with Distinction from Stanford University.

Oded Golan. Mr. Golan has served as Senior Vice President, Chief Operating Officer of Comverse since July 2011. From August 2010 to July 2011, Mr. Golan served as Senior Vice President, Business Transformation of Comverse. Mr. Golan joined Comverse in 2000 and served in various positions, including as Vice President and General Manager, Comverse Asia Pacific from January 2009 to July 2010 and President and Representative Director, Japan and Korea. Prior thereto, Mr. Golan has served in other positions at Comverse, including Assistant Vice President, Regional Technical Director, Japan and Korea and Project Manager and Customer Support Director, Japan and Korea. Mr. Golan holds a B.A. degree in International Relations from the Hebrew University and an M.B.A. from Tel Aviv University.

Eric S. Koza. Mr. Koza has served as our Senior Vice President, Corporate Development and Financial Strategy since June 2011. From March 2009 to May 2011, Mr. Koza worked at Zolfo Cooper, a provider of restructuring, financial and corporate advisory solutions, most recently as a Director. From November 2008 to March 2009, Mr. Koza served as a Senior Research Analyst at Pardus Capital Management L.P., a hedge fund. From March 2006 to present, Mr. Koza was a founding partner and member of Verax Capital, LLC and its affiliates, a controlled private investment firm. From October 1999 to February 2006, Mr. Koza worked for W.R. Huff Asset Management, LLC, a multi-billion dollar investment advisor, in various capacities including: a partner in an alternative investment fund which invested in both public and private securities, a partner in a global securities fund and a distressed/high yield research analyst. Mr. Koza currently serves as member of the Board of Directors of GoodRadio.tv, a private broadcasting company focused on acquiring and operating radio and television properties in small and medium-sized markets and as a member of the Board of Directors of Starhome B.V. Mr. Koza formerly served as a member of the Board of Directors and Audit Committee of Impsat Fiber Networks, a provider of private telecommunications network and internet services in Latin America within the last five years. Mr. Koza is a CFA charter holder and holds a B.S. from Boston College and an M.B.A. from Boston University.

Joel E. Legon. Mr. Legon has served as our Senior Vice President and Interim Chief Financial Officer since October 2010. From February 2009 until October 2010, Mr. Legon served as the Chief Accounting Officer of CTI. Prior to joining CTI, Mr. Legon served in several finance roles at Avid Technology, Inc. from March 2006 through December 2008, including as its Vice President and Principal Accounting Officer from July 2008 to December 2008, Chief Financial Officer from December 2007 to July 2008, Chief Financial Officer and Principal Accounting Officer from July 2007 to December 2007, Acting Chief Financial Officer and Vice President, Corporate Controller and Principal Accounting Officer from March 2007 to July 2007 and Vice President, Corporate Controller and Principal Accounting Officer from March 2006 to March 2007. From January 1998 through March 2006, Mr. Legon served in several finance roles, including Senior Vice President and Corporate Controller from January 2004 to March 2006 at Parametric Technology Corporation. Prior to that, Mr. Legon held finance positions at Computervision, Inc., NEC Corporation of America, Chesebrough-Ponds USA Co. and Richardson-Vicks Inc. Mr. Legon formerly served as a member of the Board of Directors of Ulticom, Inc. within the last five years. Mr. Legon is a Certified Public Accountant in the State of Connecticut and holds a B.A. in Business Administration from the University of Oklahoma.

Aharon Levy. Mr. Levy has served as Senior Vice President, BSS General Manager of Comverse since March 2011. Prior thereto, Mr. Levy spent more than ten years working in several executive positions at Amdocs Limited, a provider of software and services for communications, media and entertainment industry service providers, most recently serving as Regional Vice President, Customer Business Executive for Germany, Austria and Eastern Europe from September 2009 to March 2011. From September 2007 to September 2009, Mr. Levy served as Vice President, Customer Business Executive for Canada and from October 2005 to April 2007 managed the Infra-Competency Center and Deployment Center of Excellence at Amdocs. Mr. Levy holds a degree in Computer Practical Engineering from Jerusalem Givat Ram College and a B.A in Business Management from Derby University.

Gabriel Matsliach. Dr. Matsliach has served as Senior Vice President, Chief Product Officer of Comverse since October 2011. From March 2011 to October 2011, Dr. Matsliach served as the Senior Vice President, BSS Chief Products Officer of Comverse. From November 2009 to February 2011, Dr. Matsliach served as the Senior Vice President, President, Global Products and Operations of Comverse and from August 2008 to November 2009, as its General Manager, Billing and Active Customer Management. Dr. Matsliach has served in other positions at Comverse, including Chief Product Officer, Converged Billing Solution Group of Comverse from January 2006 to August 2008, and as Chief Technology Officer, Real-Time Billing Division from January 2003 to December 2005. Dr. Matsliach served as Chief Technology Officer and Co-Founder of Odigo Inc. (or Odigo), a supplier of instant messaging and presence software, until Odigo was acquired by Comverse in June 2002. Dr. Matsliach holds a B.A., M.Sc. and Ph.D. in Computer Science from Technion, Israeli Institute of Technology.

Shefali A. Shah. Ms. Shah has served as our Senior Vice President, General Counsel and Corporate Secretary since March 2010 and served as our Acting General Counsel and Corporate Secretary from March 2009 until March 2010. From June 2006 through March 2009, Ms. Shah served as our Associate General Counsel and Assistant Secretary. Prior thereto, Ms. Shah was an associate with Weil, Gotshal & Manges LLP from September 2002 to June 2006 and Hutchins, Wheeler & Dittmar, P.C. from September 1996 to August 2002. Ms. Shah serves as a director of Verint Systems and Starhome B.V. Ms. Shah formerly served as a member of the Board of Directors of Ulticom, Inc. within the last five years. Ms. Shah holds a J.D. from Duke University School of Law and a B.S. in Business Administration from Boston University.

Philippe Tartavull. Mr. Tartavull was appointed the President and Chief Executive Officer of Comverse, Inc., effective May 21, 2012. From December to August 2011, Mr. Tartavull served as President and Chief Executive Officer of Hypercom Corporation, a publicly-traded global leader in high security, end-to-end electronic payment products and services, and from February 2007 to November 2007 served as its President and Chief Operating Officer. From 1998 to 2007, Mr. Tartavull served as President of Oberthur Card Systems of America Corp., following a year as that company’s chief operating officer. Oberthur is one of the world’s leading providers of card-based solutions including SIM (Subscriber Identity Module) and multi-application smart cards as well as related software, applications and services. From 1988 to 1998, Mr. Tartavull served as President and Chief Executive Officer of Thales/Syseca Inc., a provider of systems integration services and mission critical software for the transportation and utilities industries. His previous positions include several managerial positions at Syseca/Thales, Compagnie Internationale Des Services Informatiques, Baker International and European Management Oil & Gas Investment. Mr. Tartavull formerly served as a director of Hypercom Corporation and MRV Communications, Inc. within the last five years. Mr. Tartavull earned an MBA from the Institut d’Administration des Enterprises, Sorbonne University, an MS in Engineering from Ecole Nationale Superieure des Petroles et de Moteurs, and a BS in Engineering from the Centre d’Etudes Superieures des Techniques Industrielles, all in Paris, France. He is also a graduate of the Executive Program at the UCLA Anderson School of Management.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

The following table sets forth information regarding beneficial ownership of our common stock as of April 30, 2012 (unless otherwise noted), by:

•	each person or entity who is known by CTI to beneficially own more than 5% of CTI’s outstanding shares of common stock;

•	each of CTI’s current directors;

•	each of CTI’s named executive officers for the fiscal year ended January 31, 2012; and

•	all of CTI’s current directors and executive officers as a group.

Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law.

Name and Address (1)	Relationship	Amount and Nature of Beneficial Ownership (2)		Percent of Outstanding Shares (3)
FMR LLC 82 Devonshire Street Boston, Massachusetts 02109	Shareholder	29,429,937	(4)	13.4%

Wellington Management Company, LLP 280 Congress Street Boston, Massachusetts 02210	Shareholder	16,716,857	(5)	7.6%

Artis Capital Management, L.P. Artis Capital Management, Inc. Stuart L. Peterson One Market Plaza Steuart Street Tower, Suite 2700 San Francisco, California 94105	Shareholder	14,727,053	(6)	6.7%

Soros Fund Management LLC and related parties 888 Seventh Avenue, 33rd Floor New York, New York 10106	Shareholder	14,716,666	(7)	6.7%

Susan D. Bowick	Director	39,600		*

Charles J. Burdick	Chairman of the Board and Chief Executive Officer	72,045		*

Robert Dubner	Director	25,334		*

Augustus K. Oliver	Director	1,738,105	(8)	*

Theodore H. Schell	Director	33,488		*

Mark C. Terrell	Director	43,389		*

Joel E. Legon	Senior Vice President and Interim Chief Financial Officer	45,982		*

Name and Address (1)	Relationship	Amount and Nature of Beneficial Ownership (2)		Percent of Outstanding Shares (3)
Oded Golan	Senior Vice President, Chief Operating Officer of Comverse	77,592	(9)		*

Aharon Levy	Senior Vice President, BSS General Manager of Comverse	5,844			*

Gabriel Matsliach	Senior Vice President, Chief Product Officer of Comverse	129,814	(10)		*

Andre Dahan	Former President, Chief Executive Officer and Director		(11)		*

All current directors and executive officers as a group (14 persons) (1 2)		2,482,475	(13)	1.1%

*	Less than one percent.
(1)	Unless otherwise indicated, the address of each of the persons whose name appears in the table above is: c/o Comverse Technology, Inc., 810 Seventh Avenue, New York, New York 10019.
(2)	The information contained in the table above reflects “beneficial ownership” of common stock within the meaning of Rule 13d-3 under the Exchange Act. Beneficial ownership reflected in the table above includes shares (a) issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of April 30, 2012 and (b) deliverable in settlement of DSU awards that are scheduled to vest within 60 days of April 30, 2012.
(3)	Shares of common stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of April 30, 2012 and shares of common stock deliverable in settlement of DSU awards that are scheduled to vest within 60 days of April 30, 2012 are deemed outstanding for computing the ownership percentage of the person holding such stock options or DSU awards, as applicable, but are not deemed outstanding for computing the ownership percentage of any other person. The amounts and percentages are based on approximately 219,042,641 shares of common stock issued and outstanding as of April 30, 2012.
(4)	Reflects beneficial ownership as reported on a Schedule 13G/A filed with the SEC on February 14, 2012 by FMR LLC (or the FMR 13G), and reports sole voting power with respect to 339,486 shares of common stock and sole dispositive power with respect to 29,429,937 shares of common stock. The FMR 13G reports beneficial ownership of shares of common stock by Fidelity Management & Research Company, Edward C. Johnson 3d, FMR LLC and Pyramis Global Advisors Trust Company. The voting and investment power of the various holders with respect to these shares of common stock is as set forth in the FMR 13G.
(5)	Reflects beneficial ownership as reported on a Schedule 13G/A filed with the SEC on February 14, 2012 by Wellington Management Company, LLP (referred to as the Wellington 13G). The Wellington 13G reports that Wellington Management Company, LLP has shared voting power and shared dispositive power with respect to 13,953,101 shares of common stock and 16,716,857 shares of common stock, respectively.
(6)	Reflects beneficial ownership as reported on a Schedule 13G/A filed with the SEC on February 14, 2012 by Artis Capital Management, L.P. (or the Artis 13G). The Artis 13G reports sole voting and dispositive power with respect to all of these shares of common stock.
(7)	Reflects beneficial ownership as reported on a Schedule 13G/A filed with the SEC on January 6, 2012 by Soros Fund Management LLC, George Soros, Robert Soros and Jonathan Soros (referred to as the Soros 13G). The Soros 13G reports that Soros Fund Management LLC, George Soros and Robert Soros share voting and dispositive power with respect to all of these shares.

(8)	Consists of 1,693,307 shares of common stock held by the entities referenced below and 44,798 shares of common stock held directly by Mr. Oliver. Mr. Oliver is the (i) Managing Member of Oliver Press Investors, LLC, a Delaware limited liability company and the general partner of each of Davenport Partners, L.P., a Delaware limited partnership (or Davenport), JE Partners, a Bermuda partnership (or JE), and Oliver Press Master Fund LP, a Cayman limited partnership, (or Master Fund and, together with Davenport and JE, the OP Partnerships), and (ii) Managing Member of Oliver Press Partners, LLC, a Delaware limited liability company and the investment adviser to each of the OP Partnerships. The OP Partnerships own certain of CTI’s securities, all of which are subject to the shared voting and investment authority of Mr. Oliver, among others.
(9)	Includes (i) 25,755 shares of common stock issuable upon exercise of stock options that are currently exercisable and options that are exercisable within 60 days of April 30, 2012 and (ii) 12,333 shares of common stock deliverable in settlement of DSU awards that are scheduled to vest within 60 days of April 30, 2012.
(10)	Includes 91,000 shares of common stock issuable upon exercise of stock options that are currently exercisable.
(11)	Mr. Dahan resigned from his positions as President and Chief Executive Officer effective March 4, 2011 and served as a consultant until June 4, 2011. Therefore, CTI is unable to provide a current address or confirm Mr. Dahan’s beneficial ownership.
(12)	Includes (i) the following directors: Ms. Bowick, and Messrs. Burdick, Dubner, Oliver, Schell and Terrell and (ii) the following executive officers: Ms. Shah, Messrs. Bunyan, Golan, Koza, Legon, Levy and Tartavull, and Dr. Matsliach.
(13)	Includes (i) 116,755 shares of common stock issuable upon exercise of stock options that are currently exercisable and options that are exercisable within 60 days of April 30, 2012 and (ii) 38,333 shares of common stock deliverable in settlement of DSU awards scheduled to vest within 60 days of April 30, 2012.

Beneficial Ownership in Subsidiaries

Mr. Burdick, who served as the Chairman of the Board of Directors of Verint Systems, was granted stock awards by Verint Systems covering 1,814 shares of its common stock in respect of the period in which he served as an independent director of Verint Systems prior to his appointment as CTI’s Chief Executive Officer. An award covering 1,522 shares fully vested on May 16, 2011 and an additional award covering 292 shares that was scheduled to vest on June 15, 2012 was forfeited following Mr. Burdick’s resignation from Verint System’s Board of Directors in March 2012. None of CTI’s other current directors or executive officers hold any equity securities of our subsidiaries.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis describes our executive compensation program for our executive officers listed below, who are referred to throughout this discussion as the “Named Executive Officers.” The discussion describes the various compensation elements and the plans and arrangements in which the Named Executive Officers participate, the factors considered and the approach taken by our Board and the Compensation and Leadership Committee of our Board (referred to as the Compensation Committee) in designing the executive compensation program and how this program supports our overall business objectives and financial and strategic goals.

Our Board and the Compensation Committee determine the compensation of executive officers of CTI and Comverse, Inc., a wholly-owned subsidiary of CTI (or Comverse). The compensation of the executive officers, directors and employees of CTI’s majority-owned subsidiaries, Verint Systems Inc. and Starhome B.V., are determined by the board of directors or an authorized committee of the board of directors of each such subsidiary.

For fiscal 2011, the Named Executive Officers were:

•	Charles J. Burdick, our Chairman of the Board and Chief Executive Officer;

•	Joel E. Legon, our Senior Vice President, Interim Chief Financial Officer;

•	Oded Golan, the Senior Vice President, Chief Operating Officer of Comverse;

•	Aharon Levy, the Senior Vice President, Business Support Systems (or BSS) General Manager of Comverse;

•	Gabriel Matsliach, the Senior Vice President, Chief Product Officer of Comverse; and

•	Andre Dahan, our former President, Chief Executive Officer and former member of our Board.

In March 2011, Mr. Burdick was appointed as our Executive Chairman and Chief Executive Officer, replacing Mr. Dahan who resigned his positions with CTI, and Mr. Levy joined Comverse. Prior to his appointment, Mr. Burdick served as CTI’s non-executive Chairman of the Board.

The terms and conditions of Mr. Dahan’s separation are set forth in the Separation and Consulting Agreement between CTI and Mr. Dahan dated February 25, 2011 (or the Separation Agreement) disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission (or the SEC) on February 28, 2011. Neither our Board nor our Compensation Committee made any compensation determinations with respect to Mr. Dahan for fiscal 2011 other than the approval of the Separation Agreement, and any references to our Named Executive Officers in the following discussion, unless specified otherwise, exclude Mr. Dahan.

Executive Summary

Comverse Business

The weakness in the global economy in recent years has materially and adversely affected our communication service provider customers, who, in response to market conditions, decreased their spending levels. This trend resulted in reduced demand for our products, services and solutions, longer customer purchasing decisions and pricing pressures. During the fiscal year ended January 31, 2012 (referred to as fiscal 2011), the global economy experienced a gradual recovery resulting in a moderate increase in levels of spending by customers. Concurrently, however, there have been adverse developments in global debt markets (including European sovereign debt) that created substantial volatility and uncertainty.

Communication service providers are experiencing growth in global wireless subscriptions and traffic and rapid growth in the use of advanced services, such as data services and Internet browsing. In response to these market trends, communication service providers require enhanced BSS system functionality to accommodate their business needs. As a result, Comverse BSS is facing increasing complexity of project deployment resulting in extended periods of time required to complete project milestones and receive customer acceptance which are generally required for revenue recognition and receipt of payment. During fiscal 2011, Comverse BSS experienced a significant decline in BSS customer solutions orders, which we believe was attributable mainly to the deferral of BSS projects by customers, primarily in the fourth quarter. In addition, we believe that BSS customer solutions order activity was adversely affected during the fiscal year by uncertainty in economic conditions that prompted existing and potential customers to defer significant capital investments involved in deploying our BSS solutions and upgrading existing prepaid or postpaid systems to our converged BSS solution and concerns on the part of customers about our financial condition. We believe a portion of the decline was also attributable to the maturation of certain markets that historically accounted for a significant portion of our BSS growth.

Revenue and orders related to VAS customer solutions for fiscal 2011 declined compared to fiscal 2010. These declines are attributable in part to Comverse’s strategy to pursue primarily higher margin VAS projects which led to lower levels of VAS revenue and customer order activity consistent with our expectations. In addition, in the VAS market, wireless subscriber preferences have changed in recent years as consumers transitioned to alternative messaging applications, such as SMS text messaging, in part as a substitute for voicemail usage, and increased the use of data in connection with the deployment of smartphones and other devices, such as tablets. This transition resulted in intensified competition due to the change in Comverse’s business mix from the voicemail product line, in which Comverse continues to hold a leading market position, to other applications and products in which Comverse VAS is continuing to face significant competitive challenges as part of its efforts to increase market share. In addition, Comverse VAS faces increasing competition from changing technologies that may provide alternatives to its products and services. For example, the introduction of open access to web-based applications from wireless devices allows end users to utilize web-based services, such as Facebook, Google, Yahoo or Hotmail, to access, among other things, instant messaging and electronic mail free of charge rather than use wireless carriers’ service offerings. We believe these changes have reduced demand for Comverse VAS’s products and services and increased pricing pressures, which have in turn reduced revenue and margins.

During fiscal 2011, in addition to addressing market and industry challenges, we continued our efforts to become current in our periodic reporting obligations under the federal securities laws, resolve significant litigation matters, including an administrative proceeding initiated by the SEC pursuant to Section 12(j) of the Exchange Act to revoke the registration of our securities (or the Section 12(j) Proceeding). During the second quarter of fiscal 2011, CTI completed the filing with the SEC of the delinquent periodic reports that were required to be filed under a settlement with the SEC. In September 2011, CTI resumed the timely filing of its periodic reports under the federal securities laws and satisfied the terms of the settlement with the SEC which resolved the Section 12(j) Proceeding. On September 23, 2011, CTI’s common stock was relisted, and trading resumed on The NASDAQ Global Select Market.

During the second half of the fiscal year ended January 31, 2011 (referred to as fiscal 2010), we commenced certain initiatives to improve our cash position, including a plan to restructure the operations of Comverse with a view towards aligning operating costs and expenses with anticipated revenue. Comverse successfully implemented the first phase of such plan commencing in the third quarter of fiscal 2010, significantly reducing its annualized operating costs. During fiscal 2011, Comverse implemented a second phase of measures (referred to as the Phase II Business Transformation) seeking to achieve long-term improved operating performance and sustainable positive operating cash flows by reducing costs through process reengineering to maximize business performance, productivity and operational efficiency. We believe that during fiscal 2011, Comverse realized some of the benefits of these initiatives. In fiscal 2011, Comverse had income from operations, a change from loss from operations for the prior fiscal year, and significantly reduced its negative cash flows from operations despite a decline in revenue. We believe that the improvement in performance and cash flows is attributable, to a large extent, to management’s enhanced focus on profitability, improved cash collections and cost reduction measures.

Compensation Highlights

Throughout this challenging period, the Compensation Committee prioritized the attraction and retention of talented and seasoned executives required to manage our business and complete our complex financial reporting activities. During fiscal 2011, we implemented the following actions with respect to the three primary elements of our executive compensation program:

•

Base salaries, representing the fixed component of total direct compensation, were maintained at fiscal 2010 levels for the continuing Named Executive Officers and set for newly-hired or promoted executives at generally lower levels than continuing executives and the executives they replaced, consistent with the Compensation Committee’s intention to moderate back towards the median market rate for base salaries as our situation normalizes and the challenges associated with the current circumstances are successfully addressed.

•

Consistent with our compensation philosophy, payouts under the fiscal 2011 annual performance-based cash incentive awards plan for the Named Executive Officers were based upon our actual achievement against specified pre-established financial performance objectives and a qualitative assessment of the achievement of individual performance objectives by each Named Executive Officer. In light of the ongoing challenges and the risks in successfully implementing the Phase II Business Transformation, the percentage of the annual cash incentive award opportunity based on financial performance objectives was decreased from eighty percent (80%) in fiscal 2010 to sixty percent (60%) in fiscal 2011 and the percentage based on achievement against individual performance objectives was increased from twenty percent (20%) in fiscal 2010 to forty percent (40%) in fiscal 2011. Key objectives furthering our short-term operating plan and long-term strategic goals were achieved as a result of the combination of the gradual recovery of the global economy and the Phase II Business Transformation. Key objectives achieved included maximum Comverse and CTI adjusted cash flow levels, above target Comverse BSS adjusted maintenance revenue, threshold but below target Comverse revenue, Comverse adjusted maintenance revenue, Comverse performance margin and Comverse BSS adjusted customer solutions revenue. Key objective that did not exceed threshold included Comverse’s product bookings, Comverse BSS’s product bookings and Comverse BSS adjusted segment performance. As a result, the Compensation Committee, after taking into account the overall performance of Comverse, approved awarding a payment of $540,015 to Mr. Burdick and payments ranging from $108,624 to $230,319 to the other Named Executive Officers in accordance with the terms of our annual performance-based cash incentive awards plan.

After successfully addressing many of our challenges in fiscal 2011 and the implementation of the Phase II Business Transformation, for the fiscal year ending January 31, 2013 (referred to as fiscal 2012), the percentage of the annual cash incentive award opportunity based upon financial performance objectives has been increased to eighty percent (80%) and the percentage based on achievement against individual performance objectives has been decreased to twenty percent (20%).

•

Time-vested equity incentive awards in the form of deferred stock unit (referred to as DSU) awards were awarded to align the interests of the Named Executive Officers with shareholders, to recognize their performance and, in part, to facilitate their retention at a challenging time as a result of global economic, industry and company-specific conditions. DSU awards granted during fiscal 2011 included aggregate awards covering 170,116 shares of CTI common stock granted to Mr. Burdick and awards ranging from 40,000 to 100,000 shares of CTI common stock granted to other Named Executive Officers. In fiscal 2012, the annual broad-based long-term incentive employee equity grant, including our Named Executive Officer participants, was time-vested restricted stock unit (referred to as RSU) awards. Similar to DSU awards, each RSU award represents a right to receive one share of CTI’s common stock on a designated future date, contingent on vesting. One of the primary reasons for using time-vested DSU and RSU awards has been the difficulty in setting multi-year performance goals in the uncertain business environment in which we currently operate and within the context of the planning and execution of CTI’s publicly disclosed intention to distribute all of its shares in Comverse to its shareholders on a pro rata basis targeted for the second half of fiscal 2012 (referred to as the potential Comverse spinoff).

Following the completion of the implementation of the Phase II Business Transformation and the potential Comverse spinoff, beginning in the fiscal year ending January 31, 2014 (referred to as fiscal 2013), we intend to condition the vesting of at least 50% of our senior executives’ long-term incentive equity on the achievement of identified performance metrics, with the balance continuing to be subject to time-based vesting with the objective of retaining senior executives and building their long-term commitment to our company.

While several executives previously hired were provided with limited perquisites and other personal benefits consistent with prior practice, such perquisites and personal benefits are being systematically phased out and replaced with appropriate incremental adjustments to base salary and incentive compensation.

Reduction in Chief Executive Officer Compensation

The target total direct compensation, including base salary, target annual cash incentive award opportunity and equity awards, of Mr. Burdick, who was appointed as our Chief Executive Officer following Mr. Dahan’s resignation, was lower than Mr. Dahan’s target total compensation and consistent with the 25th percentile compensation practices of the Peer Group (as defined under “—Competitive Positioning” below).

During fiscal 2011, our Board, upon the recommendation of the Compensation Committee, approved the terms and conditions in connection with the resignation of Mr. Dahan. The terms and conditions with respect to Mr. Dahan’s severance compensation contained in the Separation Agreement were structured based on the provisions set forth in his employment agreement dated April 11, 2007.

2011 Say-on-Pay Vote

At our 2011 Annual Meeting, shareholders expressed support for the compensation of our named executive officers set forth in our 2011 proxy statement, with approximately 60% of the shareholder vote cast in favor of our executive compensation. Because the 2011 Annual Meeting was held in November 2011, all of the principal compensation decisions for fiscal 2011 summarized below were made prior to the time we conducted our initial shareholder advisory vote on executive compensation. While we have made several changes to our executive compensation program in response to the results of this vote, the impact of most of these changes will not be reflected until fiscal 2012 executive compensation is reported in our 2013 proxy statement.

As the Compensation Committee evaluated our executive compensation policies and practices for fiscal 2012, it was mindful of the support our shareholders expressed for our compensation philosophy and objectives, while seeking to further strengthen the alignment between the compensation of our executives and our corporate performance. As a result, the Compensation Committee decided to retain our general approach to executive compensation, and, through the changes in the design of the annual cash incentive award opportunity discussed above, increased the emphasis on incentive compensation that rewards our most senior executives when they deliver value for our shareholders.

We intend to meet with certain of our shareholders after our 2012 Annual Meeting and solicit their feedback on our executive compensation practices. We will evaluate the feedback from shareholders along with the results of the “Say-on-Pay” advisory vote and consider them in designing our executive compensation program, including the elements of the executive compensation program of Comverse following the potential Comverse spinoff.

Consistent with the recommendation of our Board and the preference of our shareholders as reflected in the advisory vote on the frequency of future say on pay votes conducted at our 2011 Annual Meeting, our Board determined to provide for annual advisory votes on the compensation of the Named Executive Officers.

Executive Compensation Objectives and Principles

Compensation Objectives

Our company operates in the highly complex and competitive telecommunications industry. This requires a highly talented and seasoned team of telecommunications and business professionals capable of managing a complex global business. Consequently, our primary compensation objective is to attract and retain the executives needed to manage a sophisticated global business operation in a rapidly changing segment of the telecommunications industry and to ensure that they are compensated commensurate with results and paid for performance.

We have designed our executive compensation program to:

•	attract, retain and motivate highly-skilled executives by providing a total compensation package that is competitive in the market in which we compete for talent;

•

support and reward the attainment of our short-term and long-term financial and strategic objectives through the use of variable pay in which realized compensation fluctuates based on (a) the degree to which key financial and strategic goals are achieved and (b) positive changes in shareholder value;

•	provide differentiated pay based on our executives’ contributions to company performance, role within our company and skill set;

•	create commonality of interest between management and shareholders through the use of equity-based compensation and by encouraging our executives to accumulate substantial ownership in our company;

•

foster a balanced focus among our executives to ensure that they are held accountable for the long-term consequences of their business decisions and to avoid the incentive to take risks that are inconsistent with our financial and strategic goals; and

•	maximize the financial efficiency of the overall program from tax, accounting and cash flow perspectives.

Elements of Direct Compensation

Historically, our executive compensation packages have been, and continue to be, comprised of a mix of base salary, annual cash bonus and annual equity awards, plus limited perquisites. We believe that this relatively simple mix of compensation elements allows us to successfully achieve the compensation objectives outlined above; however, the Compensation Committee periodically re-evaluates our company’s compensation philosophy, objectives and tools.

Base Salaries

As base salaries represent the fixed component of each Named Executive Officer’s total compensation, the Compensation Committee attempts to set base salaries at a level that balances the competing objectives of attracting and retaining high-quality executives with minimizing our overall fixed cost structure. The underlying philosophy adopted by the Compensation Committee is to set base salaries, on average, at the median market rate. The Compensation Committee maintained prior year base salaries for continuing executives and set base salaries at similar or lower levels for newly-hired or promoted executives.

The Compensation Committee sets, reviews and approves any changes to base salaries for the Named Executive Officers annually, taking into account both the competitive positioning of each individual’s base salary relative to the indicated market rates; the individual skills and experience of the executive; the annual budget for base salary adjustments, if any, that has been established for the fiscal year; the positioning of each executive relative to others with comparable levels of responsibility; corporate financial performance in the prior fiscal year and expectations for the current fiscal year; and the difficulty of replacing the executive and relative importance of the position to our company.

Annual Cash Incentive Awards

We believe that a significant portion of cash compensation for the Named Executive Officers should be “at-risk” by being linked to achievement of key objectives that further our short-term operating plan and long-term strategic goals. Consequently, we provide the Named Executive Officers with the opportunity to realize variable cash awards each year based on performance against a series of pre-established financial performance and individual objectives, for which the Compensation Committee (and, in the case of our Chief Executive Officer, our Board) establishes target and maximum award opportunities.

In designing our annual cash incentive awards, the Compensation Committee is guided by the following overarching principles:

•	the performance measures must be tied to key indicators of our success and drivers of shareholder value, consistent with our business strategy and objectives;

•	the performance targets must be reasonably achievable and viewed as fair, while at the same time encouraging stretch performance;

•	the performance targets should include a review of year-over-year performance and align with the annual operating plan approved by our Board so that aggregate costs are supported by financial results;

•	the performance measures must be simple to understand and within the control of the Named Executive Officer receiving the award;

•

the portion of a Named Executive Officer’s target annual cash compensation attributable to his target annual cash incentive award opportunity should increase with successively higher levels of responsibility; and

•

the payouts should reflect our performance and, if applicable, the performance of business unit to which the Named Executive Officer is affiliated, as well as such executive’s achievement of pre-established individual objectives.

Equity Incentive Awards

To support the objective of aligning the interests of the Named Executive Officers with shareholders and to ensure that realized compensation reflects long-term changes in shareholder value, we believe that the long-term incentives for our Named Executive Officers should be delivered primarily in the form of equity. In designing our long-term incentives, the Compensation Committee is guided by the following principles:

•

long-term incentives should function to align the interests of the Named Executive Officers with our shareholders as appreciation of the underlying shares of CTI’s common stock enhances the value of these awards and therefore enhances the focus on improvements in operating performance and the creation of shareholder value;

•

the portion of a Named Executive Officer’s total compensation opportunity attributable to long-term incentives should increase with increasingly higher levels of responsibility to ensure that the executives most responsible for changes in shareholder value are held most accountable for results;

•	awards should support long-term retention of key contributors through vesting and other benefit provisions, creating enough “hold” to provide stability of the executive team;

•	the aggregate annual share usage in employee equity plans should be carefully managed to avoid excessive levels of potential shareholder dilution; and

•

the aggregate cost of long-term incentives should be reasonable in comparison to peer companies, and the cost implications of such plans should be supported by our annual and longer-term operating plans.

In recent years, the primary equity vehicle for delivering long-term incentives to our Named Executive Officers has been time-vested DSU awards. Each DSU represents a right to receive one share of CTI’s common stock on a designated future date, contingent on continued service to CTI or Comverse, as applicable. The primary reasons for using DSU awards have been:

•

attraction and retention of talent, which, while always an important objective, had been critically important and especially challenging while our company worked to become current in our periodic reporting obligations under the federal securities laws;

•

the prohibition on exercise of vested stock options by all employees, including the Named Executive Officers, until October 5, 2011, the date on which CTI filed with the SEC an effective registration statement on Form S-8 after filing all periodic reports required to be filed by it in a 12-month period;

•

the ability to defer the delivery of the shares in settlement of DSU awards (and a significant portion of the associated tax liability) until such time as the award recipients are able to sell the underlying shares of CTI’s common stock to cover tax liabilities;

•	the difficulty in setting multi-year performance goals in the uncertain business environment in which we currently operate and within the context of the potential Comverse spinoff; and

•	the perception of our employees that, in the context of our current operating condition, stock options have limited value.

Executive Compensation-Setting Process

Roles and Responsibilities

The Compensation Committee oversees and administers our executive compensation program. The Compensation Committee typically meets near the beginning of each fiscal year to:

•	review base salaries to determine whether any adjustments are necessary or appropriate;

•	determine the payments, if any, under the annual cash incentive award plan for the prior fiscal year;

•	approve the target and maximum annual cash incentive award opportunities;

•	review and, if appropriate, recommend for approval by our Board, including a majority of the independent directors, equity incentive awards; and

•

establish the corporate and individual performance objectives and related target levels for the current fiscal year and the respective target levels for each quantifiable performance objective for that fiscal year.

In making these compensation-related decisions, the Compensation Committee reviews the total compensation for our Named Executive Officers to ensure consistency with our compensation philosophy and considers developments in compensation market practices. In addition, the Compensation Committee is provided with certain compensation recommendations formulated by management and the compensation data described below provided by its executive compensation consultant. Although the Compensation Committee receives these recommendations and data, this information provides only a reference point for its deliberations. Ultimately, the Compensation Committee applies its own business judgment and experience to determine the form and amount of compensation for the Named Executive Officers.

The Compensation Committee worked with Mr. Dahan and, after he was appointed Chief Executive Officer, Mr. Burdick and other senior executives to ensure that its decisions and recommendations to our Board are consistent with our compensation philosophy and policies. Prior to his separation, Mr. Dahan conducted an annual performance evaluation of each Named Executive Officer (other than himself) in respect of fiscal 2010 performance and, based on that evaluation, made recommendations as to any and all adjustments that should be made in each executive’s base salary, annual cash incentive award opportunity and the value of any annual equity award for fiscal 2011. Mr. Burdick made these recommendations going forward for the balance of fiscal 2011. During the first quarter of fiscal 2012, Mr. Burdick conducted an annual performance evaluation of each Named Executive Officer (other than himself) in respect of fiscal 2011 and, based on that evaluation, made recommendations as to each executive’s annual cash incentive award payouts for fiscal 2011 and base salary, annual cash incentive award opportunity, and the value of any annual equity award for fiscal 2012.

The Compensation Committee supplemented Messrs. Dahan and Burdick’s recommendations with its own evaluation and that of other members of our Board of the senior executives’ performance in finalizing its compensation actions and decisions. Our Board made the decisions about (a) Mr. Burdick’s compensation and (b) Mr. Dahan’s compensation in connection with the Separation Agreement. Neither Mr. Burdick nor Mr. Dahan was present during any discussion or determination of his compensation by our Board or the Compensation Committee.

The Compensation Committee has the authority to engage its own advisors to assist in carrying out its responsibilities. Since August 2007, the Compensation Committee has engaged Frederic W. Cook & Co. (referred to as Cook), a national executive compensation consulting firm, to support its oversight and management of our executive compensation program. Cook provides the Compensation Committee and our Board with guidance regarding the amount and types of compensation that we provide to our executives and how these compare to other compensation practices, and advice regarding other compensation-related matters.

During fiscal 2011, Cook provided the following services to the Compensation Committee:

•	assisted in developing and refining our executive compensation philosophy;

•	assisted in structuring the severance compensation for Mr. Dahan in connection with the negotiation of the Separation Agreement based on the provisions set forth in his employment agreement;

•

assisted in structuring the compensation package for Mr. Burdick upon his appointment as Chief Executive Officer, and further assisted in structuring subsequent revisions in connection with his relocation to the United States;

•	assisted in structuring the severance compensation for Mr. Dahan based on the provisions set forth in his employment agreement;

•	assisted in reviewing potential changes to the Compensation Committee Charter;

•	provided market data with regard to peer levels of annual share usage and potential share dilution attributable to equity compensation awards;

•	assisted in the design of the annual incentive plan and the equity compensation incentive plan submitted for shareholder approval;

•	developed a peer frame and assisted in determining market compensation rates for the position of Chief Executive Officer of Comverse in connection with the potential Comverse spinoff;

•	assisted in the assessment of risk in relation to our compensation plans to determine whether any policies or practices were reasonably likely to have a material adverse effect on our company; and

•	assisted in the review and design of our annual cash and long-term incentive compensation plans.

Representatives of Cook attend meetings of the Compensation Committee as requested and also communicate with committee members outside of meetings. Cook reports to the Compensation Committee and works with management only under the direction of the Chair of the Compensation Committee on projects in which the Compensation Committee retains responsibility under its Charter. The Compensation Committee may replace Cook or hire additional advisors at any time. During fiscal 2011, Cook has not provided any other services to us and has received no compensation other than with respect to the services described above.

Competitive Positioning

As the market for experienced executives in the telecommunications industry is highly competitive, and includes several well-established, international organizations, as well as our direct business competitors, the Compensation Committee monitors the executive compensation practices of these companies, as well as those within our industry generally, to ensure that our executive compensation program reflects current market trends and to use as a resource in its deliberations.

In February 2010, at the request of the Compensation Committee, Cook presented an updated group of peer companies to be used for comparative purposes in its executive compensation deliberations and a comparative analysis of our executive compensation program based on compensation information drawn from the pay practices of a group of publicly-traded companies (referred to as the Peer Group), within the telecommunications industry with revenues and market capitalizations comparable to ours. This information was used to match the Named Executive Officer positions with the competitive marketplace on the basis of job functions and responsibilities. Market compensation data was derived from these market matches, and statistical reference points (such as median and 25th and 75th percentile rates) were calculated for total compensation and for each of the principal elements of the executive compensation program.

At that time, the Peer Group consisted of the following companies:

BMC Software	Neustar
Brocade Communications	Polycom
Ciena Corporation	Sybase, Inc.
Citrix Systems	Syniverse Holdings
Convergys Corporation	Tekelec
JDS Uniphase Corporation	Verisign
Juniper Networks, Inc.

This peer group was used in making compensation determinations throughout fiscal 2011. In July 2011, however, Cook updated the competitive analysis for the position of CTI’s Chief Executive Officer solely to assist the Compensation Committee in making determinations with respect to Mr. Burdick’s compensation upon his appointment as our Chief Executive Officer. Cook used the above Peer Group with the exception of the elimination of Sybase, Inc. and Syniverse Holdings as a result of their acquisitions by other companies. Although the Compensation Committee receives various recommendations and the data described above, this information provides only a reference point for its deliberations. Ultimately, the Compensation Committee applies its own business judgment and experience to determine the form and amount of compensation for the Named Executive Officers.

Executive Compensation Elements

Base Salary

In March 2011, the Compensation Committee decided to maintain the annual base salaries of the Named Executive Officers for fiscal 2011 at their fiscal 2010 levels. This decision was based, in part, on the Compensation Committee’s recognition that, we have previously established “above market” base salaries to recruit the management team. Consistent with this approach, in fiscal 2012, base salaries of the Named Executive Offices (other than Mr. Golan) were maintained at existing levels.

Promotions

Mr. Golan’s base salary was increased to $320,000 effective March 3, 2011 in recognition of his expanded responsibilities at that time in the position as Senior Vice President, Business Transformation and Operations of Comverse. In March 2012, Mr. Golan’s base salary was reviewed by the Compensation Committee and increased to $400,000 in recognition of his expanded responsibilities upon being named Senior Vice President, Chief Operating Officer of Comverse in July 2011.

New Hires

On March 4, 2011, upon Mr. Dahan’s resignation as President and Chief Executive Officer, Mr. Burdick, the Chairman of the Board, was appointed Chief Executive Officer. In connection with his appointment, the Compensation Committee set Mr. Burdick’s annual base salary at $700,000, which, when taken together with the Mr. Burdick’s target annual cash incentive award opportunity and equity awards, was consistent with Peer Group median practice. On November 16, 2011, our Board, upon the recommendation of the Compensation Committee and after determining that a temporary relocation of Mr. Burdick from London, England, to New York City would be in CTI’s best interests, approved an amendment to Mr. Burdick’s employment terms and conditions (or the Relocation Amendment) to implement a change in Mr. Burdick’s work location for a period of up to 12 months commencing on December 1, 2011. To offset the costs incurred by Mr. Burdick for the duration of this relocation, Mr. Burdick’s annual base salary was increased from $700,000 to $820,000 effective December 1, 2011.

On March 27, 2011, upon Mr. Levy’s appointment as Senior Vice President, BSS General Manager of Comverse, the Compensation Committee set his annual base salary at $320,000. At this time, it was contemplated that Mr. Levy would be relocated to the United States and his employment agreement provided that his base salary would be increased to $350,000 upon his relocation. Mr. Levy relocated to the United States on January 3, 2012 and, consistent with the terms of his employment agreement, his base salary was increased to $350,000 upon relocation.

Annual Cash Incentive Awards

Individual Target Award Opportunities

The target annual cash incentive award opportunity for fiscal 2011 for each Named Executive Officer was determined by the Compensation Committee (and, in the case of Mr. Burdick, by our Board) based on each executive’s anticipated contributions during fiscal 2011, the market rate of compensation for executives in comparable positions, job functions, internal pay equity and business unit performance.

Mr. Burdick’s target annual cash incentive award opportunity was originally set to equal his annual base salary and, in connection with the Relocation Amendment and increase in his base salary from $700,000 to $820,000 during the duration of the relocation, his target annual cash incentive award opportunity was established at $730,000 for fiscal 2011 and was contractually set to equal his actual annual base salary for subsequent fiscal years. Thus, the fiscal 2011 annual cash incentive award opportunities for the Named Executive Officers are as follows:

Named Executive Officer	Target Annual Cash Incentive Award Opportunity
Charles J. Burdick	$730,000
Joel Legon	$200,000
Oded Golan	$220,000
Aharon Levy	$250,000	(1)
Gabriel Matsliach	$320,000

(1)	Mr. Levy was hired on March 27, 2011 to serve as the Senior Vice President, BSS General Manager at Comverse. His target annual cash incentive award opportunity for fiscal 2011 was established at $250,000 with the actual award to be determined on a pro rata basis for the remainder of the fiscal year and subject to a minimum guaranteed contractual payment of $100,000 for fiscal 2011.

Incentive Award Design

Sixty percent (60%) of each Named Executive Officer’s annual cash incentive award opportunity was based upon financial performance objectives, and forty percent (40%) of the target annual cash incentive award opportunity was based on a qualitative assessment of the individual’s performance in managing his business unit or function as measured against his individual performance objectives for the fiscal year, based on the specific responsibilities of the individual. The financial performance objectives for the Named Executive Officers (other than Mr. Levy) were based on our company’s performance measured against the corporate financial objectives described below, and, in the case of Mr. Levy, his financial performance objectives were based equally on the corporate financial objectives described below and on the performance of our Comverse BSS segment measured against the BSS performance objectives described below. The Compensation Committee determined these allocations to be appropriate because they linked a substantial portion of each Named Executive Officer’s award opportunity to financial performance, thereby motivating him to focus his efforts on successfully executing our annual operating plan, while also providing a significant financial incentive to effectively manage his respective business unit or function and achieve his personal objectives for the year.

Corporate Financial Objectives

The fiscal 2011 annual cash incentive awards were based, in part, on the level of achievement of the following pre-established corporate financial, each of which was selected by the Compensation Committee because they are tied to external key performance indicators and are considered to be critical to enhancing shareholder value:

•	Comverse’s revenue;

•	Comverse’s adjusted maintenance revenue;

•	Comverse’s product bookings;

•	Comverse performance margin;

•	the adjusted cash flow of Comverse (for the Named Executive Officers, other than Messrs. Burdick and Legon); and

•	the adjusted cash flow of CTI and Comverse for Messrs. Burdick and Legon.

The calculations of the achievement of Comverse’s revenue and Comverse performance margin objectives were to be based on the amounts and margin reported in our fiscal 2011 Form 10-K. See Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and note 23 to the consolidated financial statements included in Item 15 of our fiscal 2011 Form 10-K.

Comverse’s adjusted maintenance revenue is calculated by adjusting maintenance revenue as publicly disclosed to exclude the value assigned to services to be provided to customers during initial warranty periods as part of project deployments (referred to as the initial warranty period value).

The Comverse product bookings objective was to be measured based on Comverse’s fiscal 2011 annual product bookings, calculated as the aggregate projected revenue from purchase orders executed during the fiscal year, excluding revenue from maintenance agreements.

The calculation of the achievement of the adjusted cash flow objective of Comverse was to be made by determining the difference between collections and disbursements at Comverse for fiscal 2011 and adjusting the amount by adding the amount of accelerated collections of certain fiscal 2011 receivables to the prior year’s fourth quarter (referred to as the accelerated collections) and excluding certain extraordinary items, including:

•

professional fees in excess of $7.0 million paid primarily in connection with the efforts to become current in periodic reporting obligations under federal securities laws, the timely filing of certain periodic reports and the remediation of material weaknesses in internal control over financial reporting;

•	restructuring payments, including workforce reduction initiatives;

•	special retention bonuses;

•	repayment of borrowings by Comverse Ltd. under an existing line of credit;

•	remaining proceeds received by Comverse from the sale of land in Ra’anana, Israel;

•	interest income; and

•	other miscellaneous items.

The calculation of the achievement of the adjusted cash flow objective of CTI and Comverse was to be made by determining the difference between collections and disbursements at CTI and Comverse for fiscal 2011 and adjusting the amount by adding the amount of the accelerated collections and excluding (i) the extraordinary items applicable to Comverse disclosed above and (ii) certain extraordinary items attributable to CTI, including:

•	payments made by CTI in settlement of shareholder litigations;

•

professional fees in excess of $3.0 million paid by CTI primarily in connection with the efforts to become current in periodic reporting obligations under federal securities laws, the timely filing of certain periodic reports and the remediation of material weaknesses in internal control over financial reporting;

•	professional fees and other expenses paid in connection with our evaluation of strategic alternatives;

•	payments made by CTI in connection with a separation agreement with its former President and Chief Executive Officer;

•	payments made by CTI in connection with settlement agreements with the SEC and the U.S. Department of Justice resolving allegations of improper payments; and

•	proceeds received from sales and redemptions of ARS.

BSS Performance Objectives

The fiscal 2011 annual cash incentive award for Mr. Levy was based on the level of achievement of the following pre-established financial objectives of our Comverse BSS segment, each of which the Compensation Committee selected because they are tied to external key performance indicators and are considered to be critical to enhancing shareholder value:

•	Comverse BSS adjusted customer solutions revenue;

•	Comverse BSS adjusted maintenance revenue;

•	Comverse BSS’s product bookings; and

•	Comverse BSS’s adjusted segment performance margin.

The Comverse BSS adjusted customer solutions revenue objective was to be measured based on the amount of Comverse BSS’s customer solutions revenue reported in our fiscal 2011 Form 10-K, adjusted to include the value assigned to services to be provided to customers during initial warranty periods as part of project deployments (referred to as the initial warranty period value). The Comverse BSS adjusted maintenance revenue objective was to be measured based on the amount of Comverse BSS’s maintenance revenue reported in our fiscal 2011 Form 10-K, adjusted to exclude the initial warranty period value.

The Comverse BSS product bookings objective was to be measured based on Comverse BSS’s fiscal 2011 product bookings, calculated as the aggregate projected revenue from BSS purchase orders executed during the fiscal year, excluding revenue from maintenance agreements.

The calculation of the achievement of the Comverse BSS adjusted segment performance margin reflects the percentage that Comverse BSS’s adjusted segment performance constitutes of Comverse BSS’s adjusted customer solutions revenue. Comverse BSS’s adjusted segment performance was to be measured based on Comverse BSS’s segment performance reported in our fiscal 2011 Form 10-K, adjusted to exclude maintenance revenue, costs and expenses. For the definition of “segment performance,” see Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview—Financial Highlights—Segment Performance” and note 23 to the consolidated financial statements included in Item 15 of our fiscal 2011 Form 10-K.

Individual Performance Objectives

In June 2011, the Compensation Committee approved the recommendations for individual performance objectives submitted by Mr. Burdick for the other Named Executive Officers. The Compensation Committee formulated its own recommendations with respect to the individual performance objectives for Mr. Burdick, which were approved by our Board in July 2011.

In the case of Mr. Burdick, his individual performance objectives included timely filing with the SEC of quarterly and annual financial statements, developing a leadership team and strengthening the operations of Comverse, facilitating the Board’s review of strategic alternatives to eliminate the holding company structure and developing our finance organization and its processes.

In the case of Mr. Legon, his individual performance objectives included developing our finance organization to ensure regular completion of all financial processes on a timely basis, developing a process for timely completion of quarterly and annual tax provision work, implementation of monthly internal financial reporting packages and reduction of SEC compliance-related costs and expenses.

In the case of Mr. Golan, his individual performance objectives included executing the business transformation plan, providing operational and managerial support to identify and address risks and challenges in connection with the execution of the business transformation plan, developing a three year business plan in coordination with finance and strategy, implementing the appropriate governance structure for the business in collaboration with the Chief Executive Officer and enhancing employee engagement as evidenced by reduced voluntary attrition.

In the case of Mr. Levy, his individual performance objectives included developing additional reference customer sites for our Comverse ONE solution, implementing processes and programs to enhance change request revenue, building best in class delivery practices, implementing project profitability measures and enhancing employee engagement to be evidenced by reduced voluntary attrition.

In the case of Dr. Matsliach, his individual performance objectives included developing additional reference customer sites for our Comverse ONE solution, coordinating with industry analysts with respect to the Comverse product roadmap, supporting critical Comverse BSS customer deployments, achieving product roadmap milestones and enhancing employee engagement to be evidenced by reduced voluntary attrition.

Payout Calculations

Awards were to range from 0% to a maximum of 200% of target level to ensure that the actual payment, if any, reflected both typical market practice as well as the degree to which each objective was achieved. A 50% payout was assigned for each financial objective if a specified threshold performance level was achieved, and a 200% payout was tied to achievement of a specified maximum performance level.

Under the terms of the fiscal 2011 cash incentive awards, the achievement of the fiscal 2011 operating plan for Comverse would result in 100% payout for each financial objective, reflecting the Compensation Committee’s intention that the awards payout for “on target” performance if Comverse achieved on its operating plans for the fiscal year.

Payouts are calculated on a straight line basis for performance between the applicable performance levels (threshold, target and maximum) for each financial objective. Actual awards were to be determined after the end of the fiscal year based on the actual performance against each of these financial objectives.

No payouts were to be made against the financial objectives (including, with respect to Mr. Levy, the BSS financial objectives), unless Comverse achieved at least the threshold adjusted cash flow level for fiscal 2011. The Compensation Committee believed that this would encourage our executives to improve Comverse’s cash flow from business operations. If this threshold performance level had not been achieved, although no amounts in respect of the financial objectives would be payable, our Named Executive Officers would be eligible to receive payouts in respect of their achievement of their individual performance objectives.

The relative weightings for each of the corporate financial objectives for fiscal 2011, together with the payout percentages at different levels of achievement (relative to target performance level), were as follows (dollars in thousands):

Objective	Weighting	50% Threshold performance	60%	Target 100%	150%	200%
Comverse’s revenue	10%	$736,000	$785,000	$818,000	$859,000	$900,000
Comverse’s adjusted maintenance revenue	10%	$257,000	$265,000	$270,000	$277,000	$284,000
Comverse’s product bookings	40%	89.98%	95.99%	100%	104.90%	110.02%
Comverse performance margin	10%	8.0%	8.5%	10.4%	11.2%	12.0%
Adjusted cash flow of Comverse	30%	—	$18,000	$29,000	$44,000	$59,000
	(other than for Messrs. Burdick and Legon)
Adjusted cash flow of CTI and Comverse	30%	$(30,000)	$(18,000)	$(1,000)	$16,000	$30,000
	(only for Messrs. Burdick and Legon)

The relative weightings for each of the BSS financial objectives for Mr. Levy, together with the payout percentages at different levels of achievement (relative to target performance level), were as follows (dollars in thousands):

Objective	Weighting	50% Threshold performance	60%	Target 100%	150%	200%
Comverse BSS adjusted customer solutions revenue	20%	$222,000	$236,000	$246,000	$259,000	$271,000
Comverse BSS adjusted maintenance revenue	20%	$119,000	$123,000	$126,000	$129,000	$132,000
Comverse BSS’s product bookings	40%	90.00%	96.15%	100%	105.00%	110.00%
Comverse BSS’s adjusted segment performance margin	20%	17.9%	19.8%	21.1%	22.7%	24.3%

In considering the challenge presented by these target performance levels for the financial objectives, the Compensation Committee determined that because the actual financial performance of Comverse in any given fiscal year is dependent on a variety of conditions and factors, including (a) its size and operating history relative to its competitors, (b) the competitive environment for customers and industry volatility, (c) the extended sales cycle for new business and (d) the overall financial climate, and with respect to fiscal 2011 specifically, the implementation of the Phase II Business Transformation, the proposed revenue, bookings and collections target levels for the year and achieving profitability would present a significant challenge for our executives.

Decisions and Analysis

On March 28, 2012, our Board, upon recommendation of the Compensation Committee, in consultation with and based upon the recommendations of Mr. Burdick and Cook, determined the amount of the annual cash incentive awards for fiscal 2011 for the Named Executive Officers.

With respect to the financial objectives, the Compensation Committee determined Comverse had achieved at least the threshold adjusted cash flow level for fiscal 2011 such that payouts could be made against the financial objectives. With respect to the corporate financial objectives, the Compensation Committee determined that (i) the threshold for Comverse’s product bookings was not exceeded; (ii) the thresholds for Comverse’s revenue, adjusted maintenance revenue and Comverse performance margin had been exceeded but were below target; and (iii) adjusted cash flow at each of Comverse and CTI had been at the maximum level. As a result, the corporate financial objectives paid out at 79.96% of target for each of the Named Executive Officers, as reflected in the following table:

Objective	Weighting	Percentage Achievement	Corporate Percentage
Comverse’s revenue	10%	57.20%	5.72%
Comverse’s adjusted maintenance revenue	10%	59.70%	5.97%
Comverse’s product bookings	40%	—	—
Comverse performance margin	10%	82.70%	8.27%
Adjusted cash flow of Comverse (1)	30%	200.00%	60.00%
Adjusted cash flow of CTI and Comverse (2)	30%	200.00%	60.00%

			79.96%

(1)	Applicable to the Named Executive Officers, other than Messrs. Burdick and Legon.
(2)	Applicable to Messrs. Burdick and Legon.

With respect to the BSS financial objectives for Mr. Levy, the Compensation Committee determined that the thresholds for Comverse BSS adjusted customer solutions revenue and Comverse BSS adjusted maintenance revenue had been exceeded, the Comverse BSS adjusted customer solutions revenue was below target, Comverse BSS adjusted maintenance revenue exceeded target and the thresholds for Comverse BSS’s product bookings and adjusted segment performance margin had not been exceeded. As a result, the BSS financial objectives paid out at 36.70% of target, as reflected in the following table:

Objective	Weighting	Percentage Achievement	BSS Percentage
Comverse BSS adjusted customer solutions revenue	20%	59.10%	11.80%
Comverse BSS adjusted maintenance revenue	20%	124.50%	24.90%
Comverse BSS’s product bookings	40%	—	—
Comverse BSS’s adjusted segment performance margin	20%	—	—

			36.70%

With respect to individual performance, after considering the recommendations of Mr. Burdick with respect to the Named Executive Officers (other than himself), the Compensation Committee assessed each executive’s individual performance for purposes of determining the actual amount of this portion of the award. The financial objective achievement for each Named Executive Officer (other than Mr. Levy) was multiplied by sixty percent (60%) (relative weighting). Mr. Levy’s financial objective achievement was calculated (i) based on the average of (A) the corporate financial objective achievement of 79.97% described above, and (B) the BSS financial objective of 36.70%, as described above, and (ii) pro rated equivalent to 85.2% of his opportunity, to reflect the fact that Mr. Levy joined Comverse on March 27, 2011. The individual objective achievement for each Named Executive officer was multiplied by forty percent (40%) (relative weighting). Based on its assessment, including a comprehensive review of all the facts and circumstances related to performance, the Compensation Committee determined the amount of the annual incentive compensation award for each of the Named Executive Officers as follows:

Named Executive Officer	Target Award Opportunity	Final Payout Percentage	Final Award
Charles Burdick	$730,000	73.97%	$540,015
Joel Legon	$200,000	63.97%	$127,949
Oded Golan	$220,000	79.97%	$175,944
Aharon Levy	$250,000	51.00%	$108,624
Gabriel Matsliach	$320,000	71.97%	$230,319

Equity Incentive Awards

In March 2011, the Compensation Committee approved the following DSU awards for the Named Executive Officers (other than Mr. Burdick):

Named Executive Officer (1)	Time- Based DSUs
Joel Legon	40,000
Oded Golan	60,000
Aharon Levy (2)	100,000
Gabriel Matsliach	40,000

(1)	Other than as described in footnote (2) below, each of these DSU awards provided for a three-year vesting schedule, with 40% vesting on the first anniversary of the date of grant and 30% vesting on each of the second and third anniversaries of the date of grant, subject to accelerated vesting under certain circumstances.
(2)	Mr. Levy was granted two DSU awards—one regular DSU award covering 70,000 shares of CTI’s common stock vesting as set forth in footnote (1) above and a second make-whole award covering 30,000 shares of CTI’s common stock vesting in three, equal installments on the first, second and third anniversaries of the date of grant.

These awards were granted, in part, in recognition of each Named Executive Officer’s performance and, in part, as a means of retaining each executive over the intermediate and long term as the Compensation Committee determined that each of them was important to efforts to reposition us for profitable growth.

In addition, in March, 2011, our Board approved Mr. Burdick’s terms of employment as CTI’s Executive Chairman and Chief Executive Officer. These terms contemplated that, during his period of service as Executive Chairman and Chief Executive Officer, he would receive DSU awards for a number of shares of CTI’s common stock equal to a value of $400,000 per fiscal quarter, which, when taken together with the Mr. Burdick’s base salary and target annual cash incentive award opportunity, was consistent with the 25th percentile compensation practices of the Peer Group. The number of shares of CTI’s common stock subject to each DSU award to be awarded would be based upon the closing price per share of CTI’s common stock on the last trading day of each fiscal quarter with the DSU awards to be granted quarterly in arrears and prorated for any partial quarters. In respect of the period from March 4, 2011 through December 31, 2011, the value of the shares of CTI’s common stock underlying the DSU awards to be granted would be reduced by $52,500 per quarter to offset the value of DSU award granted to Mr. Burdick on December 2, 2010 in respect of his service as a director and non-executive Chairman of the Board during calendar year 2011. Pursuant to this arrangement, Mr. Burdick was granted a DSU award covering 29,719 shares of CTI’s common stock on April 29, 2011 for his service during the first fiscal quarter of fiscal 2011.

In July 2011, our Board approved changes to Mr. Burdick’s terms of employment such that, in place of the future DSU awards that Mr. Burdick was eligible to receive under the original employment terms, Mr. Burdick received for his service for the remainder of fiscal 2011, a DSU award covering 140,397 shares of CTI’s common stock, representing a market value of $1,060,000 as of the close of business on July 27, 2011. The change was made to ensure that Mr. Burdick would receive his entire equity award for service during fiscal 2011, the vesting of which would have accelerated had a change of control of CTI occurred during such fiscal year. For the period from and after February 1, 2012, Mr. Burdick is eligible to receive, consistent with the original employment terms, grants of DSU awards covering shares of CTI’s common stock equal to the value of $400,000 per fiscal quarter, with such DSU awards to be granted quarterly in arrears and prorated for any partial quarters.

The DSU awards granted to Mr. Burdick vest and the underlying shares of CTI’s common stock are to be delivered on the first anniversary of the date of grant of each respective award, subject to acceleration of vesting in certain circumstances.

In July 2011, our Board, upon recommendation of the Compensation Committee, approved a DSU award to Mr. Golan covering 40,000 shares of CTI’s common stock in recognition of his promotion and assumption of expanded responsibilities upon being named Chief Operating Officer of Comverse. This award will vest as to 40% on July 27, 2012 with the remainder vesting in two equal installments on July 27, 2013 and July 27, 2014, subject to accelerated vesting under certain circumstances.

Other Executive Compensation Matters

Health, Welfare and Other Employee Benefits

We maintain an array of benefit programs to meet the health care and welfare needs of our employees, including medical and prescription drug coverage, dental and vision programs, short-term disability insurance, long-term disability insurance and group life insurance, as well as customary vacation, paid holiday, leave of absence and other similar policies. The Named Executive Officers are eligible to participate in these programs on the same basis as our other salaried employees.

In addition, we maintain a Section 401(k) tax-qualified retirement savings plan for our salaried U.S. employees. The Named Executive Officers are eligible to participate in this plan on the same basis as our other salaried employees. We match 50% of each employee-participant’s individual contributions to the plan, up to an annual maximum of $2,000 per participant.

Finally, Comverse Ltd., a subsidiary of Comverse, maintains managers’ insurance (“bituach minahalim”) and advanced study (“keren hishtalmut”) funds for its Israeli-based employees, including Mr. Golan and, prior to his relocation to the United States, Mr. Levy. These are customary benefits provided to all employees based in Israel (other than those in very junior positions). A managers’ insurance fund is a combination of severance savings (in accordance with Israeli law), defined contribution tax-qualified pension savings and disability insurance premiums. An advanced study fund is a savings fund of pre-tax contributions to be used after a specified period of time for educational or other permitted purposes.

Perquisites and other Personal Benefits

Although, historically, we provided a limited number of perquisites and other personal benefits to certain senior executives, these items have been eliminated using, in some cases, corresponding appropriate adjustments to the other cash and equity components of our executive compensation program to both streamline the program and allow for more effective cost control, consistent with the agreements reached with our senior executives.

We provide Mr. Golan and, prior to his relocation to the United States, Mr. Levy and other eligible Israeli-based employees with the use of a company car consistent with customary compensation practices in Israel.

Upon our Board’s determination that a temporary relocation of CTI’s Chief Executive Officer from London, England, to New York City would be in the best interests of our company, for the duration of the period of the relocation, Mr. Burdick is eligible to receive the benefits under our company’s standard short-term international assignments policy, which include per diem allowances for hotel and food, certain travel expenses and a tax equalization payment sufficient to pay or reimburse covered employees for any increase in personal income taxes resulting from such assignment. In the case of Mr. Burdick, the tax equalization provision is expected to relate solely to income imputed on the value of allowances for hotel, food and travel expenses.

Under Mr. Levy’s employment agreement, dated March 6, 2011, he was entitled to reimbursement of relocation-related services in an amount up to $50,000 and reimbursement of legal fees and expenses incurred in connection with the negotiation of his employment agreement in an amount up to $5,000.

Employment Agreements

We have entered into written employment agreements with each of the Named Executive Officers. These employment agreements contain the terms of employment of each executive, including base salary, annual cash incentive award opportunity, long-term equity incentive awards, perquisites, in-service benefits and, other than for Mr. Burdick, post-employment benefits. These agreements provide each Named Executive Officer (other than Mr. Burdick) with job security for the term of the agreement or the pendency of his employment, as applicable, by specifying the reasons for which his employment may be terminated and providing him with certain severance payments and benefits under certain circumstances.

The employment agreements for the Named Executive Officers (other than Mr. Burdick) protect our interests during and following termination of employment by providing for payments and benefits only in the event of a termination of employment by us without cause or by the Named Executive Officer for good reason and by prohibiting the Named Executive Officer from engaging directly or indirectly in competition with us, from recruiting or soliciting any officer or employee, from diverting customers to a competitor or from disclosing our confidential information or business practices.

For a discussion of the employment agreements with the Named Executive Officers, see “—Employment Agreements and Arrangements with Named Executive Officers.”

Severance Payments and Benefits Following a Change in Control

We have provided for severance payments and benefits to the Named Executive Officers (other than Mr. Burdick) in connection with a termination of employment under certain circumstances following a change in control of our company. The purposes of doing so are to:

•	foster the retention of senior executives by providing a sufficient economic incentive for them to remain with the company through a change in control and in support of an acquirer;

•	promote the orderly succession of talent; and

•	encourage objectivity and independence among the senior leadership team with regard to considering various corporate transactions.

In addition, this protection also serves as an incentive for the Named Executive Officers to remain employed during the threat or negotiation of a change-in-control transaction, which preserves our value and the potential benefit to be received by our shareholders in the transaction.

Typically, these payments and benefits have been provided as part of a Named Executive Officer’s employment agreement or through a senior executive’s participation in the Executive Severance Protection Plan. As discussed below, each senior executive is eligible for these payments and benefits. For a discussion of the payments and benefits provided to the Named Executive Officers, see “—Potential Payments upon Termination or upon Change in Control.”

Equity Award Grant Practices

A Special Committee of our Board of Directors established in March 2006 to investigate our historical stock option grant practices, made recommendations for remedial measures relating to the grant of equity-based compensation awards. On November 6, 2009, based on the recommendations of the Special Committee, the Compensation Committee adopted an equity award grant policy that includes the following requirements:

•

all grants of equity awards must be (i) approved and recommended for approval by our Board by the Compensation Committee and (ii) approved by our Board, which approval must include the affirmative vote of the majority of the independent directors;

•	annual grants are intended to be made on the fifth business day after release of annual results, provided we are not otherwise in possession of material non-public information at that time;

•	the date of grant of annual awards and ad hoc awards will be the approval date by our Board, which approval will include the affirmative vote of the majority of the independent directors;

•

the date of grant of new hire equity awards will be the later of the approval date by our Board, which approval will include the affirmative vote of the majority of the independent directors, or the first day of employment;

•	the exercise price of a stock option will be no less than the fair market value of shares of CTI’s common stock on the date of grant; and

•	fair market value will be determined based on the closing price of shares of CTI’s common stock on the date of grant.

This equity award grant policy also includes procedures relating to management’s recommendations regarding grants of equity awards to the Compensation Committee, communication of award grants to grantees, acceptance of equity awards by grantees, exercise of option awards and restrictions on trading securities during “blackout” periods. In addition, the policy provides for management’s responsibilities in the equity grant process.

Stock Ownership Policy

In December 2009, the Compensation Committee adopted a stock ownership policy for our executives to encourage them to build their ownership position in CTI’s common stock over time by retaining the shares they acquire through our equity incentive plans. The guidelines are presented as stock values based upon a multiple of base salary providing that the Chief Executive Officer maintain equity ownership in our company with a value equal to three times his base salary and that each of the other executive maintain equity ownership in our company with a value equal to two times his base salary.

In recognition of the fact that each of the Named Executive Officers would need to build his ownership of CTI’s equity securities to comply with these requirements, prior to achieving the desired ownership levels, each Named Executive Officer is required to hold at least 50% of the shares of CTI’s common stock issued upon the exercise of vested stock options or the vesting and delivery of DSU or RSU awards, less any shares sold or withheld to satisfy any associated tax obligations or, in the case of an option exercise, payment of the exercise price. Upon achieving the desired ownership level, this restriction will lapse and each Named Executive Officer will be required to maintain his required ownership level.

The stock ownership of each Named Executive Officer is reviewed in December of each year for compliance (or progress towards compliance) with the relevant ownership level. For purposes of the policy, shares of CTI’s common stock that count towards satisfaction of the requisite stock ownership levels include shares directly owned by an executive, shares subject to “in-the-money” stock options that are currently exercisable, and shares that were acquired through the vesting and delivery of DSU awards. Shares subject to “out-of-the-money” stock options that are currently exercisable, shares underlying unvested DSU awards and shares that are otherwise subject to a risk of forfeiture do not count towards satisfaction of the requisite ownership levels.

The Named Executive Officers are in compliance with the provisions of our stock ownership policy.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Code imposes limitations on the deductibility for federal income tax purposes of remuneration in excess of $1 million paid to certain executive officers in a taxable year. Generally, remuneration in excess of $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Code. The Compensation Committee monitors the application of Section 162(m) and the associated Treasury regulations on an ongoing basis and is aware of the benefit of assuring that executive compensation qualifies for deductibility. The Compensation Committee’s policy is to qualify our executive compensation for deductibility under applicable tax laws to the extent practicable. The Compensation Committee also believes that it is in our company’s best interests to have the flexibility to pay compensation that is not deductible under the limitations of Section 162(m) when circumstances warrant. Generally, compensation income realized upon the exercise of stock options granted under our stock option plans will be deductible so long as the options are granted by a committee whose members are non-employee directors and certain other conditions are satisfied. Compensation income realized by certain Named Executive Officers upon the vesting of time-based DSU awards will not be deductible to the extent the compensation income realized from such DSU awards, together with all other compensation not qualifying as “performance-based” under the Code, exceeds $1 million in the taxable year. After receipt of shareholder approval of a cash bonus plan complying with Section 162(m) in November 2011, our annual cash incentive award payments to certain Named Executive Officer are intended to be deductible to the extent such compensation, together with all other compensation not qualifying as “performance-based” under the Code, exceeds $1 million in the taxable year.

Taxation of “Golden Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change-in-control of our company that exceeds certain prescribed limits, and that we (or a successor) may forfeit an income tax deduction on the amounts subject to this additional tax. We have not agreed and are not otherwise obligated to provide any Named Executive Officer with any tax “gross-up” or other payment or reimbursement in connection with such additional taxes.

Accounting for Stock-Based Compensation

Since fiscal 2006, we have followed the FASB’s guidance, related to share-based payment awards, for our DSU awards. The FASB’s guidance requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options and DSU awards, based on the grant date “fair value” of these share-based compensation awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though the recipients may never realize any value from their awards. The FASB’s guidance also requires companies to recognize the compensation cost of their stock-based compensation awards in their statement of operations over the vesting period of the award.

Compensation Committee Report

The Compensation and Leadership Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussions, the Compensation and Leadership Committee has recommended to the Board that this Compensation Discussion and Analysis be included in this Proxy Statement and in the fiscal 2011 Annual Report on Form 10-K.

The Compensation and Leadership Committee
Susan D. Bowick, Chairperson
Robert Dubner
Theodore H. Schell

The information contained in the Report of the Compensation and Leadership Committee shall not be deemed to be “soliciting material” or deemed to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

Compensation and Risk

We review our compensation policies and practices to ensure that they do not encourage our employees to take, or reward our employees for taking, inappropriate or excessive risks or create risks that are reasonably likely to have a material adverse effect on our company. In May 2011, the Compensation Committee, with the assistance of Cook, reviewed our compensation policies and practices for our employees, including the elements of our executive compensation program and the various factors that have the effect of mitigating risk, to determine whether any portion of such compensation encourages excessive risk-taking. The following characteristics of our compensation programs work to reduce the possibility of our employees, including our executive officers, either individually or as a group, making excessively risky business decisions that could maximize short-term results at the expense of long-term value:

•	We base our compensation policies and practices on a well-defined and appropriate pay philosophy, peer group and market positioning for each employee group.

•

We attempt to structure employee compensation packages to reflect an effective balance between cash and equity-based compensation, and short-term and long-term performance focus, based on the nature of each employee groups’ responsibilities and market practices.

•	Performance objectives are set with a reasonable probability of achievement and tied to the annual operating budget and long-term strategic planning objectives approved by our Board.

•

Subject to regional differences, we attempt to structure our compensation policies and practices that are based on performance goals uniformly across the company, using quarterly or annual targets that are based on company performance or unit performance and/or sales commissions.

•	In the case of our executive compensation program:

•	We use multiple performance measures in the annual cash incentive award plan.

•	The annual cash incentive award plan is subject to annual maximum payouts.

•	The Compensation Committee has the discretion to reduce earned annual incentive compensation awards based on its evaluation of the quality of earnings, individual performance and other factors.

•

Equity-based incentives vest over a multi-year period to ensure that compensation realized by executives reflects changes in shareholder value over time and senior executives are subject to minimum stock ownership requirements that are based on a multiple of base salary.

•

The Compensation Committee has retained an external, independent executive compensation consultant that does no other work for the Company to advise on market practices and the suitability of its compensation actions and decisions.

Executive Compensation Tables

Summary of Executive Compensation

The following table presents, for services rendered to us and our subsidiaries for each of the fiscal years ended January 31, 2012, 2011 and 2010, summary information regarding the total compensation awarded to, earned by or paid to the Named Executive Officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Awards (2)(3) ($)	Non-Equity Incentive Plan Compensation (4) ($)	All Other Compensation (5) ($)	Total ($)
Charles J. Burdick,	2011	$665,505	—	$1,286,456	$540,015	$15,110	$2,507,086
Chairman of the Board and Chief Executive Officer (6)

Joel E. Legon,	2011	$414,000	$44,688	$290,800	$127,949	$8,077	$885,514
Senior Vice President and Interim Chief Financial Officer	2010	$350,673	$52,475	$541,050	$58,051	$30,000	$1,032,249

Oded Golan,	2011	$319,796	—	$738,200	$175,944	$103,553	$1,337,493
Senior Vice President, Chief Operating Officer of Comverse (7)

Aharon Levy,	2011	$268,065	—	$746,000	$108,624	$121,104	$1,243,793
Senior Vice President, BSS General Manager of Comverse (8)

Gabriel Matsliach,	2011	$320,008	$320,000	$290,800	$230,319	$16,846	$1,177,973
Senior Vice President, Chief Product Officer of Comverse (9)	2010	$305,243	—	$819,000	$258,016	$21	$1,382,280
	2009	$262,338	$65,000	$370,740	—	—	$698,078

Andre Dahan,	2011	$115,385	—	—	—	$9,084,397	$9,199,782
Then-President and Chief Executive Officer	2010	$907,692	—	$1,365,000	$800,000	$30,000	$3,102,692
	2009	$992,308	—	$2,877,000	—	$28,575	$4,397,883

(1)	The payments to the Named Executive Officers under our annual cash incentive plan for fiscal 2011, fiscal 2010 and fiscal 2009 are reported in the Non-Equity Incentive Plan Compensation column. We paid no discretionary bonuses to the Named Executive Officers for fiscal 2011 and fiscal 2010. The amount reported in the Bonus column in fiscal 2011 for Dr. Matsliach represents the retention payments, which were paid in equal installments on June 3, 2011 and September 2, 2011, respectively, that he was entitled to receive under his amended employment agreement dated March 30, 2011. The amount reported in the Bonus column for Mr. Legon in fiscal 2011 and fiscal 2010 represents the amount that he received under a separate non-executive bonus plan for service prior to his appointment as our Senior Vice President and Interim Chief Financial Officer.
(2)	The amounts reported in the Stock Awards column represent the grant date fair value of the stock-based awards made to the Named Executive Officers during fiscal 2011, fiscal 2010 and fiscal 2009 in accordance with the FASB’s guidance, related to share-based payment awards. The grant date fair value of these stock-based awards was calculated by multiplying the number of shares in each award by the fair market value of our common stock on the award’s date of grant. See “—Grants of Plan-Based Awards Table” for additional information on the stock-based awards made to the Named Executive Officers during fiscal 2011. The amounts reported in this column reflect the compensation expense we expect to record in our financial statements over the vesting schedule of these stock-based awards, and do not correspond to the actual economic value that may be received by the Named Executive Officers from the awards.
(3)	The amounts reported for Mr. Dahan for fiscal 2009 include performance-based DSU awards granted on April 6, 2009, for which the number of shares and the grant date fair value (assuming the highest level of performance conditions would be achieved) was 100,000 and $685,000, respectively. The performance levels associated with these awards were not achieved for fiscal 2009 and, accordingly, the performance based DSU awards were forfeited.

(4)	The amounts reported in the Non-Equity Incentive Plan Compensation column represent the payments earned by the Named Executive Officers for fiscal 2011, fiscal 2010 and fiscal 2009 under our annual cash incentive plan (less any discretionary payments, which are reported in the Bonus column). The amounts for fiscal 2011 were paid in fiscal 2012, the amounts for fiscal 2010 were paid in fiscal 2011 and the amounts for fiscal 2009 were paid in fiscal 2010.
(5)	The amounts reported in the All Other Compensation column for the Named Executive Officers are as follows:

Named Executive Officer	401(k) Match	Auto Expenses	Vacation Pay Out	Education Fund	Social Security	Management Insurance— Pension Fund	Other Payments		Total
Charles Burdick	$2,000	—	—	—	—	—	$13,110	(a)	$15,110
Joel E. Legon	$2,000	—	$6,077	—	—	—	—		$8,077
Oded Golan	—	$16,682	—	$7,650	$13,382	$60,041	$5,798		$103,553
Aharon Levy	—	$15,084	$7,239	$20,966	$11,515	$35,414	$30,886	(b)	$121,104
Gabriel Matsliach	$2,000	—	$9,846	—	—	—	$5,000	(c)	$16,846
Andre Dahan	—	—	$128,000	—	—	—	$8,956,397	(d)	$9,084,397

(a)	The amount reported consists of payments to Mr. Burdick under CTI’s short-term international assignment policy in connection with his relocation to the United States, which include per diem allowances for hotel and food, certain travel expenses and a tax equalization payment sufficient to pay or reimburse Mr. Burdick for any increase in personal income taxes resulting from such assignment.
(b)	The amount reported primarily relates to the severance payment made to Mr. Levy on his termination of employment from Comverse Ltd. on January 2, 2012 and to a payment equal to $2,970 as reimbursement for legal fees and expenses incurred in connection with negotiating and executing his employment agreement. On January 3, 2012, Mr. Levy relocated to the United States where he continued to serve as Senior Vice President, BSS General Manager of Comverse. In addition to this severance payment , Mr. Levy was entitled to receive the release of all monies accrued in his managers’ insurance—pension fund, social security and education fund deposited by him and Comverse Ltd. during his employment and accrued but unused vacation.
(c)	The amount reported consists of a reimbursement for legal fees and expenses incurred in connection with negotiating and executing Dr. Matsliach’s amended employment agreement.
(d)	The amount reported consists of the severance payments made to Mr. Dahan as set forth in the Separation and Consulting Agreement between CTI and Mr. Dahan dated February 25, 2011, which are described under “—Potential Payments upon Termination or upon Change in Control—Former Executive Officer—Termination Payments.” This amount does not include a cash payment of $800,000 representing the cash incentive award earned with respect to fiscal 2010 and reported in the “Non-Equity Incentive Plan Compensation” column for that fiscal year.
(6)	On February 25, 2011, the Board appointed Charles Burdick, CTI’s non-executive Chairman of the Board, as Executive Chairman and Chief Executive Officer, effective March 4, 2011. The amount reported in the Salary column includes $26,505 which relates to compensation received by Mr. Burdick for his service as a non-employee director during fiscal 2011 prior to his appointment as Executive Chairman and Chief Executive Officer. Mr. Burdick received no other compensation in fiscal 2011 for his service as a director or Chairman of the Board.
(7)	Mr. Golan, as an Israeli-based employee, was paid in new Israeli shekels (or NIS). In calculating the U.S. dollar equivalent for disclosure purposes, each payment was converted into dollars based on the exchange rate in effect at the end of the month in which the payment was made. For fiscal 2011, the average monthly exchange rate for purposes of converting his base salary into U.S. dollars from NIS was approximately NIS 3.58 per U.S. dollar.
(8)	Mr. Levy became Senior Vice President, BSS General Manager of Comverse on March 6, 2011, in Tel Aviv, Israel. On January 3, 2012, Mr. Levy was relocated to the United States where he continued to serve as Senior Vice President, BSS General Manager of Comverse. Prior to relocating to New York, as an Israeli-based employee Mr. Levy was paid in NIS. In calculating the U.S. dollar equivalent for disclosure purposes, each payment during this period was converted into dollars based on the exchange rate in effect at the end of the month in which the payment was made. During this period, the average monthly exchange rate for purposes of converting his payments into U.S. dollars from NIS was approximately NIS 3.57 per U.S. dollar.
(9)	Dr. Matsliach became the Senior Vice President, Chief Product Officer of Comverse effective October 3, 2011.

Grants of Plan-Based Awards Table

The following table presents, for each of the Named Executive Officers, information concerning cash awards under our annual cash incentive plan for fiscal 2011 and grants of DSU awards made during fiscal 2011. We made no stock option grants to any of the Named Executive Officers during fiscal 2011. In addition, Mr. Dahan did not receive any plan-based awards in fiscal 2011.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	Grant Date Fair Value of Stock and Option Awards (3)
		Threshold ($) (1)	Target ($) (1)	Maximum ($) (1)
Charles Burdick	—	$219,000	$730,000	$1,460,000	—	—
	4/29/2011	—	—	—	29,719	$226,459
	7/27/2011	—	—	—	140,397	$1,059,997
Joel Legon	—	$60,000	$200,000	$300,000	—	—
	3/3/2011	—	—	—	40,000	$290,800
Oded Golan	—	$66,000	$220,000	$440,000	—	—
	3/3/2011	—	—	—	60,000	$436,200
	7/27/2011	—	—	—	40,000	$302,000
Aharon Levy	—	$75,000	$250,000	$500,000	—	—
	3/27/2011	—	—	—	100,000	$746,000
Gabriel Matsliach	—	$96,000	$320,000	$640,000	—	—
	3/3/2011	—	—	—	40,000	$290,800

(1)	The amounts reported in these columns reflect the threshold, target and maximum annual cash incentive award opportunities for each of the Named Executive Officers. Award payouts were made in March 2012 based on the Compensation Committee’s determinations as discussed in “—Compensation Discussion and Analysis.” The actual cash incentive award payouts for fiscal 2011 for each of the Named Executive Officers are reported in the Non-Equity Incentive Plan Compensation column of “—Summary Compensation Table.”
(2)	The stock awards reported in this column for Messrs. Burdick, Legon and Matsliach consist of DSU awards made during fiscal 2011 under the Comverse Technology, Inc. 2004 Stock Incentive Compensation Plan. The stock awards reported in this column for Messrs. Levy and Golan consist of DSU awards made during fiscal 2011 under the Comverse Technology, Inc. 2005 Stock Incentive Compensation Plan. These awards have the vesting terms set forth in footnote (1) to the Outstanding Equity Awards at Fiscal Year-End Table set forth under “—Outstanding Equity Awards at Fiscal Year-End Table.” The awards also provided for accelerated automatic vesting in full under the following circumstances:

Mr. Burdick:

•

In the event of that his employment was terminated by CTI and director service was terminated due to death, disability, mandatory retirement pursuant to Board policy or failure of to be re-nominated or re-elected to the Board (provided such he has indicated his willingness to stand for re-nomination or re-election, as the case may be).

Mr. Legon:

•	In the event that his employment was terminated by CTI without cause or by him with good reason within 24 months following a change in control of CTI.

Mr. Golan:

•	In the event that his employment was terminated by Comverse Ltd. without cause or by him with good reason within 24 months following a change in control of CTI.

Mr. Levy:

•	In the event that his employment was terminated by Comverse, Inc. without cause or by him with good reason within 24 months following a change in control of CTI.

Dr. Matsliach

•	In the event that his employment was terminated by Comverse, Inc. without cause or by him with good reason within 24 months following a change in control of CTI.

Mr. Dahan:

•	In the event that his employment was terminated by CTI without cause, by him with good reason, or upon his death or disability.

(3)	The amounts reported in this column represent the grant date fair value of the equity awards granted to the Named Executive Officers during fiscal 2011 computed in accordance with the FASB’s guidance related to share based payment awards.

Outstanding Equity Awards at Fiscal Year-End Table

The following table presents, for each of the Named Executive Officers, information regarding outstanding stock options and DSU awards held as of January 31, 2012. The market value of the shares of our common stock reflected in the table is based upon the closing market price of our common stock on January 31, 2012, the last trading day of the fiscal year, as quoted on the NASDAQ Global Select Market, which was $6.30 per share. Mr. Dahan did not hold any outstanding equity awards as of January 31, 2012.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Charles Burdick	—	—	—	—	29,719	(a)	$187,230
	—	—	—	—	140,397	(b)	$884,501

Joel E. Legon	—	—	—	—	6,666	(c)	$41,996
	—	—	—	—	14,400	(d)	$90,720
	—	—	—	—	27,000	(e)	$170,100
	—	—	—	—	40,000	(f)	$252,000

Oded Golan	3,500	—	$16.70	12/19/2013	6,667	(g)	$42,002
	7,000	—	$22.39	12/6/2014	18,000	(g)	$113,400
	6,000	—	$24.04	10/14/2015	60,000	(f)	$378,000
	6,000	3,000	$7.10	5/28/2019	40,000	(h)	$252,000

Aharon Levy	—	—	—	—	30,000	(i)	$189,000
	—	—	—	—	70,000	(j)	$441,000

Gabriel Matsliach	40,000	—	$7.11	10/1/2012	6,000	(k)	$37,800
	6,000	—	$5.60	12/19/2013	6,000	(l)	$37,800
	15,000	—	$22.39	12/06/2014	4,000	(m)	$25,200
	30,000	—	$24.04	10/14/2015	54,000	(d)	$340,200
					40,000	(f)	$252,000

(1)	The DSU awards held by the Named Executive Officers as of January 31, 2012 that vested or were scheduled to vest are as follows:

a)	Vested on April 30, 2012.

b)	Scheduled to vest on July 27, 2012.

c)	Vested on February 23, 2012.

d)	Half of these DSU awards vested on March 11, 2012 and the other half is scheduled to vest on March 11, 2013.

e)	Scheduled to vest in two equal installments on October 10, 2012 and October 10, 2013.

f)	Vested as to 40% on March 3, 2012 and scheduled to vest as to 30% on each of March 3, 2013 and March 3, 2014.

g)	Scheduled to vest in two equal installments on June 27, 2012 and June 27, 2013.

h)	Scheduled to vest in three installments of 40%, 30% and 30% on July 27, 2012, July 27, 2013 and July 27, 2014, respectively.

i)	Vested as to one-third on March 27, 2012 and scheduled to vest as to one-third on each of March 27, 2013 and March 27, 2014.

j)	Vested as to 40% on March 27, 2012 and scheduled to vest as to 30% on each of March 27, 2013 and March 27, 2014.

k)	Vested on April 6, 2012.

l)	Scheduled to vest on September 15, 2012.

m)	Scheduled to vest on December 3, 2012.

Option Exercises and Stock Vested Table

The following table presents, for each of the Named Executive Officers, the number of shares of our common stock acquired upon the vesting of DSU awards during the fiscal year ended January 31, 2012, and the value realized upon the vesting of such awards. For purposes of the table, the value realized is based upon the closing market price of our common stock on the vesting date.

As a result of the delinquency in the filing of periodic reports, we were ineligible to use registration statements on Form S-8 and, to ensure we did not violate the federal securities laws, in April 2006, we prohibited any exercise of stock options by employees, including the Named Executive Officers, until October 2011, the date CTI filed all periodic reports required in a 12-month period and had an effective registration statement on Form S-8 on file with the SEC. No stock options were exercised by our Named Executive Officers in fiscal 2011.

	Stock Awards
Name	Number of Shares Acquired on Vesting( #)	Value Realized on Vesting ($)
Charles Burdick	27,487	$188,561
Joel E. Legon	34,267	$233,976
Oded Golan	15,333	$113,464
Aharon Levy	—	$—
Gabriel Matsliach	12,000	$89,100
Andre Dahan (1)	619,490	$4,547,057

(1)	Represents the accelerated vesting of all outstanding unvested DSUs awarded to Mr. Dahan upon his resignation. These shares had a value of $7.34 per share (the closing market price of our common stock on February 25, 2011) and were delivered on September 6, 2011.

Pension Benefits

We did not sponsor any defined benefit pension or other actuarial plan for the Named Executive Officers during fiscal 2011.

Nonqualified Deferred Compensation

We did not maintain any nonqualified defined contribution or other deferred compensation plans or arrangements for the Named Executive Officers during fiscal 2011.

Employment Agreements and Arrangements with Named Executive Officers

Mr. Burdick and Mr. Legon have entered into written employment agreements with CTI, while Mr. Golan has entered into a written employment agreement with Comverse Ltd. and Dr. Matsliach and Mr. Levy have entered into written employment agreements with Comverse, Inc. These agreements are described in this section.

These agreements contain the terms of their employment, including base salary, annual cash incentive award opportunity, long-term equity incentive awards, perquisites, in-service benefits and post-employment benefits (other than for Mr. Burdick), and provide job security by specifying the reasons for which their employment may be terminated and providing them with certain severance payments and benefits (other than for Mr. Burdick) under certain circumstances.

These employment agreements (other than Mr. Burdick’s agreement) protect the interests of CTI, Comverse Ltd. and Comverse, Inc., as applicable, in the event of a termination of employment by stipulating the rights and responsibilities of the parties and prohibiting these individuals from engaging in certain specific harmful activities, including engaging directly or indirectly in competitive activities, from recruiting or soliciting any officer or employee, from diverting customers to a competitor or from disclosing confidential information or business practices.

The following narrative summarizes the material terms and conditions of these employment agreements. Each of these agreements (other than Mr. Burdick’s agreement) includes provisions relating to specific payments and benefits in the event of the Named Executive Officer’s termination of employment under specified circumstances, including following a change in control of CTI. For a summary of the material terms and conditions of these provisions, an estimate of the potential payments and benefits payable to the Named Executive Officers for the fiscal year ended January 31, 2012 listed under “—Current Named Executive Officers” below who were employed by CTI or Comverse through the date hereof (referred to as the “Current Executive Officers”) and the actual payments and benefits paid to Mr. Dahan upon his termination of employment, see “—Potential Payments upon Termination or upon Change in Control.”

Current Named Executive Officers

Charles Burdick

Mr. Burdick, who became our Executive Chairman and Chief Executive Officer effective March 4, 2011, has an employment agreement with CTI. The agreement provides that such employment is terminable at will by either CTI or Mr. Burdick. Pursuant to the agreement, Mr. Burdick’s initial base salary was at a rate of $700,000 per annum. He is eligible to receive an annual cash incentive award, with the target annual incentive award opportunity equal to $700,000, pro-rated for his tenure as Executive Chairman and Chief Executive Officer (the payment of which will depend on the achievement of metrics to be determined by the Board or its Compensation and Leadership Committee), and to participate in any plan or arrangement (other than severance plans or arrangements) offered from time to time to other similarly situated executive officers. In addition, Mr. Burdick was based in London, United Kingdom, but traveled between London and New York, New York, Tel Aviv, Israel or as otherwise required and was entitled to the reimbursement of reasonable business expenses for such travel and related lodging.

During his period of service as Executive Chairman and Chief Executive Officer, Mr. Burdick is also entitled to receive equity awards in the form of DSUs under CTI’s stock incentive plans for a number of shares of CTI’s common stock equal to a value of $400,000 per quarter (with the number of DSUs to be awarded to be based upon the closing price per share of CTI’s common stock on the last trading day of each fiscal quarter and with the DSUs to be issued quarterly in arrears and prorated for any partial quarters); provided that in respect of the period March 4, 2011 through December 31, 2011, the value of the shares of common stock underlying DSUs to be granted will be reduced by $52,500 per quarter to offset the value of DSUs awarded to Mr. Burdick on December 2, 2010 in respect of his service as a director and non-executive Chairman of the Board during calendar year 2011. Such DSUs will vest on the first anniversary of the date of grant, subject to acceleration in certain circumstances. Shares underlying such DSUs will be delivered on the first anniversary of the date of grant. In accordance with Mr. Burdick’s employment agreement, on April 29, 2011, CTI granted to Mr. Burdick a DSU award covering 29,719 shares of CTI’s common stock, which in accordance with its terms vested in its entirety on the first anniversary of the date of grant.

Mr. Burdick’s employment agreement was amended on July 27, 2011. Mr. Burdick’s amended employment agreement provides that, in place of the future awards of DSUs to which Mr. Burdick was entitled, Mr. Burdick received for his service as Executive Chairman and Chief Executive Officer for the remainder of fiscal 2011, a DSU award covering shares of CTI’s common stock having a market value of $1,060,000 as of the close of business on July 27, 2011 (140,397 shares), with such shares to vest and be delivered on the first anniversary of the date of grant. For the period from and after February 1, 2012, Mr. Burdick will be entitled to receive, consistent with the terms of original employment agreement, grants of DSU awards under CTI’s stock incentive plans covering shares of CTI’s common stock equal to the value of $400,000 per quarter (with the number of DSUs to be awarded to be based on the closing price per share of CTI’s common stock on the last trading day of each fiscal quarter), with such DSU awards to be issued quarterly in arrears and prorated for any partial quarters.

In addition, pursuant to the July 27, 2011 amended employment letter, if Mr. Burdick’s employment is terminated by us without cause in connection with or within one year after a change in control of CTI, Mr. Burdick will be entitled to a pro rata share of his on-target bonus opportunity for the fiscal year in which such termination occurs based on the number of days employed during such year to the extent that the bonus with respect to such fiscal year has not been paid.

Mr. Burdick’s employment agreement was also amended on November 17, 2011. Mr. Burdick’s amended employment agreement provides for an increase in his base salary to $820,000 per annum and an increase in his target incentive award opportunity to $730,000. Furthermore, his target incentive award opportunity for each future fiscal year will be equal to his earned annual base salary for such fiscal year. In addition, pursuant to the amendment, Mr. Burdick agreed to change his location to our New York City offices so long as circumstances require but not to exceed a period of twelve consecutive months commencing December 1, 2011. In conjunction with this change in location, Mr. Burdick is entitled to receive benefits under CTI’s short-term international assignment policy for the duration of the assignment.

Joel Legon

Mr. Legon’s employment agreement was executed on February 13, 2009 and sets forth his initial base salary, target bonus opportunity, certain severance provisions and reimbursement of relocation-related services in an amount up to $80,000. The agreement was amended on March 29, 2010 to reflect his relocation to Comverse’s offices at Wakefield, Massachusetts effective March 1, 2010 and one-time relocation bonus of $30,000 in connection therewith and was further amended on October 12, 2010 to reflect the increase in his base salary, increases in his target and maximum bonus opportunity and certain severance provisions approved by our Board on October 10, 2010. Mr. Legon’s base salary was increased to $400,000. During the term of his employment, Mr. Legon is also eligible to receive an annual additional supplemental payment to cover perquisites of $14,000, payable as additional base salary. The agreement also provides that Mr. Legon is eligible to receive an annual cash incentive award, with the target annual incentive award opportunity equal to $200,000, subject to a maximum of $300,000. The actual amount of any annual cash incentive award would be determined based upon the level of achievement of certain performance objectives, as developed by the Chief Executive Officer.

Pursuant to his agreement, our management recommended that Mr. Legon receive a DSU award in connection with his initial employment covering 20,000 shares of our common stock. This DSU award, which was granted on March 12, 2009, vested as to one-third (1/3) on the first, second and third anniversaries of February 23, 2009, Mr. Legon’s employment start date. In addition, during the term of his employment, Mr. Legon is eligible to receive equity-based awards under the CTI stock incentive plans based on his performance and that of CTI.

Oded Golan

Mr. Golan has an employment agreement with Comverse Ltd. and is based in Tel Aviv, Israel. This agreement was executed on June 15, 2010 and is for a term of twelve months, provided, that the term may be extended for an additional twelve month period by Comverse Ltd. Mr. Golan’s employment agreement sets forth his initial base salary of $275,000, annual target incentive award opportunity of $180,000, subject to a maximum of $300,000, and certain severance provisions. The actual amount of any annual incentive award would be determined based upon the level of achievement of certain performance objectives, as developed by Comverse Ltd. Mr. Golan is eligible to participate in all of the employee welfare and pension benefit plans, programs and arrangements that we make available to our senior-level executives, and to participate in our fringe benefit programs applicable to senior-level executives (if any) and to be reimbursed for reasonable business expenses. In addition, Mr. Golan was entitled to be reimbursed for up to $5,000 of his reasonable legal fees and expenses incurred in connection with negotiating and executing his employment agreement.

Pursuant to his agreement, our management recommended that Mr. Golan receive a DSU award in connection with his initial employment covering 30,000 shares of CTI’s common stock and a special one-time grant covering an additional 10,000 shares of CTI’s common stock. The initial DSU award, which was granted on September 1, 2010, vested as to 40% on the first anniversary of June 27, 2010, Mr. Golan’s employment start date and will vest and be delivered as to 30% on the second and third anniversaries of June 27, 2010. The special DSU award, which was also granted on September 1, 2010, vested as to one-third (1/3) on the first anniversary of June 27, 2010 and will vest as to an additional one-third (1/3) on each of the second and third anniversaries of June 27, 2010. The vesting of these awards is contingent upon Mr. Golan’s continued employment with Comverse and is subject to acceleration under certain circumstances. In addition, during the term of his employment, Mr. Golan is eligible to receive equity-based awards under the CTI stock incentive plans based on his performance and that of Comverse.

On March 3, 2011, Mr. Golan’s employment agreement was amended to reflect an increase in his base salary to $320,000, an increase in his annual target incentive award opportunity to $220,000, subject to a maximum of $440,000, and changes to certain severance provisions. In addition, Mr. Golan’s employment agreement was further amended on September 22, 2011 to reflect a change in title from Senior Vice President, Business Transformation to Senior Vice President, Chief Operating Officer, effective July 2011, and his employment will now continue until termination of employment.

On March 29, 2012, Mr. Golan’s employment agreement was amended to reflect an increase in his base salary to $400,000, an increase in his annual target incentive award opportunity to $300,000, subject to a maximum of $600,000 in recognition of his promotion to Senior Vice President, Chief Operating Officer and the assumption of expanded responsibilities.

Aharon Levy

Mr. Levy initially had an employment agreement with Comverse Ltd. and was based in Tel Aviv, Israel. Mr. Levy’s agreement was executed on March 6, 2011 and sets forth his initial base salary of $320,000, annual target incentive award opportunity of $250,000, subject to a maximum of $500,000, and certain severance provisions. The actual amount of any annual target incentive award would be determined based upon the level of achievement of certain performance objectives, as developed by Comverse Ltd. Mr. Levy received a DSU award in connection with his initial employment covering 70,000 shares of CTI’s common stock and a special one-time DSU award covering an additional 30,000 shares of CTI’s common stock. These DSU awards, which were granted on March 27, 2011, vested as to 40% and one-third (1/3), respectively, on the first anniversary of March 27, 2011 and will vest as to an additional 30% and one-third (1/3), respectively, on each of the second and third anniversaries of March 27, 2011. The vesting of these awards is contingent upon Mr. Levy’s continued employment with Comverse and is subject to acceleration under certain circumstances.

On January 3, 2012, Mr. Levy was relocated to the United States. As part of this relocation, Mr. Levy executed a new employment agreement with Comverse, Inc. which supersedes the terms of his employment agreement dated March 6, 2011 with Comverse Ltd. This new agreement sets forth Mr. Levy’s base salary of $350,000, annual target incentive award opportunity of $250,000, subject to a maximum of $500,000, and certain severance provisions. The actual amount of annual incentive award would be determined based upon the level of achievement of certain performance objectives; provided, however, that for the fiscal year 2011, Mr. Levy’s annual incentive award would not be less than $100,000. In addition, during the term of his employment, Mr. Levy is eligible to receive equity-based awards under the CTI stock incentive plans based on his performance and that of Comverse, Inc.

In conjunction with Mr. Levy’s relocation to the United States, Comverse, Inc. paid for certain relocation services up to an amount of $50,000 and following the completion of twelve months after his relocation and once in every twelve month period thereafter, Mr. Levy, and his family members are entitled to round-trip airfares to Israel. In addition, for the first six months of his employment, Mr. Levy is entitled to be reimbursed by Comverse, Inc. for housing, lodging and car expenses of up to $3,000 per month. In the event of voluntary termination or termination for cause within one year from January 3, 2012, Mr. Levy is required to re-pay the costs of all relocation services and other costs directly associated with his relocation, paid for or reimbursed by Comverse, Inc. Furthermore, Mr. Levy was entitled to receive payment for unused vacation days and all amounts accumulated under his employee benefits plan pursuant to his March 6, 2011 employment agreement with Comverse Ltd. In addition, Mr. Levy was entitled to be reimbursed for up to $5,000 of his reasonable legal fees and expenses incurred in connection with negotiating and executing his employment agreement.

Mr. Levy is eligible to participate in all of the employee welfare and pension benefit plans, programs and arrangements that we make available to our senior-level executives, and to participate in our fringe benefit programs applicable to senior-level executives (if any) and to be reimbursed for reasonable business expenses.

Gabriel Matsliach

Dr. Matsliach’s employment agreement provides the initial annual base salary of Dr. Matsliach, and contemplates that this base salary will be reviewed at least annually and may be increased by the Compensation Committee or our Board and may be decreased under certain circumstances as specified in his agreement. The agreement also provides that Dr. Matsliach is eligible to receive an annual cash incentive award, with the target annual incentive award opportunity equal to 100% of his base salary, subject to a maximum of 200% of his base salary. The actual amount of any annual cash incentive award would be determined based upon the level of achievement of certain performance objectives, as developed by the Chief Executive Officer. During the term of his employment, Dr. Matsliach is eligible to participate in our long-term incentive compensation plans, programs and arrangements, including equity-based plans, applicable to our senior-level executives. In addition, Dr. Matsliach is eligible to receive equity-based awards at a level commensurate with his positions when other senior-level executives received such awards. Further, Dr. Matsliach is eligible to participate in all of the employee welfare and pension benefit plans, programs and arrangements that we make available to our senior-level executives, to participate in our fringe benefit programs applicable to senior-level executives (if any) and to be reimbursed for reasonable business expenses. In addition, Dr. Matsliach was entitled to be reimbursed for up to $10,000 of his reasonable legal fees and expenses incurred in connection with negotiating and executing his employment agreement.

On March 30, 2011, Dr. Matsliach’s employment agreement was amended to provide that Dr. Matsliach is entitled to retention payments of $160,000 on each of June 3, 2011 and September 2, 2011, unless Dr. Matsliach terminates his employment without good reason or his employment is terminated by Comverse, Inc. for cause. Dr. Matsliach’s employment agreement was further amended to provide that if his employment was terminated by Comverse, Inc. without cause prior to September 1, 2012 other than a termination in connection with a change in control on or after October 1, 2011, the amount of certain severance payments that would otherwise be made to him pursuant to his employment agreement (as discussed below) would be reduced by the amount of the retention payments made on or prior to the date of termination. In addition, Dr. Matsliach was entitled to be reimbursed for up to $5,000 of his reasonable legal fees and expenses incurred in connection with negotiating and executing his amended employment agreement.

The agreements impose certain obligations on each of Messrs. Legon, Golan and Levy and Dr. Matsliach with respect to maintaining confidential information (both during their employment and following termination of employment), and contain an assignment of intellectual property rights provision and non-solicitation provisions applicable during their employment and for a one-year period following termination of employment. In addition, Messrs. Legon, Golan and Levy and Dr. Matsliach’s agreements impose upon each executive certain non-competition provisions applicable during his employment and for a one-year period following termination of employment.

Former Executive Officer

Mr. Dahan had an employment agreement providing for his employment with CTI. Mr. Dahan’s agreement became effective on April 30, 2007, and had an initial term of three years. At the end of the initial term, this agreement provided for automatic successive one-year extensions, unless terminated by CTI or by the executive or not renewed in accordance with their terms.

This agreement provided Mr. Dahan’s initial annual base salary, and provided that his base salaries would be reviewed at least annually and that it could be increased by the Compensation Committee or our Board. In addition, Mr. Dahan’s agreement provided that his base salary could be decreased under certain circumstances as specified in the agreement.

The agreement also provided that Mr. Dahan was eligible to receive an annual cash incentive award based upon the level of achievement of certain performance objectives, as established by our Board, with the target annual incentive award opportunity equal to 100% of his base salary and a maximum incentive award opportunity equal to 200% of base salary.

Pursuant to his agreement, we granted Mr. Dahan a DSU award in connection with his initial employment. He was granted a DSU award on April 30, 2007, covering 183,841 shares of our common stock, determined by dividing $4 million by the average of the closing prices per share of our common stock on the “Pink Sheets” for the 10 consecutive trading days commencing on the fifth trading day following our issuance of a press release on March 22, 2007 announcing preliminary unaudited selected financial information for the fiscal year ended January 31, 2007.

This DSU award was scheduled to vest in three equal annual installments on the first, second and third anniversaries of the date of grant, subject to accelerated vesting under certain circumstances and became fully vested on April 30, 2010. All other unvested equity awards held by Mr. Dahan vested in full on the date of his resignation, effective March 4, 2011.

During the term of his employment, Mr. Dahan was eligible to participate in our long-term incentive compensation plans, programs and arrangements, including equity-based plans, applicable to our senior-level executives. In addition, during the term of his employment, Mr. Dahan was eligible to receive equity-based awards at a level commensurate with his position when other senior-level executives received such awards. Further, Mr. Dahan was eligible to participate in all of the employee welfare and pension benefit plans, programs and arrangements that we made available to our other senior-level executives, and to participate in our fringe benefit programs applicable to senior-level executives (if any) and to be reimbursed for reasonable business expenses. In addition, Mr. Dahan was reimbursed for his reasonable legal fees and expenses (in an amount of up to $25,000 for Mr. Dahan) incurred in connection with negotiating and executing his employment agreements.

The agreement imposed certain obligations on Mr. Dahan with respect to maintaining confidential information (both during his employment and following termination of employment), and contained an assignment of intellectual property rights provision and non-competition and non-solicitation provisions applicable during his employment and for a one-year period following termination of employment.

Mr. Dahan resigned from his position as our President and Chief Executive Officer and terminated his employment with CTI effective March 4, 2011.

On February 25, 2011, CTI and Mr. Dahan entered into a Separation and Consulting Agreement (referred to as the Separation Agreement), pursuant to which, by mutual agreement, Mr. Dahan agreed to (i) resign as our President and Chief Executive Officer and as a member of the Board of Directors of CTI and each of its subsidiaries effective March 4, 2011 (or the Separation Date) and (ii) serve as a consultant for a period of 90 days from the Separation Date (or the Consulting Period).

Pursuant to the Separation Agreement, from February 25, 2011 through the Separation Date, Mr. Dahan was (i) paid a base salary of $1,000,000 per annum (“Base Salary”), and (ii) entitled to (A) participate in all employee welfare and pension benefit plans, programs and/or arrangements applicable to senior-level executives (other than those relating to cash bonuses for fiscal 2011 or the issuance of equity awards), (B) the reimbursement of reasonable business expenses incurred by Mr. Dahan and (C) participate in executive fringe benefit programs applicable to our senior-level executives, if any.

During the consulting period, Mr. Dahan had the duties, responsibilities and authority assigned to him by the Chairman and Chief Executive Officer, received a fee of $246,575, paid in six equal installments and was entitled to reimbursement of reasonable business expenses incurred in connection with the performance of these consulting services.

In addition, pursuant to the Separation Agreement, upon execution of a release of claims against CTI, Mr. Dahan received the following severance payments and benefits (which had an approximate aggregate value of $9,607,822):

•	a cash payment of $800,000 representing the cash incentive award for fiscal 2010 in accordance with terms previously agreed with us after waiving any payments based on his individual performance;

•

a lump sum cash payment equal to the sum of (a) $1,500,000 (representing 150% of his annual base salary at its then-current rate) and (b) $1,500,000 (representing 150% of his target annual cash incentive award opportunity);

•	a lump sum payment of $128,000 with respect to 32 accrued but unused vacation days as of the effective date of termination;

•

medical, dental and life insurance coverage continuation for him and his covered beneficiaries under COBRA for a period of 18 months following the date of termination (which coverage cost an aggregate of $40,719); and

•

the delivery of shares of our common stock underlying vested DSU awards that were subject to deferred delivery, which had a net value of $1,092,046 or $7.10 per share (the per share closing market price of our common stock on February 24, 2011, the delivery date) and the immediate vesting of all outstanding unvested DSUs awarded to Mr. Dahan, which had a value of $4,547,057 or $7.34 per share (the per share closing market price of our common stock on February 25, 2011). These shares were delivered on September 6, 2011 and the associated withholding taxes determined (net shares calculated) at such time.

CTI also paid an amount of $30,000 for attorneys’ fees and disbursements incurred by Mr. Dahan in connection with the negotiation of the Separation Agreement and related documents on April 15, 2011.

In addition, pursuant to the Separation Agreement, certain non-disclosure, intellectual property assignment, noncompetition and non-solicitation provisions set forth in the amended and restated employment agreement, dated as of December 2, 2008, by and between Mr. Dahan and CTI, continued to apply.

Employment Agreement with New Chief Executive Officer of Comverse

CTI and Comverse entered into an employment agreement with Mr. Tartavull pursuant to which he will serve as Chief Executive Officer of Comverse commencing on May 21, 2012 and continuing for a term of three years. Pursuant to the terms of the employment agreement, Mr. Tartavull will receive an annual base salary of $700,000, subject to increase at the discretion of the Compensation and Leadership Committee of the Board, and will be eligible to receive an annual performance-based cash bonus in a target amount equal to 100% of his base salary and a maximum of 200% of his base salary.

Upon commencing employment, Mr. Tartavull will receive (i) an RSU award in respect of 131,441 shares of CTI’s common stock, which shares will vest and be delivered in three equal annual installments commencing May 21, 2013, and (ii) stock options to purchase 788,644 shares of CTI’s common stock at the price of such common stock at the close of business on May 21, 2012, which options will vest in three equal annual installments commencing May 21, 2013 and will expire on May 21, 2022, subject to his continuing employment on each vesting date. During the term of employment, Mr. Tartavull will also be eligible to receive subsequent equity awards consistent with those provided to other senior executives of Comverse. Mr. Tartavull will also be eligible to participate in any benefit plans, including medical, disability and life insurance, offered by CTI on the same basis as those generally made available to other senior executives at CTI.

If Mr. Tartavull’s employment is terminated by Comverse without “cause” or he resigns for “good reason” (each as defined in the employment agreement), subject to his execution of a release of claims against Comverse, he will be entitled to receive any accrued but unpaid base salary, a lump sum severance payment equal to two times his annual base salary then in effect, any earned but not yet paid cash bonus for a fiscal year ending prior to the date of termination, a pro-rata cash bonus for the fiscal year in which the termination occurs based on actual performance, and a lump sum payment equal to 24 months of the COBRA continuation coverage premium as if he were still an active employee. In addition, if Mr. Tartavull’s employment is terminated by Comverse without cause, he will be entitled to immediate vesting of any portion of the equity awards described above that would have vested during the one year period following termination had he continued to be employed, or, if Mr. Tartavull resigns for good reason, he will be entitled to immediate vesting in full of such awards. If such termination occurs either prior to, but in contemplation of, a “change of control” (as defined in the employment agreement), or within 24 months following a change of control, the severance payment amount will be increased to 150% of the sum of his annual base salary and target cash bonus and the equity awards will vest in full.

Mr. Tartavull will be entitled to be reimbursed for reasonable business expenses and for reasonable legal fees and expenses up to $25,000 incurred in connection with the negotiation and execution of his employment agreement.

Mr. Tartavull is subject to ongoing covenants not to disparage Comverse or disclose its confidential information and to assign to Comverse all intellectual property created during employment. During employment and for one year thereafter, he is required not to compete with Comverse or solicit its employees, consultants, customers or clients.

Potential Payments upon Termination or upon Change in Control

Each of the Named Executive Officers (other than Mr. Burdick) is or was eligible to receive certain severance payments and benefits in connection with his termination of employment under various circumstances, including following a change in control of CTI. For a summary of the material terms and conditions of the employment agreements that govern the disposition of these payments and benefits for our Named Executive Officers, see “—Employment Agreements and Arrangements with Named Executive Officers.” For a summary of the material terms and conditions of CTI’s Executive Severance Protection Plan, which governs the disposition of payments and benefits for Messrs. Legon, Golan and Levy and Dr. Matsliach, see below.

The estimated potential severance payments and benefits payable to each Current Executive Officer in the event of termination of his employment as of January 31, 2012 pursuant to his individual employment agreement or the Executive Severance Protection Plan, as applicable, and the actual payments and benefits, if any, paid or provided to Mr. Dahan upon termination of employment, are described below.

The actual amounts that would be paid or distributed to the Current Executive Officers as a result of one of the termination events occurring in the future may be different than those presented below as many factors will affect the amount of any payments and benefits upon a termination of employment. For example, some of the factors that could affect the amounts payable include the Current Executive Officer’s base salary and the market price of our common stock. In addition, although CTI, Comverse Ltd. or Comverse, Inc., as applicable, has entered into individual employment agreements providing severance payments and benefits to the Current Executive Officers in connection with a termination of employment under particular circumstances, CTI, Comverse Ltd. or Comverse, Inc., as applicable, may mutually agree with the Current Executive Officers on severance terms that vary from those provided in the pre-existing agreements. Finally, in addition to the amounts presented below, each Current Executive Officer would also receive any DSUs that vested on or before his termination date and would be able to exercise any vested stock options that he held as of his termination date. For more information about the Current Executive Officers outstanding equity awards as of January 31, 2012, see “—Outstanding Equity Awards At Fiscal Year-End Table.”

In addition to the severance payments and benefits described in the Named Executive Officers’ individual employment agreements, these executives are eligible to receive any benefits accrued under broad-based benefit plans, such as disability benefits and accrued vacation pay, in accordance with those plans and policies.

Each of the Named Executive Officers, other than Mr. Burdick, is subject to compliance with certain restrictive covenants set forth in his individual employment agreement that continue following his termination of employment. Generally, these covenants prohibit the Named Executive Officers from disclosing proprietary or confidential information, developing certain intellectual property rights following termination of their employment and from competing with CTI for a certain period after termination of their employment. Each of the Named Executive Officers, other than Mr. Burdick, is prohibited for one year after termination of his employment from soliciting any of CTI’s employees to leave employment or any of its customers or suppliers to do business with any of its competitors.

Named Executive Officers

Under their employment agreements, the Named Executive Officers are eligible to receive certain severance payments and benefits in the event their employment is terminated under various circumstances, including following a change in control of CTI, as follows:

Termination Upon Death or Disability

In the event of a termination of employment and service as a director due to death or disability, Mr. Burdick will be entitled to receive immediate vesting of all of his outstanding DSU awards.

In the event of a termination of employment due to death or disability, Mr. Golan will be entitled to receive his earned but unpaid annual incentive award for the immediately preceding fiscal year and other benefits, if any, as may be provided under applicable plans, programs and arrangements of Comverse Ltd.

In the event of a termination of employment due to death or disability, Dr. Matsliach will be entitled to receive his earned but unpaid base salary, earned but unpaid annual incentive award and such other and additional benefits, if any, as may be provided under applicable plans, programs and arrangements of Comverse.

Termination for Cause, Without Good Reason or by Executive Nonrenewal

In the event of a termination of employment by CTI for cause or voluntarily by Mr. Burdick, all of Mr. Burdick’s unvested DSU awards shall be immediately forfeited as of the termination date.

In the event of a termination of employment by Comverse for cause or by Dr. Matsliach without good reason, Dr. Matsliach will be entitled to receive his earned but unpaid base salary, earned but unpaid annual incentive award and such other and additional benefits, if any, as may be provided under applicable plans, programs and arrangements of Comverse.

In the event of a termination of employment by CTI for cause or voluntarily by Mr. Legon, Mr. Legon will be entitled to receive his earned but unpaid base salary, earned but unpaid annual incentive award and such other and additional benefits, if any, as may be provided under applicable plans, programs and arrangements of Comverse.

In the event of termination of employment by Comverse, Inc. for cause or by Mr. Levy without good reason within one year from his relocation to the United States, effective January 3, 2012, Mr. Levy will be required to repay the costs of all relocation services provided to him.

Termination Without Cause, for Good Reason or by Company Nonrenewal

Pursuant to the amendment to his employment agreement, dated October 12, 2011, in the event of a termination of employment by CTI without cause or by Mr. Legon for good reason, Mr. Legon will be entitled to receive a payment equal to (i) 50% of his base salary in effect immediately prior to the termination date and (ii) 50% of his target annual incentive award, regardless of any performance requirements.

In the event of a termination of employment by Comverse Ltd. without cause or by Mr. Golan for good reason, Mr. Golan will be entitled to receive the following payments and benefits:

•	any annual bonus earned, but unpaid, as of the termination date for the immediately preceding fiscal year;

•	75% of his target annual incentive award, regardless of any performance requirements;

•	such other or additional benefits, if any, as may be provided under applicable plans, programs and arrangements of Comverse Ltd.; and

•	earned, but unpaid, vacation days.

In the event of a termination of employment by Comverse, Inc. without cause, Mr. Levy will be entitled to receive the following payments and benefits:

•	a lump sum payment equal to the sum of 50% of his annual base salary and target annual incentive award;

•

the amount, to the extent not previously paid by Comverse Ltd. and to the extent that he did not receive from his employer prior to Comverse Ltd., he is entitled to upon termination (equal to one month of base salary for each month of prior service), up to an amount not to exceed NIS 230,000 (approximately USD $61,000); and

•	any annual bonus earned, but unpaid, as of the termination date for the immediately preceding fiscal year.

In the event of a termination of employment by Comverse, Inc. without cause or by Dr. Matsliach for good reason, Dr. Matsliach will be entitled to receive the following benefits and payments:

•	his earned, but unpaid, base salary and earned, but unpaid annual incentive award for the immediately preceding fiscal year;

•

100% of his base salary in effect immediately prior to the termination date and 100% of his target annual incentive award, regardless of any performance requirements; provided, however, that if the termination of employment is by Dr. Matsliach for good reason, the applicable percentages for the calculation of this payment will be reduced from 100% to 50%; and

•	such other or additional benefits, if any, as we may provide under applicable plans, programs and arrangements.

In addition to the foregoing and pursuant to his employment agreement dated June 1, 2010, Dr. Matsliach will be entitled to a payment equal to (i) 100% of his base salary in effect immediately prior to the termination date and (ii) 100% of his target annual incentive award, regardless of any performance requirements; provided, however, that if the termination of employment is by Dr. Matsliach for good reason, the applicable percentages for the calculation of this payment will be reduced from 100% to 50%.

Termination in Connection With or Following a Change in Control of Our Company

In the event Mr. Burdick’s employment is terminated without cause in connection with or within one year after a change in control of CTI, Mr. Burdick will be entitled to a pro-rata share of his annual target incentive award opportunity for the fiscal year in which such termination occurs to the extent that the award with respect to such fiscal year has not yet been paid.

In the case of Dr. Matsliach, in the case of a change in control of CTI, in the event that he were to receive any payment or benefit that would be subject to the excise tax imposed by Section 4999 of the Code, or any related interest or penalties, then, under the terms of his employment arrangements, he would be entitled to receive such payments and benefits either in full or in such lesser amount which would result in no portion of such payments or benefits being subject to such excise taxes; whichever of the foregoing amounts, taking into account such excise taxes, results in his receipt on an after-tax basis of the greatest amount of benefits, notwithstanding that all or a portion of such payments and benefits may be taxable under Section 4999 of the Code.

Executive Severance Protection Plan

Our Executive Severance Protection Plan provides for the payment of severance and other benefits to designated executives of ours and our subsidiaries and affiliates in the event of their termination of employment in certain situations upon, following or in connection with a change in control of CTI (as defined in the plan). On November 11, 2008, the plan was amended by the Compensation Committee to change certain provisions, including the potential payout formulas, to comply with the requirements of Sections 162(m) and 409A of the Code, and to make certain other changes involving the administration of the plan. Pursuant to the current terms of the plan, upon the execution of an appropriate release of claims against us and the continued obligations under certain restrictive covenants regarding confidentiality, non-competition and non-solicitation, an eligible executive would be entitled to receive:

•

a cash severance payment consisting of a percentage of his base salary, a percentage of his target bonus and a pro rata portion of the actual bonus that he would have earned for the period during which he provides services during the year of termination;

•

continued medical, dental and life insurance benefits at the same benefit level as provided immediately prior to the change in control and at the same cost as is generally provided to our active employees for the period of time set forth in the Plan Notification;

•	accrued but unpaid base salary and bonus through the date of termination of employment;

•

reimbursement of unreimbursed expenses and such other compensation (including any stock options or other equity-related payments) and benefits, if any, to which the executive may be entitled from time to time pursuant to the terms and conditions of the employee compensation, incentive, equity, benefit or fringe benefit plans, policies or programs; and

•	accelerated vesting of any outstanding equity awards then held by the executive.

During fiscal 2011, Messrs. Legon, Golan and Levy and Dr. Matsliach were the only Named Executive Officers eligible to participate in the Executive Severance Protection Plan.

As of January 31, 2012, Messrs. Legon and Golan and Dr. Matsliach were entitled to participate at a level of 100% of base salary and target annual cash incentive award opportunity and Mr. Levy as entitled to participate at a level of 75% of base salary and target annual cash incentive award opportunity.

Potential Payments and Benefits

Upon Termination of Employment

or Change in Control of Our Company

The following table sets forth the potential (estimated) payments and benefits to which each Named Executive Officer would have been entitled assuming termination of his employment or a change in control of CTI as of January 31, 2012, as specified under his employment agreement.

Triggering Event (1)	Charles Burdick (3)	Joel E. Legon (4)	Oded Golan (5)	Aharon Levy (6)	Gabriel Matsliach (7)(8)
Termination Upon Death or Disability
Base Salary	$—	$—	$—	$—	$—
Annual Incentive Award (2)	$—	$—	$—	$—	$—
Accelerated Vesting of DSU Awards	$1,071,731	$—	$—	$—	$—
Severance Payment	$—	$—	$—	$—	$—
Health Benefit Payments	$—	$—	$—	$—	$—
TOTAL	$1,071,731	$—	$—	$—	$—
Termination Without Cause, for Good Reason or Company Nonrenewal
Base Salary	$—	$—	$—	$—	$—
Annual Incentive Award (2)	$—	$—	$—	$—	$—
Accelerated Vesting of DSU Awards	$—	$—	$—	$—	$—
Severance Payment	$—	$300,000	$405,000	$300,000	$640,000
Health Benefit Payments	$—	$4,137	$—	$2,890	$16,892
TOTAL	$—	$304,137	$405,000	$302,890	$656,892
Termination in Connection With Change in Control
Base Salary	$—	$—	$—	$—	$—
Annual Incentive Award (2)	$730,000	$200,000	$220,000	$250,000	$320,000
Accelerated Vesting of DSU Awards	$1,071,731	$554,816	$785,402	$630,000	$693,000
Severance Payment	$—	$600,000	$540,000	$450,000	$640,000
Health Care Benefits	$—	$16,489	$—	$4,302	$16,892
TOTAL	$1,801,731	$1,371,305	$1,545,402	$1,334,302	$1,669,892

(1)	Assumes the date of termination of employment was January 31, 2012 and that the market price of our common stock on January 31, 2012 (the last trading day of the fiscal year) was $6.30 per share (the closing market price of our common stock as quoted on the NASDAQ Global Select Market).
(2)	For purposes of these estimates, the pro rata portion of the actual annual cash incentive award payable assumes on-target achievement of the performance goals established for the Named Executive Officer for fiscal 2011 and payment of 100% of the target annual cash incentive award opportunity to each Named Executive Officer.
(3)	For the purpose of these estimates, Mr. Burdick’s compensation is as follows: current base salary equal to $820,000, a targeted annual cash incentive award opportunity equal to $730,000 and outstanding unvested DSU awards covering 170,116 shares of common stock.
(4)	For the purposes of these estimates, Mr. Legon’s compensation is as follows: current base salary equal to $400,000, a targeted annual cash incentive award opportunity equal to $200,000 and outstanding unvested DSU awards covering 88,067 shares of common stock.
(5)

For the purpose of these estimates, Mr. Golan’s compensation is as follows: current base salary equal to $320,000, a targeted annual cash incentive award opportunity equal to $220,000 and outstanding unvested DSU awards covering 124,666 shares of common stock. Upon termination of employment other than in connection with a change in control of our company or other than for cause, Mr. Golan remains an employee of Comverse Ltd. until the ninth month anniversary of the notice of termination date and he is entitled to receive the release of all monies accrued in his managers insurance fund and advanced education fund deposited by him and Comverse Ltd. during his employment. These amounts are not included in the estimates reported in the foregoing table.
(6)	For the purpose of these estimates, Mr. Levy’s compensation is as follows: current base salary equal to $350,000, a targeted annual cash incentive award opportunity equal to $250,000 and outstanding unvested DSU awards covering 100,000 shares of common stock.
(7)	For the purpose of these estimates, Dr. Matsliach’s compensation is as follows: current base salary equal to $320,000, a targeted annual cash incentive award opportunity equal to $320,000 and outstanding unvested DSU awards covering 110,000 shares of common stock.
(8)	On March 30, 2011, Dr. Matsliach’s employment agreement was amended to provide for aggregate retention payments of $320,000 which were paid in equal installments on each of June 3, 2011 and September 2, 2011. In the event Dr. Matsliach’s employment is terminated by Comverse, Inc., without cause prior to September 1, 2012, this severance payment would be reduced by $320,000, the aggregate amount of the retention payments made prior to the date of termination.

Former Executive Officer

Termination Payments. Pursuant to the Separation Agreement, Mr. Dahan agreed to (i) resign as our President and Chief Executive Officer and as a member of our Board and each of our subsidiaries effective March 4, 2011 and (ii) serve as a consultant to our company for a period of 90 days from March 4, 2011. In addition, pursuant to the Separation Agreement, upon execution of a release of claims against CTI, Mr. Dahan received the following severance payments and benefits (which had an approximate aggregate value of $9,607,822):

•	a cash payment of $800,000 representing the cash incentive award for fiscal 2010 in accordance with terms previously agreed with us after waiving any payments based on his individual performance;

•

a lump sum cash payment equal to the sum of (a) $1,500,000 (representing 150% of his annual base salary at its then-current rate) and (b) $1,500,000 (representing 150% of his target annual cash incentive award opportunity);

•	a lump sum payment of $128,000 with respect to 32 accrued but unused vacation days as of the effective date of termination;

•

medical, dental and life insurance coverage continuation for him and his covered beneficiaries under COBRA for a period of 18 months following the date of termination (which coverage cost an aggregate of $40,719); and

•

the delivery of shares of our common stock underlying vested DSU awards that were subject to deferred delivery, which had a net value of $1,092,046 or $7.10 per share (the per share closing market price of our common stock on February 24, 2011, the delivery date) and the immediate vesting of all outstanding unvested DSUs awarded to Mr. Dahan, which had a value of $4,547,057 or $7.34 per share (the per share closing market price of our common stock on February 25, 2011). These shares were delivered on September 6, 2011 and the associated withholding taxes determined (net shares calculated) at such time.

CTI also paid an amount of $30,000 for reasonable attorneys’ fees and disbursements incurred by Mr. Dahan in connection with the negotiation of the Separation Agreement and related documents on April 15, 2011.

During the consulting period, Mr. Dahan had the duties, responsibilities and authority assigned to him by the Chairman and Chief Executive Officer, received a fee of $246,575, paid in six equal installments and was entitled to reimbursement of reasonable business expenses incurred in connection with the performance of these consulting services.

TRANSACTIONS WITH RELATED PERSONS

Review and Approval of Related Person Transactions

Recognizing that related person transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception or appearance thereof), each of the Corporate Governance and Nominating Committee and the Audit Committee recommended, and, on March 10, 2010, the Board of Directors adopted, a Related Person Transactions Policy to provide guidance in identifying, reviewing and, where appropriate, approving or ratifying a related person transaction.

For purposes of the policy, a “related person” is any person or entity who is, or at any time since the beginning of CTI’s last fiscal year was:

•	a CTI director or executive officer or director nominee;

•	any shareholder who is known to CTI to beneficially own more than 5% of CTI’s total outstanding common stock;

•	an immediate family member of the foregoing; or

•

any entity that is owned or controlled by any of the foregoing or with respect to which any of the foregoing serves as an officer or general partner or an entity in which any of the foregoing has a substantial ownership interest.

For purposes of the policy, a “related person transaction” is any transaction or series of similar or related transactions (including any amendment to a previously approved related person transaction) in which CTI or any of its subsidiaries is a participant (other than transactions by and among CTI and its direct and indirect wholly-owned subsidiaries), in which the aggregate amount involved exceeds or is reasonably expected to exceed $120,000 and any related person has or will have a direct or indirect material interest (including, but not limited to, ownership interests, investments or positions of interest), as determined by the Board of Directors.

The Board of Directors has determined that the Audit Committee, in conjunction with CTI’s legal staff, is best situated to review and, when appropriate, approve and ratify related person transactions. The Audit Committee is comprised of Messrs. Dubner, Oliver and Terrell, all of whom were determined by the Board of Directors to be independent. In approving or ratifying a related person transaction, the Audit Committee must determine, based on the facts and circumstances, whether such related person transaction is:

•	consistent with the best interests of CTI;

•	fair and reasonable to CTI (without requiring the Audit Committee to obtain a fairness opinion or other third party support or advice);

•	would not impair or jeopardize the independence of an outside director; and

•	would not present an improper conflict of interest for any director or executive officer of CTI after taking into account the factors set forth below.

The Audit Committee takes into consideration all facts and circumstances when making a determination whether to approve or ratify a related person transaction, as applicable, including the following factors:

•	the related person’s relationship to CTI and interest in the related person transaction;

•	the material facts of the related person transaction, including the proposed aggregate value, purpose and proposed benefits to CTI;

•	the materiality of the related person transaction to the related person and CTI;

•	whether the related person transaction is on terms no less favorable to CTI than terms that could have been reached with an unrelated third party;

•	whether the related person transaction is in the ordinary course of CTI’s business;

•	whether the related person transaction would violate any provision of CTI’s Code of Conduct;

•	the effect of the related person transaction on CTI’s business and operations, including CTI’s internal control over financial reporting and system of disclosure controls and procedures;

•	whether the related person transaction was initiated by CTI or the related person; and

•	any other information regarding the related person transaction or the related person that would be material to investors in light of the circumstances of the particular related person transaction.

Transactions with Related Persons

Other than compensation agreements and other arrangements described under the sections entitled “Executive Compensation” beginning on page 34 of this Proxy Statement and “Compensation of Directors” beginning on page 24 of this Proxy Statement and the transaction described below, since February 1, 2011, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we have been or will be a participant:

•	in which the amount involved exceeded or will exceed $120,000; and

•	in which any director, nominee, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Augustus K. Oliver and A. Alexander Porter, Jr.

On May 21, 2007, Messrs. Oliver and Porter were elected by the Board as independent directors to fill vacant positions on the Board of Directors effective May 22, 2007. In conjunction with the election of Messrs. Oliver and Porter to the Board of Directors, CTI, Oliver Press Partners, LLC and certain of its affiliates (or OPP), entered into a letter agreement, dated May 22, 2007 (or the OPP Letter Agreement). Under the OPP Letter Agreement, OPP, which had initiated a shareholder solicitation process to call a special meeting of shareholders for the election of directors pursuant to Section 603 of the New York Business Corporation Law, agreed not to engage in such a solicitation prior to the next election of directors at an annual meeting. In addition, Mr. Oliver agreed to resign as a director if OPP ceases to own at least 50% of its holdings of CTI’s common stock on May 22, 2007. In view of his contributions as a member of the Board, on September 7, 2007, CTI waived the requirement that Mr. Oliver resign if OPP ceases to retain such level of stock holdings. Mr. Porter ceased to be a director of the Company as of November 16, 2011.

We do not believe that either Mr. Oliver or Mr. Porter had a material direct or indirect interest in this transaction.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the directors and executive officers of CTI and persons who own more than 10 percent of a registered class of CTI’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of CTI common stock and other equity securities. Directors, officers and beneficial owners of more than 10 percent of CTI’s common stock are required by SEC regulation to furnish CTI with copies of all Section 16(a) forms they file. To CTI’s knowledge, based solely on a review of the copies of such reports furnished to CTI and representations that no other reports were required, all Section 16(a) filing requirements were satisfied for the fiscal year ended January 31, 2012, except that a Form 4 was not timely filed by Dr. Matsliach relating to a purchase of common stock by CTI on December 3, 2011 to cover tax liabilities in connection with the delivery of shares in settlement of a DSU award.

SHAREHOLDER ACCESS TO BALLOT FOR 2013 ANNUAL MEETING

In general, our By-Laws provide proxy access to shareholders who beneficially own 5% or more of CTI’s outstanding common stock continuously for at least two years (as of both the date the written notice of the nomination is submitted to CTI and the record date for the meeting at which directors are to be elected) to nominate directors and include such nomination(s) in CTI’s proxy materials for a shareholder meeting for the election of directors. Shareholders who wish to nominate directors at an annual meeting must follow the requirements set forth in Article IV, Section 3 of our By-Laws. Generally, and among other things, shareholders must provide notice of nominations to the Corporate Secretary at 810 Seventh Avenue, New York, NY 10019 no later than January 18, 2013 to be considered timely for inclusion at our 2013 annual meeting.

SHAREHOLDER PROPOSALS FOR INCLUSION IN 2013 PROXY STATEMENT

If a shareholder intends to present any proposal for inclusion in the proxy statement in accordance with Rule 14a-8 promulgated under the Exchange Act for consideration at our annual meeting of shareholders to be held in 2013, shareholder proposals must be received at our principal executive offices no later than January 18, 2013. Any such proposal must also comply with applicable state law and the requirements of the rules and regulations promulgated by the SEC relating to shareholder proposals. Such proposals must be delivered to our Corporate Secretary at our principal executive office. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the Proxy Statement and proxy in accordance with regulations governing the solicitation of proxies.

OTHER SHAREHOLDER BUSINESS FOR PRESENTATION AT 2013 ANNUAL MEETING

In general, according to our By-Laws, we must receive other proposals of shareholders (including director nominations) intended to be presented at the 2013 annual meeting of shareholders but not included in the Proxy Statement at our principal executive offices on or before January 18, 2013. Such notice must be delivered to our Corporate Secretary at our principal executive offices and must comply with the requirements set forth in Article II, Section 6 or Article IV, Section 3, as applicable, of our By-Laws. Notice of any business to be brought before the 2013 annual meeting not received in accordance with the above standards may not be presented at the 2013 annual meeting of shareholders.

OTHER SHAREHOLDER COMMUNICATIONS

Shareholders may contact the Board electronically by sending an email to: boardofdirectors@comverse.com. Alternatively, shareholders can contact the Board by writing to: Board of Directors, Comverse Technology, Inc., 810 Seventh Avenue, New York, NY 10019. Communications received electronically or in writing are forwarded to the Chairman of the Board or other members of the Board as appropriate depending on the facts and circumstances outlined in the communication.

SHAREHOLDERS SHARING THE SAME ADDRESS

We have adopted a procedure called “householding.” Under this procedure, we are delivering only one copy of the annual report and proxy statement to multiple shareholders who share the same address and have the same last name, unless we have received contrary instructions from an affected shareholder. Shareholders who participate in householding will continue to receive separate proxy cards.

We will deliver promptly upon written or oral request a separate copy of the annual report and the proxy statement to any shareholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of the annual report or proxy statement, please submit your request to Broadridge Financial Solutions by calling 1-800-579-1639 or by following the instructions on your proxy card to request delivery of paper copies through the Internet or by e-mail, or in writing addressed to Comverse Technology, Inc., 810 Seventh Avenue, New York, NY 10019 Attn: Investor Relations.

If you are a holder of record and would like to receive a separate copy of the annual report or proxy statement in the future, please contact Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717, tel. 800-542-1061. You will be removed from the householding program within 30 days of your request.

Any shareholders of record who share the same address and currently receive multiple copies of our annual report and proxy statement who wish to receive only one copy of these materials per household in the future should contact Broadridge Householding Department at the contact information listed above to participate in the householding program.

A number of brokerage firms have instituted householding. If you hold your shares through a broker, bank or other nominee in “street name,” please contact such broker, bank or other nominee to request information about householding.

FORM 10-K

Our Annual Report on Form 10-K for the year ended January 31, 2012 (excluding all exhibits thereto), which was filed with the SEC on April 2, 2012, is being delivered to shareholders in connection with this proxy solicitation. Our Annual Report on Form 10-K and exhibits thereto are available free of charge from the SEC website, www.sec.gov. With the payment of an appropriate processing fee, we will provide copies of the exhibits to our Annual Report on Form 10-K. Please address all such requests to the Investor Relations department at our principal executive offices at 810 Seventh Avenue, New York, New York 10019.

OTHER MATTERS

Our Board knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as our Board may recommend.

We will pay the costs of soliciting proxies from shareholders. In addition to soliciting proxies by mail, our directors, executive officers and regular employees identified in Appendix A may solicit proxies, either personally, by facsimile or by telephone, on our behalf, without additional compensation, other than the time expended and telephone charges in making such solicitations. We have retained D.F. King & Co., Inc. to assist in the solicitation of proxies for a fee of $8,000, plus reimbursement of expenses. We will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the proxies. We will reimburse such brokerage houses and other persons for their reasonable expenses in connection with this distribution.

APPENDIX A

INFORMATION CONCERNING PARTICIPANTS

IN THE COMPANY’S SOLICITATION OF PROXIES

The following tables (“Directors” and “Officers and Employees”) set forth the name, principal business address and the present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which their employment is carried on, of our directors, officers and employees who, under the rules of the SEC, are considered to be “participants” in our solicitation of proxies from our shareholders in connection with the 2012 Annual Meeting.

Directors

The principal occupations of our directors who are considered “participants” in our solicitation are set forth under the section above titled “Proposal 1—Election of Directors” of this Proxy Statement. The business addresses of each of our directors and nominees is c/o Comverse Technology, Inc., 810 Seventh Avenue, New York, New York 10019. The names of our directors are as follows:

Name
Susan D. Bowick
Charles J. Burdick
Robert Dubner
Augustus K. Oliver
Theodore H. Schell
Mark C. Terrell

Officers and Employees

The names and principal occupations of our executive officers and employees who are considered “participants” in our solicitation of proxies are set forth below. The principal occupation refers to such person’s position with CTI, and the business address is c/o Comverse Technology, Inc., 810 Seventh Avenue, New York, New York 10019.

Name	Principal Occupation
John Bunyan	Senior Vice President, Strategy & Innovation
Charles J. Burdick	Chairman and Chief Executive Officer
Oded Golan	Senior Vice President, Chief Operating Officer of Comverse
Eric Koza	Senior Vice President, Corporate Development and Financial Strategy
Joel Legon	Senior Vice President and Interim Chief Financial Officer
Aharon Levy	Senior Vice President, BSS General Manager of Comverse
Gabriel Matsliach	Senior Vice President, Chief Product Officer of Comverse
Shefali A. Shah	Senior Vice President, General Counsel and Corporate Secretary
Philippe Tartavull	President and Chief Executive Officer of Comverse
Paul D. Baker	Vice President, Corporate Marketing and Corporate Communications

Information Regarding Ownership of the Company’s Securities by Participants

The shares of our common stock beneficially owned or held as of April 30, 2012 by the persons listed above under “Directors” and by Messrs. Golan, Legon and Levy and Dr. Matsliach are set forth in the section captioned “Beneficial Ownership of our Common Stock” of this Proxy Statement.

As of April 30, 2012, the following executive officers and employees beneficially owned the following shares of common stock:

Name	Shares of Common Stock Beneficially Owned
John Bunyan	106,023
Eric Koza (1)	26,000
Shefali A. Shah	87,900
Philippe Tartavull	—
Paul D. Baker (2)	110,515

(1)	The number of shares beneficially owned by Mr. Koza includes 26,000 shares of common stock deliverable in settlement of DSU awards that vest within 60 days of April 30, 2012.
(2)	The number of shares beneficially owned by Mr. Baker includes 81,250 shares of common stock issuable upon exercise of stock options that are currently exercisable.

Information Regarding Transactions in the Company’s Securities by Participants

The following table sets forth all transactions between April 30, 2010 and April 30, 2012 that may be deemed purchases and sales of shares of our common stock by the directors executive officers and other employees who are considered “participants.”

Name	Date	# of Shares, Stock Options or Stock Units	Description of Transaction
Susan D. Bowick	12/02/2010	7,853	Grant of deferred stock units (or DSUs)
	12/08/2011	18,026	Grant of restricted stock units (or RSUs)
	01/01/2012	(2,327)	Shares of common stock purchased by CTI to cover tax liabilities upon settlement of DSUs

Charles J. Burdick	10/14/2010	6,107	Grant of DSUs
	12/02/2010	27,487	Grant of DSUs
	03/15/2011	(3,500)	Shares of common stock purchased by CTI to cover tax liabilities upon settlement of DSUs
	04/29/2011	29,719	Grant of DSUs
	07/27/2011	140,397	Grant of DSUs
	10/05/2011	(4,027)	Shares of common stock purchased by CTI to cover tax liabilities upon settlement of DSUs
	01/01/2012	(11,758)	Shares of common stock purchased by CTI to cover tax liabilities upon settlement of DSUs
	04/30/2012	(11,913)	Shares of common stock purchased by CTI to cover tax liabilities upon settlement of DSUs
	04/30/2012	62,015	Grant of RSUs

Robert Dubner	12/02/2010	7,853	Grant of DSUs
	12/08/2011	18,026	Grant of RSUs
	01/01/2012	(2,719)	Shares of common stock purchased by CTI to cover tax liabilities upon settlement of DSUs

Augustus K. Oliver	12/02/2010	7,853	Grant of DSUs
	12/08/2011	18,026	Grant of RSUs

Theodore H. Schell	12/02/2010	7,853	Grant of DSUs
	03/15/2011	(3,822)	Shares of common stock purchased by CTI to cover tax liabilities upon settlement of DSUs

Name	Date	# of Shares, Stock Options or Stock Units	Description of Transaction
	10/05/2011	(3,902)	Shares of common stock purchased by CTI to cover tax liabilities upon settlement of DSUs
	12/08/2011	18,026	Grant of RSUs
	01/01/2012	(3,006)	Shares of common stock purchased by CTI to cover tax liabilities upon settlement of DSUs

Mark C. Terrell	12/02/2010	7,853	Grant of DSUs
	10/05/2011	(2,500)	Shares of common stock purchased by CTI to cover tax liabilities upon settlement of DSUs
	12/08/2011	18,026	Grant of RSUs
	01/01/2012	(1,964)	Shares of common stock purchased by CTI to cover tax liabilities upon settlement of DSUs

John Bunyan	12/31/2010	(14,605)	Shares of common stock purchased by CTI to cover tax liabilities upon settlement of DSUs
	03/03/2011	30,000	Grant of DSUs
	10/05/2011	(22,676)	Shares of common stock purchased by CTI to cover tax liabilities upon settlement of DSUs
	03/03/2012	(4,526)	Shares of common stock purchased by CTI to cover tax liabilities upon settlement of DSUs
	03/11/2012	(5,952)	Shares of common stock purchased by CTI to cover tax liabilities upon settlement of DSUs
	04/06/2012	(4,329)	Shares of common stock purchased by CTI to cover tax liabilities upon settlement of DSUs
	04/09/2012	40,000	Grant of RSUs

Oded Golan	09/01/2010	40,000	Grants of DSUs
	03/03/2011	60,000	Grant of DSUs
	07/27/2011	40,000	Grant of DSUs
	04/09/2012	70,000	Grant of RSUs

Eric Koza	06/21/2011	70,000	Grants of DSUs
	04/09/2012	60,000	Grant of RSUs

Joel Legon	10/10/2010	45,000	Grant of DSUs
	03/03/2011	40,000	Grant of DSUs
	10/05/2011	(7,565)	Shares of common stock purchased by CTI to cover tax liabilities upon settlement of DSUs
	10/10/2011	(6,198)	Shares of common stock purchased by CTI to cover tax liabilities upon settlement of DSUs
	02/23/2012	(2,685)	Shares of common stock purchased by CTI to cover tax liabilities upon settlement of DSUs
	03/03/2012	(5,772)	Shares of common stock purchased by CTI to cover tax liabilities upon settlement of DSUs
	03/11/2012	(2,598)	Shares of common stock purchased by CTI to cover tax liabilities upon settlement of DSUs
	04/09/2012	40,000	Grant of RSUs

Aharon Levy	03/27/2011	100,000	Grants of DSUs
	03/27/2012	(14,882)	Shares of common stock purchased by CTI to cover tax liabilities upon settlement of DSUs
	04/09/2012	40,000	Grant of RSUs

Name	Date	# of Shares, Stock Options or Stock Units	Description of Transaction
	04/13/2012	(17,274)	Shares of common stock purchased by CTI to cover tax liabilities upon settlement of DSUs

Gabriel Matsliach	12/31/2010	(1,884)	Shares of common stock purchased by CTI to cover tax liabilities upon settlement of DSUs
	03/03/2011	40,000	Grant of DSUs
	03/15/2011	(1,883)	Shares of common stock purchased by CTI to cover tax liabilities upon settlement of DSUs
	10/05/2011	(31,430)	Shares of common stock purchased by CTI to cover tax liabilities upon settlement of DSUs
	12/03/2011	(1,854)	Shares of common stock purchased by CTI to cover tax liabilities upon settlement of DSUs
	03/03/2012	(6,145)	Shares of common stock purchased by CTI to cover tax liabilities upon settlement of DSUs
	03/11/2012	(9,815)	Shares of common stock purchased by CTI to cover tax liabilities upon settlement of DSUs
	04/05/2012	(40,994)	Sale of shares in the public market
	04/06/2012	(2,181)	Shares of common stock purchased by CTI to cover tax liabilities upon settlement of DSUs
	04/09/2012	40,000	Grant of RSUs

Shefali A. Shah	12/31/2010	(9,485)	Shares of common stock purchased by CTI to cover tax liabilities upon settlement of DSUs
	03/03/2011	60,000	Grant of DSUs
	03/15/2011	(5,463)	Shares of common stock purchased by CTI to cover tax liabilities upon settlement of DSUs
	10/05/2011	(22,699)	Shares of common stock purchased by CTI to cover tax liabilities upon settlement of DSUs
	03/03/2012	(9,878)	Shares of common stock purchased by CTI to cover tax liabilities upon settlement of DSUs
	03/11/2012	(10,887)	Shares of common stock purchased by CTI to cover tax liabilities upon settlement of DSUs
	04/06/2012	(2,688)	Shares of common stock purchased by CTI to cover tax liabilities upon settlement of DSUs
	04/09/2012	60,000	Grant of RSUs

Paul D. Baker	12/31/2010	(1,391)	Shares of common stock purchased by CTI to cover tax liabilities upon settlement of DSUs
	03/03/2011	20,000	Grant of DSUs
	03/15/2011	(1,391)	Shares of common stock purchased by CTI to cover tax liabilities upon settlement of DSUs
	10/05/2011	(6,955)	Shares of common stock purchased by CTI to cover tax liabilities upon settlement of DSUs
	03/03/2012	(3,222)	Shares of common stock purchased by CTI to cover tax liabilities upon settlement of DSUs
	03/11/2012	(2,333)	Shares of common stock purchased by CTI to cover tax liabilities upon settlement of DSUs
	04/06/2012	(1,443)	Shares of common stock purchased by CTI to cover tax liabilities upon settlement of DSUs
	04/09/2012	12,500	Grant of RSUs

Miscellaneous Information Concerning Participants

Other than as described in this Appendix A or the Proxy Statement, to our knowledge, none of the participants (i) beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, any shares or other securities of CTI or any of its subsidiaries or (ii) has purchased or sold any of such securities within the past two years. Except as disclosed in this Appendix A or the Proxy Statement, to the best knowledge of the participants, none of their associates beneficially owns, directly or indirectly, any of our securities. Other than as disclosed in this Appendix A or the Proxy Statement, to our knowledge, neither we nor any of the participants has any substantial interests, direct or indirect, by security holding or otherwise, in any matter to be acted upon at the annual meeting or is or has been within the past year a party to any contract, arrangement or understanding with any person with respect to any of our securities, including, but not limited to, joint ventures, loan or option agreements, put or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies. Other than as set forth in this Appendix A or the Proxy Statement, to our knowledge, none of CTI, the participants or any of their associates has had or will have a direct or indirect material interest in any transaction or series of similar transactions since the beginning of our last fiscal year or any currently proposed transactions, or series of similar transactions, to which we or any of our subsidiaries was or is to be a party in which the amount involved exceeds $120,000.

Other than as set forth in this Appendix A or the Proxy Statement, to our knowledge, none of CTI, any of the participants or any of their associates has any arrangements or understandings with any person with respect to any future employment by us or our affiliates or with respect to any future transactions to which we or any of our affiliates will or may be a party.

COMVERSE TECHNOLOGY, INC. 810 SEVENTH AVENUE NEW YORK, NY 10019

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to vote your proxy until 11:59 p.m., New York City time, on June 27, 2012. Please have your proxy card in hand when you access the website and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to vote your proxy up until 11:59 p.m., New York City time, on June 27, 2012. Please have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 so that it is received by 10:00 a.m., New York City time, on June 28, 2012.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Comverse Technology, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials and annual reports electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M47156-P25178                    KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.         DETACH AND RETURN THIS PORTION ONLY

COMVERSE TECHNOLOGY, INC.				For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. _________________________________
The Board of Directors recommends a vote “FOR” each of the nominees listed in proposal 1 and “FOR” proposals 2 and 3.

1.	To elect six (6) Directors:
Nominees:
	01)	Susan D. Bowick
	02)	Charles J. Burdick
	03)	Robert Dubner
	04)	Augustus K. Oliver
	05)	Theodore H. Schell
	06)	Mark C. Terrell

								For	Against	Abstain

2.	To ratify the appointment of Deloitte & Touche LLP to serve as Comverse Technology, Inc.’s independent registered public accounting firm for the fiscal year ending January 31, 2013.							☐	☐	☐
3.	To approve, on a non-binding advisory basis, the compensation of Comverse Technology, Inc.’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion contained in the Proxy Statement.							☐	☐	☐

Note: In their discretion, the proxy holders are authorized to vote upon other business, if any, that may properly come before the Annual Meeting and any adjournments or postponements thereof.

(Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.)

Signature [PLEASE SIGN WITHIN BOX]			Date	Signature (Joint Owners)			Date

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING TO BE HELD ON JUNE 28, 2012:

The Notice of Annual Meeting of Shareholders, Proxy Statement and 2011 Annual Report are available at

www.proxyvote.com.

Please detach along perforated line and mail in the envelope provided

M47157-P25178

ANNUAL MEETING OF SHAREHOLDERS OF

COMVERSE TECHNOLOGY, INC.

JUNE 28, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The shareholder(s) of COMVERSE TECHNOLOGY, INC., a New York corporation, set forth on the reverse side, hereby appoint(s) Mr. Charles J. Burdick and Mr. Joel E. Legon, and each of them, jointly and severally, as proxies and attorneys-in-fact, with full power of substitution, on behalf and in name of the shareholder(s) set forth on the reverse side, to represent the shareholder(s) set forth on the reverse side at the 2012 Annual Meeting of Shareholders of Comverse Technology, Inc. to be held on June 28, 2012 at 10:00 a.m., New York City time, at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, NY 10153 and at any adjournments or postponements thereof, and to vote all shares of common stock which the shareholder(s) set forth on the reverse side would be entitled to vote, if personally present, on the matters set forth on the reverse side and, in accordance with their discretion, on any other business that may properly come before the meeting and any adjournments or postponements thereof and revoke(s) all proxies previously given by the shareholder(s) set forth on the reverse side with respect to the shares covered hereby.

This proxy will be voted as directed, or if no direction is indicated, will be voted FOR each of the nominees listed in Proposal 1 and FOR proposals 2 and 3 as specified on the reverse, and as said proxies deem advisable on such other matters as may properly come before the meeting and any adjournments or postponements thereof.

PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE
(Your vote by proxy must be returned prior to the annual meeting on June 28, 2012)